Exhibit 4.4

EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

among

GRIFOLS WORLDWIDE OPERATIONS LIMITED,

as Foreign Borrower,

GRIFOLS WORLDWIDE OPERATIONS USA, INC.

as U.S. Borrower,

GRIFOLS, S.A. AND CERTAIN SUBSIDIARIES OF GRIFOLS, S.A.,
as Guarantors,

VARIOUS LENDERS,

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent, Collateral Agent and Issuing Bank

NOMURA SECURITIES INTERNATIONAL, INC.,

as Sole Global Coordinator

NOMURA SECURITIES INTERNATIONAL, INC., BANCO BILBAO VIZCAYA ARGENTARIA, S.A., MORGAN STANLEY SENIOR FUNDING, INC., DEUTSCHE BANK SECURITIES INC. and HSBC SECURITIES (USA) INC.
as Joint Lead Arrangers and Joint Bookrunners

NOMURA SECURITIES INTERNATIONAL, INC., BANCO BILBAO VIZCAYA ARGENTARIA, S.A. and MORGAN STANLEY SENIOR FUNDING, INC.
as co-Syndication Agents

HSBC SECURITIES (USA) INC.
as Documentation Agent

Senior Secured Credit Facilities

Dated as of February 27, 2014

i

SCHEDULES:	1.01(a) Tranche A Term Loan Commitments
1.01(b) Tranche B Term Loan Commitments
1.01(c) Revolving Commitments
1.01(d) Agreed Security Principles
1.01(e) Mandatory Costs
	4.01	Jurisdictions of Organization and Qualification; Capital Structure
	4.02	Equity Interests and Ownership
	4.12	Real Estate Assets
	5.20	Post-Closing Matters
	6.01	Certain Indebtedness
	6.02	Certain Liens
	6.06	Certain Investments
10.01(a) Notice Addresses

EXHIBITS:	A-1	Borrowing Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B-1	Tranche A Term Loan Note
	B-2	Tranche B Term Loan Note
	B-3	Revolving Loan Note
	B-4	Swing Line Note
	B-5	Incremental Term Loan Note
	C-1	Compliance Certificate
	C-2	Guarantor Coverage Certificate
	D	Assignment Agreement
	E-1	Closing Date Certificate
	E-2	Solvency Certificate
	F	Counterpart Agreement
	G	U.S. Pledge and Security Agreement
	H	Mortgage

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of February 27, 2014, is entered into by and among GRIFOLS WORLDWIDE OPERATIONS LIMITED, a private company validly incorporated and existing under the laws of Ireland (the “Foreign Borrower”), GRIFOLS WORLDWIDE OPERATIONS USA, INC., a Delaware corporation and a wholly-owned Subsidiary of the Foreign Borrower (the “U.S. Borrower” and, together with the Foreign Borrower, the “Borrowers”),  GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”), as a Guarantor, and CERTAIN SUBSIDIARIES OF THE PARENT, as Guarantors, the Lenders party hereto from time to time, and DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrowers on the Closing Date consisting of $700,000,000 aggregate principal amount of Tranche A Term Loans, $3,250,000,000 aggregate principal amount of U.S. Tranche B Term Loans, €400,000,000 aggregate principal amount of Foreign Tranche B Term Loans, and up to $300,000,000 aggregate principal amount of Revolving Commitments, the proceeds of which will be used, together with the Interim Loans, to (i) repay the Refinanced Indebtedness and (ii) pay Transaction Costs related to the Loan Documents and the Interim Loan Agreement;

WHEREAS, each Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on (i) substantially all of the assets of such Borrower and (ii) a pledge of all of the Equity Interests in certain of its directly-owned Subsidiaries; and

WHEREAS, subject to the terms hereof and the limitations described herein, the Guarantors have agreed to guarantee the Obligations of the Borrowers hereunder;

WHEREAS, subject to the terms hereof and the limitations described herein, each of the U.S. Loan Parties has agreed to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests of certain of their respective Subsidiaries;

WHEREAS, subject to the terms hereof and the limitations described herein, the Parent and each of the other Spanish Loan Parties have agreed to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on certain of their respective assets, including a pledge of all of the Equity Interests of certain of their respective Subsidiaries (including a Lien on 100% of the Equity Interests of the Foreign Borrower).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS AND INTERPRETATION

Section 1.01                             Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Additional Debt” means one or more series of (A) senior unsecured notes or loans, (B) senior secured notes that will be secured by a Lien on the Collateral that ranks pari passu in right of security with the Obligations or (C) senior secured notes or loans that will be secured by a Lien on the Collateral that ranks junior to the Obligations; provided, that (1) such Indebtedness shall not require any scheduled payment of principal or mandatory redemption or redemption at the option of the holders thereof (except customary redemption provisions in respect of asset sales, changes in control or similar events) prior to 91 days after the latest maturity applicable to the Term Loans then outstanding, (2) the covenants and events of default and other terms of which (other than maturity, fees, discounts, interest rate, redemption terms and redemption premiums, which shall be determined in good faith by the Borrower Representative) shall be on market terms at the time of issuance (as determined in good faith by the Borrower Representative) of the Additional Debt, (3) any Person that Guarantees such Indebtedness shall be a Loan Party and (4) if such Indebtedness is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Parent or any of its Restricted Subsidiaries other than any asset constituting Collateral, the security agreements relating to such Indebtedness shall be substantially the same as the Security Documents and such Indebtedness shall be subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent.

“Adjusted Eurocurrency Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurocurrency Rate Loan, the interest rate determined by the Administrative Agent to be the applicable Screen Rate as of 11:00 a.m. (London, England time) on the Interest Rate Determination Date.  If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Administrative Agent, at which deposits (for delivery on the first day of such period) with a term equivalent to such period in the relevant currency, determined at approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date to first-class banks in the London Interbank Eurodollar market for such Interest Period for the applicable principal amount on such date of determination, multiplied by an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Group Member) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of any Group Member, threatened against or affecting any Group Member or any property of any Group Member.

“Affected Lender” has the meaning set forth in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 10.0% or more of the Securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise; provided, that no Agent or Lender shall be deemed to be an Affiliate of any Loan Party.

“Agent” means each of the Administrative Agent, the Collateral Agent, the Co-Syndication Agents and the Documentation Agent.

“Agent Affiliates” has the meaning set forth in Section 10.01(b)(iii).

“Aggregate Amounts Due” has the meaning set forth in Section 2.17.

“Aggregate Payments” has the meaning set forth in Section 7.02.

“Agreed Security Principles” means the security principles applicable to Foreign Loan Parties as set forth on Schedule 1.01(d).

“Agreement” means this Credit and Guaranty Agreement, dated as of February 27, 2014, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning set forth in Section 10.25.

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Revolving Commitment Period.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum applicable amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorized as such under Section 2.24, to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available by any Ancillary Lender in accordance with Section 2.24.

“Ancillary Lender” means each Lender (or Affiliate of a Lender) that makes available an Ancillary Facility in accordance with Section 2.24.

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force, the aggregate of the Dollar Equivalent or Euro Equivalent, as applicable, of the following amounts outstanding under such Ancillary Facility:  (a) the principal amount under each overdraft facility and on-demand short term loan facility (net of any credit balances on any account of the Foreign Borrower with the Ancillary Lender making available such Ancillary Facility to the extent that the credit balances are freely available to be set off by such Ancillary Lender against liabilities owed to it by that Borrower under such Ancillary Facility); (b) the face amount of each guaranty, bond and letter of credit under such Ancillary Facility and (c) the amount fairly representing the aggregate exposure (excluding interest and similar charges) of such Ancillary Lender under each other type of accommodation provided under such Ancillary Facility, in each of clauses (a) through (c), as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

“Anti-Terrorism Laws” has the meaning set forth in Section 4.22(a).

“Applicable Margin” means (a) with respect to the Revolving Loans and the Tranche A Term Loans, (i) 1.75% per annum, in the case of Base Rate Loans and (ii) 2.75% per annum, in the case of Eurocurrency Rate Loans and (b) with respect to the Tranche B Term Loans, (i) 2.00% per annum, in the case of Base Rate Loans and (ii) 3.00% per annum in the case of Eurocurrency Rate Loans.

“Applicable Reserve Requirement” means, at any time, for any Eurocurrency Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Rate Loans.  A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurocurrency Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Applicable Sweep Percentage” means (i) 50% if the Leverage Ratio as of the applicable date of determination is greater than or equal to 4.50:1.00, (ii) 25% if the Leverage Ratio as of the applicable date of determination is less than 4.50:1.00 but greater than or equal to 4.00:1.00, and (iii) 0.0% if the Leverage Ratio as of the applicable date of determination is less than 4.00:1.00.  The applicable date of determination for purposes of this definition shall be the most recently ended four-fiscal quarter period for which financial statements are available (determined for any such period by reference to the most recent Compliance Certificate delivered in accordance with Section 5.01(c) hereof).

“Approved Currency” means each of Dollars, Euro and any Other Foreign Currencies.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to Agents or to Lenders by means of electronic communications pursuant to Section 10.01(b).

“Arrangers” means each of Nomura Securities International, Inc., Banco Bilbao Vizcaya Argentaria, S.A., Morgan Stanley Senior Funding, Inc., Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc., in their respective capacities as joint lead arrangers.

“Asset Disposition” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than any Borrower or any Wholly-Owned Subsidiary Guarantor), in one transaction or a series of transactions, of all or any part of any Group Member’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of the Parent’s Subsidiaries, other than (a) inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), (b) worn out, obsolete, scrap or surplus assets in the ordinary course of business and (c) sales, leases or licenses of other assets for consideration of less than $25,000,000 with respect to any transaction or series of related transactions but in any event not to exceed $100,000,000 in the aggregate from the Closing Date.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by the Administrative Agent.

“Assignment Effective Date” has the meaning set forth in Section 10.06(b).

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease (including any sale leaseback transaction resulting in a Capital Lease) of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with IFRS.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer or any director, secretary or lawfully appointed attorney of a company.

“Available Amount” means, as of any date,

(a)                                 the Net Cash Proceeds received on or prior to the date of such determination of the Available Amount from the issuance or sale of Equity Interests in the Parent after December 31, 2013; plus

(b)                                 so long as the Parent and its Subsidiaries are in compliance with the financial covenant set forth in Section 6.07 on a pro forma basis as of the last day of the Fiscal Quarter most recently ended (determined for any such period by reference to the most recent Compliance Certificate delivered in accordance with Section 5.01(c) 50% of Cumulative CNI; less

(c)                                  the sum of any Available Amount or Cumulative CNI used to make Restricted Payments pursuant to Section 6.04(c), 6.04(d) and 6.04(e).

“Available Ancillary Commitment” means, in relation to any Ancillary Facility, an Ancillary Lender’s Ancillary Commitment, less the Ancillary Outstandings in relation to such Ancillary Facility.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00% and (c) the Adjusted Eurocurrency Rate that would be payable on a Eurocurrency Rate Loan commencing on such day with a one-month Interest Period, plus 1.00% (or if no Interest Period could commence on such day, the immediately preceding day on which such an Interest Period would commence).  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Board of Directors” means:  (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board of directors; (b) with respect to a partnership, the board of directors of the general partner of the partnership; (c) with respect to a limited liability company, the board of directors of the limited liability company or any committee of the limited liability company duly authorized to act on behalf of such board of directors; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Bookrunners” means each of Nomura Securities International, Inc., Banco Bilbao Vizcaya Argentaria, S.A., Morgan Stanley Senior Funding, Inc., Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc., in their respective capacities as bookrunners.

“Borrower Representative” means the Foreign Borrower in its capacity as representative of the U.S. Borrower as set forth in Section 2.28.

“Borrowers” has the meaning specified in the preamble hereto.

“Borrowing Notice” means a notice substantially in the form of Exhibit A-1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City or Ireland and:

(a)                                 if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)                                 if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer which utilizes a single shared platform and which was launched on 19 November 2007 (TARGET 2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro; provided, however, that any such day shall not be deemed to be a Business Day for purposes of this clause (b) if commercial banks are authorized to close, or are in fact closed, in London, England;

(c)                                  if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)                                 if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with IFRS is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance satisfactory to Administrative Agent and the applicable Issuing Bank (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral”

shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination, any of the following:  (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) certificates of deposit or bankers’ acceptances maturing within six months after its date of issuance or acceptance by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (ii) has Tier 1 capital of not less than $1,000,000,000 and (iii) has a rating of at least AA- from S&P and Aa3 from Moody’s; (d) any repurchase agreement entered into with any Lender or any commercial banking institution satisfying the criteria of clause (c) herein which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a)(i) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder; (e) commercial paper and variable fixed rate notes issued by any commercial banking institution satisfying the criteria of clause (c) herein or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than one year from the date of acquisition thereof; (f) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) through (e) above, (ii) has net assets of not less than $5,000,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s; and (g) instruments equivalent to those referred to in clauses (a) through (f) above denominated in Euro or any Other Foreign Currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for short term cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction, in each case which instruments or obligors (or the parents of such obligors) have comparable tenor and ratings described in such clauses or equivalent ratings from comparable foreign ratings agencies; provided, that in the case of any Investment by the Foreign Borrower or a Foreign Subsidiary, “Cash Equivalents” shall also include:  (A) direct obligations of the sovereign nation (or any agency thereof) in which the Foreign Borrower or such Foreign Subsidiary, as applicable, is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within 12 months after such date, (B) investments of the type and maturity described in clauses (a) through (g) above of the Foreign Borrower and any Foreign Subsidiaries, which Investments have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (C) shares of money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this definition (including this proviso).

“Cash Management Agreement” means any agreement or arrangement to provide treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer (including automated clearinghouse transfer services) and other cash management services.

“Change in Law” means (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any guideline, request or directive issued or made after the Closing Date by any central bank or other Governmental Authority (whether or not having the force of law; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued).

“Change of Control” means (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (i) shall have acquired beneficial ownership or control of 35% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of the Parent or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body) of the Parent; provided, that notwithstanding the foregoing clauses (i) and (ii), the Permitted Holders may, without effecting a Change of Control hereunder, beneficially own or control up to 50% on a fully diluted basis of the voting and/or economic interests in the Equity Interests of the Parent; (b) the majority of the seats (other than vacant seats) on the Board of Directors (or similar governing body) of the Parent cease to be occupied by Persons who either (i) were members of the Board of Directors of the Parent on the Closing Date or (ii) were nominated for election by the Board of Directors of the Parent, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; (c) the Parent shall own less than 100% of the Equity Interests of the Foreign Borrower; (d) the Foreign Borrower shall own less than 100% of the Equity Interests of the U.S. Borrower; or (e) any “change of control” (or similar event, however denominated) shall occur under and as defined in any indenture or any other agreement in respect of Material Indebtedness, including the Interim Loans or the Senior Notes, to which any Group Member is a party.

“Class” means (a) with respect to Lenders, each of the following classes of Lenders:  (i) Lenders having Tranche A Term Loan Exposure, (ii) Lenders having U.S. Tranche B Term Loan Exposure, (iii) Lenders having Foreign Tranche B Term Loan Exposure, (iv) Lenders having Revolving Exposure (including the Swing Line Lender) and (v) Lenders having Incremental Term Loan Exposure, and (b) with respect to Loans, each of the following classes of Loans:  (i) Tranche A Term Loans, (ii) U.S. Tranche B Term Loans, (iii)  Foreign Tranche B Term Loans, (iv) Revolving Loans (including Swing Line Loans), (v) each Series of

Incremental Term Loans, (vi) each Series of Extended Term Loans, (vii) each Series of Loans made in respect of Extended Revolving Commitments, (viii) each Series of Other Refinancing Term Loans and (ix) each Series of Other Refinancing Revolving Loans.

“Closing Date” means the date the conditions set forth in Section 3.01 and Section 3.02 are satisfied and the first funding occurs February 27, 2014).

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E-1.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Agent” has the meaning specified in the preamble hereto.

“Commitment” means any Revolving Commitment or Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §§ 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C-1.

“Confidential Information Memorandum” has the meaning set forth in Section 3.01(i)(ii)

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means (a) Consolidated Net Income of the Parent and its Subsidiaries (after any adjustment for profit and loss attributable to minority interests and capitalized interest), plus, to the extent deducted in determining Consolidated Net Income of the Parent and its Subsidiaries the sum, without duplication, of amounts for (i) all financial results including interest expense, amortization or write-off of debt discount, other deferred financing costs, other fees and charges associated with Indebtedness, (ii) any losses on ordinary course hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (iii) any foreign currency translation, transaction or exchange losses (including currency remeasurements of Indebtedness and any losses resulting from ordinary course hedging obligations or other derivative instruments for currency exchange risk), (iv) any loss of any equity-accounted investee in which the Parent or any of its Subsidiaries has a joint or minority interest, (v) expenses for taxes based on income or gain, (vi) depreciation, (vii) amortization, write-offs, write-downs, and other non-cash charges, losses and expenses, (viii) impairment of intangibles, including, without limitation, goodwill, (ix) non-recurring items (as determined in accordance with IFRS) realized other than in the ordinary course of business, without duplication, resulting in a loss, (x) fees and expenses incurred in connection with the Transactions or, to the extent permitted hereunder, any Permitted Acquisition, Investment, Asset

Disposition, or incurrence of Indebtedness, in each case, whether or not consummated, including such fees and expenses related to any offering of Additional Debt, any Credit Agreement Refinancing Indebtedness and any Permitted Refinancing Indebtedness, (xi) extraordinary, unusual, or non-recurring charges and expenses including transition, restructuring and “carveout” expenses and (xii) legal, accounting, consulting, and other costs and expenses relating to the Parent’s potential or actual issuance of Equity Interests, including without limitation an initial public offering of common stock, minus (b) to the extent included in consolidated income from operations, (i) interest income, (ii) non-recurring gains (as determined in accordance with IFRS) realized other than in the ordinary course of business, (iii) income or gains on ordinary course hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (iv)  foreign currency translation, transaction or exchange gains (including currency remeasurements of Indebtedness and any gains resulting from ordinary course hedging obligations or other derivative instruments for currency exchange risk), (v) any income of any equity-accounted investee in which the Parent or any of its Subsidiaries has a joint or minority interest, except to the extent of the amount of dividends or other distributions actually paid to the Parent or any Subsidiary by such Person during such period,  all calculated without duplication for the Parent and its Subsidiaries on a consolidated basis.

For purposes of the maximum Leverage Ratio and, solely in connection with the definition of “Incremental Amount” and Section 6.01(r), the Senior Secured Leverage Ratio, Consolidated Adjusted EBITDA shall be calculated pro forma for material acquisitions and disposals, such that Consolidated Adjusted EBITDA would be adjusted to (a) include net income before net interest expense, taxes, depreciation and amortization attributable to the acquired entity (or assets) prior to its becoming a member of the Group during the relevant period, and (b) exclude net income before net interest expense, taxes, depreciation and amortization attributable to the disposed of entity (or assets) prior to its being disposed of by the Group during the relevant period.  For the avoidance of doubt, such adjustment for material acquisitions and disposals shall not apply to the calculation of Consolidated Excess Cash Flow.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Group during such period determined on a consolidated basis that, in accordance with IFRS, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Group.

“Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with IFRS, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with IFRS, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any fiscal period, an amount (if positive) equal to Consolidated Adjusted EBITDA for such relevant period after, without duplication and excluding the Transaction Costs:

(a)                                 adding the amount of any decrease (and deducting the amount of any increase) in the Consolidated Working Capital Adjustment;

(b)                                 adding the amount of any cash receipts during the relevant period in respect of any Tax rebates or credits and deducting the amount actually paid or due and payable in respect of Taxes during that relevant period by any Group Member;

(c)                                  (i) adding (to the extent not already taken into account in determining Consolidated Adjusted EBITDA) the amount of any dividends or other profit distributions received in cash by any Group Member during the relevant period from any entity which is itself not a Group Member and (ii) deducting (to the extent not already deducted in determining Consolidated Adjusted EBITDA) the amount of any dividends or other profit distributions paid in cash during the relevant period to any shareholder in any Group Member which is itself not a Group Member;

(d)                                 adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not already included within Consolidated Current Assets or Consolidated Current Liabilities) and deducting the amount of any non-cash credits (which are not already included within Consolidated Current Assets or Consolidated Current Liabilities) in each case to the extent taken into account in establishing Consolidated Adjusted EBITDA;

(e)                                  deducting the amount of Consolidated Capital Expenditures actually made (or due to be made) during that relevant period by any Group Member, except to the extent funded from:

(i)                                     the Net Cash Proceeds of an Asset Disposition or the Net Cash Proceeds of a Casualty Event permitted to be retained for this purpose; or

(ii)                                  the issuance of Equity Interests of the Parent;

(f)                                   deducting the sum of (i) the aggregate of any cash consideration paid for, or the cash cost of, any Permitted Acquisitions and (ii) the amount of any cash Investments in a Joint Venture; and

(g)                                  deducting the sum, without duplication, of (i) the amounts for such period paid in cash from operating cash flow of scheduled repayments of Indebtedness for borrowed money and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), and (ii) consolidated cash interest expense.  For the avoidance of doubt, Consolidated Excess Cash Flow shall not be reduced by amounts used to purchase (or repay) Loans pursuant to Section 2.13(c) and repayments or prepayments of revolving loans will not be treated as scheduled repayments of Indebtedness.

“Consolidated Net Income” means, for any period, the total net income (or loss) attributable to the Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with IFRS (before any adjustment for profit and loss attributable to minority interests and capitalized interest) minus any after tax non-cash gains (or losses) attributable to Asset Dispositions or returned surplus assets of any Pension Plan.

“Consolidated Net Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all funded Indebtedness (including guarantees) of the Parent and its Subsidiaries determined on a consolidated basis in accordance with IFRS (exclusive of (i) any Contingent Liability in respect of any Letter of Credit and (ii) obligations in respect of derivative transactions that have not been terminated) minus the amount of unrestricted cash and Cash Equivalents of the Parent and its Subsidiaries determined on a consolidated basis in accordance with IFRS.

“Consolidated Senior Secured Debt” means, as at any date of determination, Consolidated Net Total Debt minus unsecured Indebtedness.

“Consolidated Total Assets” means as of any date of determination for any Person, the total assets of such Person and its Subsidiaries, determined in accordance with IFRS, as set forth on the consolidated balance sheet of such Person.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of the Group over Consolidated Current Liabilities of the Group.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.  In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period; provided, that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection).  The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation with respect thereto) be deemed to be the outstanding principal amount of the Indebtedness guaranteed thereby.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” has the meaning set forth in Section 7.02.

“Controlled Foreign Corporation” means any Subsidiary of a U.S. Loan Party that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Copyrights” has the meaning set forth in the U.S. Pledge and Security Agreement.

“Co-Syndication Agent” means each of Nomura Securities International, Inc., Banco Bilbao Vizcaya Argentaria, S.A. and Morgan Stanley Senior Funding, Inc., each in its capacity as Co-Syndication Agent.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Loan Party pursuant to Section 5.12.

“Credit Agreement Refinancing Indebtedness” means (i) Permitted Pari Passu Secured Refinancing Debt, (ii) Permitted Junior Secured Refinancing Debt, (iii) Permitted Unsecured Refinancing Debt or (iv) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans or existing Revolving Loans (or unused Revolving Commitments) of any Class or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (a) such Indebtedness has a later maturity and, except in the case of Other Refinancing Revolving Commitments, a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, (b) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Commitments, Incremental Revolving Commitments, Extended Revolving Commitments or Other Refinancing Revolving Commitments, the amount thereof) plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing (provided that the principal amount of such Indebtedness shall not include any principal constituting interest paid in kind), (c) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the incurrence or issuance of such Credit Agreement Refinancing Indebtedness and (d) the terms and conditions of such Indebtedness (except as otherwise provided in clause (a) above and with respect to pricing, premiums and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Loans or Commitments being refinanced (except for covenants or other provisions applicable only to periods after the latest maturity date at the time of incurrence of such Indebtedness).

“Credit Date” means the date of a Credit Extension (including the Closing Date).

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Cumulative CNI” means the Consolidated Net Income of the Group accrued since March 31, 2013 to the end of the most recently ended Fiscal Quarter of the Parent for which financial statements have been delivered in accordance with Section 5.01 hereof (or, in case such Consolidated Net Income is negative, minus 100% of such deficit).

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement whether exchange traded or over the counter derivative transaction, each of which is for the purpose of hedging the foreign currency risk associated with the operations of the Group and not for speculative purposes.

“DBNY” has the meaning specified in the preamble hereto.

“Debtor Relief Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, examinership, reorganization or similar debtor relief laws of the United States or other Relevant Jurisdiction from time to time in effect and affecting the rights of creditors generally.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.10.

“Defaulting Lender” means, subject to Section 2.22, any Lender that (a) has failed to fund any portion of its Revolving Commitment within three (3) Business Days of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) has notified the Borrower Representative, the Administrative Agent, the Issuing Bank, any Swingline Lender or any other Lender in writing, or has otherwise indicated through a public statement, that it does not intend to comply with its funding obligations hereunder and generally under agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after receipt of a written request from the Administrative Agent, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Commitments (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), (d) has otherwise failed to pay over to the Administrative Agent, the Collateral Agent, the Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within three (3) Business Days of the date when due, unless the subject of a good faith dispute or (e) after the date of this Agreement, has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22) upon delivery of written notice of such determination to the Borrower Representative, the Issuing Bank, each Swingline Lender and each Lender.

“Designated Gross Amount” has the meaning set forth in Section 2.24(b)(ii).

“Designated Net Amount” has the meaning set forth in Section 2.24(b)(ii).

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Parent or any other Subsidiary of the Parent in connection with an Asset Disposition that is designated as Designated Non-Cash Consideration pursuant to a certificate of the chief financial officer of the Parent setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Discharge of Obligations” means the payment in full in cash of all Obligations (other than contingent indemnification obligations not yet due and payable and obligations under Hedge Agreements), the termination, expiration or cancellation of all Commitments and all Letters of Credit (except to the extent such Letters of Credit have been cancelled or collateralized in a manner acceptable to the Issuing Bank).

“Disqualified Company” means any operating company which is a direct competitor of the Group identified to the Administrative Agent in writing prior to the Closing Date, and thereafter, upon the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), such additional bona fide operating companies which are direct competitors of the Group as may be identified in writing to the Administrative Agent from time to time; provided, that the names of all Disqualified Companies shall be available to any Lender that requests such names from the Administrative Agent in connection with a bona fide trade, or prospective trade, in Loans.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for scheduled payments or dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Tranche B Term Loan Maturity Date, except, in the case of clauses (a) and (b), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations, the cancellation or expiration of all Letters of Credit and the termination of the Commitments.

“Documentation Agent” means HSBC Securities (USA) Inc., in its capacity as Documentation Agent.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Dollar Equivalent” means, with respect to an amount denominated in Dollars, such amount, and with respect to an amount denominated in such Other Foreign Currencies, the equivalent in Dollars of such amount determined at the Exchange Rate on the applicable Valuation Date.  In making the determination of the Dollar Equivalent for purposes of determining the aggregate available Revolving Commitments on any Credit Date, the Administrative Agent shall use the Exchange Rate in effect at the date on which the applicable Borrower requests the extension of credit for such Credit Date pursuant to the provisions of this Agreement.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Eligible Assignee” means (a) any Lender, (b) an Affiliate of any Lender, (c) a Related Fund (any two (2) or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (d) any Person (other than a natural Person) that is engaged in making, purchasing, selling, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business or (e) a European Credit Management Limited (ECM) programme or other financial institution that is an “accredited investor” (as defined in Regulation D under the Securities Act) with a credit rating of at least P-2 or A-2 from either Moody’s or S&P, respectively; provided, that neither any Loan Party nor any Affiliate thereof, any Defaulting Lender, nor any Disqualified Company shall be an Eligible Assignee.

“Embargoed Person” means any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC or resides, is organized or chartered or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act or any other Requirement of Law.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Group or any of their respective ERISA Affiliates or with respect to which the Group or any of their respective ERISA Affiliates has or could reasonably be expected to have liability, contingent or otherwise, in each case, excluding any Foreign Plan.

“Environmental Claim” means any written notice, notice of violation, request for information, claim, action, suit, proceeding, demand, abatement order or other order, decree or directive (conditional or otherwise) by any Governmental Authority or any other Person, arising

(a) pursuant to any Environmental Law, (b) in connection with any actual or alleged violation of, or liability pursuant to, any Environmental Law, (c) in connection with any Hazardous Material, including the presence or Release of, or exposure to, any Hazardous Materials and any abatement, removal, remedial, corrective or other response action related to Hazardous Materials or (d) in connection with any actual or alleged damage, injury, threat or harm to health and safety (with respect to exposure to Hazardous Materials), natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal, state or local laws (including any common law), statutes, ordinances, orders, rules, regulations, judgments or any other binding requirements of Governmental Authorities relating to or imposing liability or standards of conduct with respect to (a) pollution or protection of the environment, (b) the generation, use, storage, transportation or disposal of, or exposure to, Hazardous Materials; or (c) occupational safety and health, industrial hygiene or the protection of human health (with respect to exposure to Hazardous Materials), in any manner applicable to any Group Member or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) solely for the purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such Pension Plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any Group Member or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Group Member or any of its Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on any Group Member or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of any Group Member or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan resulting in liability therefor to any Group Member, or the receipt by any Group Member or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the assertion of any material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against any Group Member or any of its ERISA Affiliates in connection with any Pension Plan; (i) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (j) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code with respect to any Pension Plan; (k) the occurrence of a non-exempt “prohibited transaction” with respect to which any Group Member is a “disqualified person” or a “party in interest” (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, respectively) or which would reasonably be expected to result in liability to any Group Member with respect to any Pension Plan or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code; or (l) the occurrence of any Foreign Plan Event.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states, being in part legislative measures to implement the European and Monetary Union as contemplated in the Treaty on European Union.

“Euro Equivalent” means, with respect to an amount denominated in Euro, such amount, and with respect to an amount denominated in Dollars or any Other Foreign Currency, the equivalent in Euro of such amount determined at the Exchange Rate on the applicable Valuation Date.  In making the determination of the Euro Equivalent for purposes of determining the aggregate available Revolving Commitments on any Credit Date, the Administrative Agent shall use the Exchange Rate in effect at the date on which a Borrower requests the extension of credit for such Credit Date pursuant to the provisions of this Agreement.

“Eurocurrency Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Event of Default” means any of the conditions or events set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Rate” means the rate at which any currency (the “Original Currency”) may be exchanged into Dollars, Euro or another currency (the “Exchanged Currency”), as set forth on such date on the relevant Reuters screen at or about 11:00 a.m. (London, England time) on such date.  In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” with respect to such Original Currency into such Exchanged Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower Representative or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such Original Currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the Exchanged Currency, with such Original Currency for delivery two (2) Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Swap Obligation” means, with respect to any Guarantor at any time, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means (a) any Tax imposed on the overall net income or net profits of a Person (including any branch profits or franchise tax or minimum tax imposed in lieu thereof) by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (including, in the case of a Lender, its applicable lending office) is located or with which that Person has a present or former connection (other than any connection arising from the acquisition and holding of any Loan or Commitment (including entering into or being a party to this Agreement), the receipt of payments relating thereto, and/or the exercise of rights and remedies under this Agreement or any other Loan Document), (b) with respect to any Lender of a Loan to the U.S. Borrower, any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in such Commitment pursuant to a law in effect on the date which (i) Lender acquires such interest in such Loan (other than pursuant to an assignment requested under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) with respect to any Lender of a Loan to the Foreign Borrower, any Irish withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in such Commitment pursuant to a law in effect on the date which (i) Lender acquires such interest in such Loan (other than pursuant to an assignment requested under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) Taxes attributable to such Lender’s failure to comply with Section 2.20 and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Grifols Credit Agreement” means that certain Amended and Restated Credit and Guaranty Agreement, dated as of November 23, 2010, among Grifols, Inc., as borrower, Grifols, S.A., as parent, certain subsidiaries of Parent party thereto, the lenders party thereto and Deutsche Bank AG New York Branch as Administrative Agent, as amended as of March 3, 2011, as further amended May 31, 2011 and as amended and restated February 29, 2012, and as further amended, restated, supplemented or otherwise modified through the date hereof.

“Existing Grifols Notes” means those certain 8.25% Senior Notes due 2018 issued by Grifols, Inc. a subsidiary of the Parent.

“Existing Interim Loan Agreement” means that certain Interim Loan Agreement, dated as of January 3, 2014, among Grifols, S.A., as the borrower, certain subsidiaries of the Parent party thereto, the lenders party thereto and Nomura Corporate Funding Americas LLC, as the administrative agent.

“Existing Revolving Commitments” has the meaning set forth in Section 2.27(c)(ii).

“Existing Term Loans” has the meaning set forth in Section 2.27(c)(ii).

“Extended Maturity Date” has the meaning set forth in Section 2.27(a).

“Extended Revolving Commitments” has the meaning set forth in Section 2.27(c)(ii).

“Extended Revolving Loans” means Revolving Loans made by one or more Lenders to the Foreign Borrower pursuant to Section 2.27.

“Extended Term Loans” has the meaning set forth in Section 2.27(c)(ii).

“Extension” has the meaning set forth in Section 2.27(a).

“Extension Amendment” has the meaning set forth in Section 2.27(e).

“Extension Offer” has the meaning set forth in Section 2.27(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Group Member or any of its predecessors or Affiliates.

“Fair Share” has the meaning set forth in Section 7.02.

“Fair Share Contribution Amount” has the meaning set forth in Section 7.02.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements entered into thereunder (and any foreign legislation implemented to give effect to such intergovernmental agreements) and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FDA” has the meaning set forth in Section 4.14(e).

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated as of February 27, 2014, by and among the Parent, the Foreign Borrower and each of the Arrangers.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Parent that such financial statements fairly present, in all material respects, the financial condition of the Group at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Group ending on December 31 of each calendar year.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Currency Equivalent” means, with respect to an amount denominated in any Other Foreign Currency, such amount, and with respect to an amount denominated in Dollars or Euro, the equivalent in such Other Foreign Currency of such amount determined at the Exchange Rate on the applicable Valuation Date.

“Foreign Borrower” has the meaning specified in the preamble hereto.

“Foreign Law Security Documents” means each of the Spanish Security Documents and the Irish Security Documents.

“Foreign Loan Party” means any Loan Party other than a U.S. Loan Party.

“Foreign Offer” has the meaning set forth in Section 2.13(c)(i).

“Foreign Offer Loans” has the meaning set forth in Section 2.13(c)(i).

“Foreign Pension Plan” means any Foreign Plan which provides, or results in, retirement benefits in the form of contribution payments or benefit accrual, and which plan is not subject to ERISA or the Code.

“Foreign Plan” means any material written employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party or any of their respective Subsidiaries with respect to employees employed outside the United States.

“Foreign Plan Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities materially in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure in any material respect to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of liability by any Loan Party or any their respective Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any material transaction that is prohibited under any applicable law and that would reasonably be expected to result in the incurrence of any material liability by any Loan Party or any of their respective Subsidiaries, or the imposition on any Loan Party or any of their respective Subsidiaries of any material fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Foreign Tranche B Term Loan” means a Tranche B Term Loan denominated in Euro and made by a Lender to the Foreign Borrower pursuant to Section 2.01(b)(ii).

“Foreign Tranche B Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Foreign Tranche B Term Loan and “Foreign Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Foreign Tranche B Term Loan Commitment, if any, is set forth on Schedule 1.01(b) or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof; provided that the Administrative Agent shall retain sole discretion to update such signature page to accurately reflect the amount of such Lender’s Foreign Tranche B Term Loan Commitment as of the Closing Date.  The aggregate amount of the Foreign Tranche B Term Loan Commitments as of the Closing Date is €400,000,000.

“Foreign Tranche B Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Foreign Tranche B Term Loans of such Lender; provided, that at any time prior to the making of the Foreign Tranche B Term Loans, the Foreign Tranche B Term Loan Exposure of any Lender shall be equal to such Lender’s Foreign Tranche B Term Loan Commitment.

“FQ1”, “FQ2”, “FQ3” and “FQ4” mean, when used with a numerical year designation, the first, second, third or fourth Fiscal Quarters, respectively, of the designated Fiscal Year of the Parent (e.g., FQ4 2010 means the fourth Fiscal Quarter of the Parent’s 2010 Fiscal Year, which ends December 31, 2010).

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Obligations with respect to Letters of Credit issued by the Issuing Bank other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funding Guarantor” has the meaning set forth in Section 7.02.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, provincial, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, a foreign entity or government, or a supranational authority, including without limitation, the European Union.

“Governmental Authorization” means any permit, license, authorization, certification, registration, approval, clearance, plan, directive, marking, consent order or consent decree of or from any Governmental Authority.

“Group” means, collectively, the Parent and its Restricted Subsidiaries and Unrestricted Subsidiaries.

“Group Member” means the Parent or any of its Restricted Subsidiaries or Unrestricted Subsidiaries.

“Guaranteed Obligations” has the meaning set forth in Section 7.01.

“Guarantor” means the Parent, the U.S. Borrower (solely in respect of the Obligations of the Foreign Borrower), the Foreign Borrower (solely in respect of the Obligations of the U.S. Borrower), any Significant Subsidiary and any other Person that joins this Agreement as a guarantor pursuant to the terms hereof.

“Guarantor Coverage Certificate” means a Guarantor Coverage Certificate substantially in the form of Exhibit C-2.

“Guaranty” means the guaranty of each Guarantor set forth in Article VII.

“Hazardous Materials” means any pollutant, contaminant, chemical, waste, material or substance, exposure to which or Release of which is prohibited, limited or regulated, by any Environmental Laws, including petroleum, petroleum products, asbestos, urea formaldehyde, radioactive materials, polychlorinated biphenyls (“PCBs”) and toxic mold.

“Health Care Laws” has the meaning set forth in Section 4.14(a).

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement in each case, whether exchange traded or over the counter, entered into with a Lender Counterparty.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (a) audited consolidated financial statements of the Parent consisting of balance sheets as of December 31, 2012 and an income statement and statements of stockholders’ equity and cash flows for fiscal years 2010, 2011 and 2012 and an unqualified audit report relating thereto and, (b) unaudited financial statements of the Parent and its Subsidiaries as of the most recent Fiscal Quarter ended after the date of the most recent audited financial statements and at least forty-five (45) days prior to the Closing Date consisting of a balance sheet and an income statement and statements of stockholders’ equity and cash flows for the three, six or nine month period, as applicable, ending on such date, and, in the case of clauses (a) and (b), certified by the chief financial officer of the Parent that they fairly present, in all material respects, the financial condition of the Parent as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“IFRS” means, subject to the limitations on the application thereof set forth in Section 1.02, International Financial Reporting Standards in effect as of the date of determination thereof consistency applied.

“Increased Amount Date” has the meaning set forth in Section 2.25(a).

“Increased-Cost Lender” has the meaning set forth in Section 2.23.

“Incremental Amount” means, at any time, the maximum amount of Incremental Revolving Commitments and Incremental Term Loan Commitments that could be incurred at such time such that, on a pro forma basis as of the last day of the most recently ended Fiscal Quarter after giving effect to such Incremental Revolving Commitments or Incremental Term Loan Commitments, the Parent’s Senior Secured Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered in accordance with Section 5.01(c) hereof) as of such day shall not be greater than 4.50:1.00 (assuming that (x) any such Incremental Revolving Commitments are fully drawn and (y) the proceeds of such Incremental Revolving Commitments or Incremental Term Loan Commitments are not included as unrestricted cash in the definition of “Consolidated Net Total Debt”).

“Incremental Revolving Commitments” has the meaning set forth in Section 2.25(a).

“Incremental Revolving Loan” has the meaning set forth in Section 2.25(b).

“Incremental Revolving Loan Lender” has the meaning set forth in Section 2.25(a).

“Incremental Term Loan” has the meaning set forth in Section 2.25(c).

“Incremental Term Loan Commitments” has the meaning set forth in Section 2.25(a).

“Incremental Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Incremental Term Loans of such Lender.

“Incremental Term Loan Lender” has the meaning set forth in Section 2.25(a).

“Incremental Term Loan Maturity Date” means the date on which Incremental Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“Incremental Term Loan Note” means a promissory note in the form of Exhibit B-5, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money to the extent such indebtedness would be considered indebtedness for borrowed money in accordance with IFRS; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with IFRS; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations (excluding any such obligations incurred under ERISA), which purchase price is (i) due more than twelve (12) months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all indebtedness (excluding prepaid interest thereon) secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided, that any Indebtedness pursuant to this clause (e) shall in each case be limited to the lower of the amount of the indebtedness secured and the fair market value of the property or asset; (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (g) Disqualified Equity Interests; (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), comaking, discounting with recourse or sale with recourse by such Person of the obligation of another; (i) all net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and any Currency Agreement, in each case, whether entered into for hedging or speculative purposes; provided, that in no event shall obligations under any derivative transaction be deemed “Indebtedness” for any purpose under Section 6.07 unless such obligations relate to a derivatives transaction which has been terminated; (j) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any portion thereof sold solely for purposes of collection of delinquent accounts; and (k) any Contingent Liability with respect to the foregoing.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other necessary response action related to the Release or presence of any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including any of the foregoing in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Group Member, its Affiliates or any other Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) any fee or engagement letter delivered by any Agent or any Lender to the Parent and/or any Borrower with respect to the transactions contemplated by this Agreement; (c) any Environmental Claim relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any Group Member; or (d) any Loan or the use of proceeds thereof.

“Indemnified Taxes” means any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning set forth in Section 10.03(a).

“Installment” has the meaning set forth in Section 2.12(a).

“Intellectual Property” means all intellectual property (and the collective reference to all rights, priorities and privileges relating thereto), whether arising under the United States, multinational or foreign laws or otherwise, including without limitation, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, and Trade Secret Licenses (as each such term is defined in the U.S. Pledge and Security Agreement), and the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Loan Party in any Material Intellectual Property.

“Intellectual Property Security Agreements” has the meaning set forth in the U.S. Pledge and Security Agreement.

“Interest Payment Date” means with respect to (a) any Loan that is a Base Rate Loan (including any Swing Line Loan), each March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 2014, and the final maturity date of such Loan (or if such date is not a Business Day, the immediately preceding Businss Day); and (b) any Loan that is a Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan; provided, that in the case of each Interest Period of longer than three (3) months “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurocurrency Rate Loan, an interest period of one, two, three or six months (or, (i) if available to all of the applicable Lenders, twelve months or (ii) if agreed to by the Administrative Agent in its sole discretion, such other period less than one month), as selected by the applicable Borrower in the applicable Borrowing Notice or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, that (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period in respect of a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (iii) and (iv) of this definition, end on the last Business Day of a calendar month; (iii) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity Date; and (iv) no Interest Period with respect to any portion of any Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement whether exchange traded or over the counter derivative transaction, each of which is for the purpose of hedging the interest rate exposure associated with the operations of the Group and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Interim Loan Agreement” means the Interim Loan Agreement, dated as of February 27, 2014, among the Foreign Borrower, certain subsidiaries of the Parent party thereto, the lenders party thereto and Deutsche Bank AG Cayman Islands Branch, as the administrative agent.

“Interim Loans” means the loans made to the Foreign Borrower pursuant to the Interim Loan Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the Closing Date and from time to time hereafter, and any successor statute.

“Investment” means (a) any direct or indirect purchase or other acquisition by any Group Member, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Parent from any Person (other than the Parent or any Guarantor), of any Equity Interests of such Person; (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by any Group Member to any other Person (other than the Parent or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (d) all investments consisting of any exchange traded or over-the-counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes.  The amount of any Investment of the type described in clauses (a), (b) and (c) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Irish Security Documents” means the Irish law governed security documents to be entered into by any Loan Party creating or expressed to create a security over all or any part of the assets or Equity Interests of the Foreign Borrower in respect of the Obligations of each Loan Party under the Loan Documents.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuing Bank” means Deutsche Bank AG New York Branch, as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity.

“Joinder Agreement” means a joinder agreement in a form acceptable to the applicable Borrower and the Administrative Agent pursuant to which Incremental Term Loan Commitments and Incremental Revolving Commitments may be effected pursuant to Section 2.25.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Judgment Currency” has the meaning set forth in Section 10.25.

“Junior Intercreditor Agreement” means a “junior lien” intercreditor agreement among the Administrative Agent and the holders of Permitted Junior Secured Refinancing Debt (or their representative) in form and substance reasonably satisfactory to the Administrative Agent.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.  Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swing Line Lender.

“Lender Counterparty” means each Lender, each Agent, each Arranger and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent, a Lender or an Arranger, as the case may be), whether such Hedge Agreement is entered into before or after the Closing Date.

“Letter of Credit” means any commercial or standby letter of credit issued or to be issued by the Issuing Bank on behalf of the Foreign Borrower under the Revolving Commitment pursuant to this Agreement.

“Letter of Credit Sublimit” means the lesser of (a) $50,000,000 and (b) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (a) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Bank and not theretofore reimbursed by or on behalf of the Foreign Borrower.

“Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated Net Total Debt as of such day to (b) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Lien” means (a) any lien, mortgage, pledge, assignment or transfer for security purpose, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title (or extended title) retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Tranche A Term Loan, a Tranche B Term Loan, a Revolving Loan, a Swing Line Loan, an Incremental Term Loan and an Incremental Revolving Loan, which (a) in the case of Loans denominated in Dollars, may be a Base Rate Loan or a Eurocurrency Rate Loan and (b) in the case of Loans denominated in Euro or an Other Foreign Currency, shall be a Eurocurrency Rate Loan.

“Loan Document” means any of this Agreement, the Notes, if any, the Security Documents, any Joinder Agreement, Extension Amendment or Refinancing Amendment, any intercreditor agreements or subordination agreement, and any other documents or certificates executed by the Borrowers in favor of the Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of any Agent, the Issuing Bank or any Lender in connection herewith on or after the Closing Date (including, without limitation, the Fee Letter).

“Loan Party” means each Borrower and each Guarantor.

“Loan Party Products” has the meaning set forth in Section 4.14(f).

“Mandatory Costs” means the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 1.01(e) hereto.

“Market Disruption” means any Interest Rate Determination Date on which (a) the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), with respect to any Eurocurrency Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurocurrency Rate, or (b) before the close of business in London on such Interest Rate Determination Date, the Administrative Agent receives notifications from a Lender or Lenders (whose aggregate exposure in respect of any Class of Loans exceeds 50% of that Class of Loan) that the cost to it of obtaining matching deposits in the London interbank market would be in excess of the Adjusted Eurocurrency Rate.

“Material Adverse Effect” means the existence of events, conditions and/or contingencies that have had or are reasonably likely to have (i) a material adverse effect on the business, operations, properties, assets or financial condition of the Group, taken as a whole, or (ii) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to, the Lenders, the Administrative Agent or the Collateral Agent under any Loan Document.

“Material Company” means any Group Member that has (a) earnings before interest, tax, depreciation and amortization (calculated on the same basis as the defined term “Consolidated Adjusted EBITDA”) representing 7.5% or more of Consolidated Adjusted EBITDA or (b) Consolidated Total Assets representing 7.5% or more of the Consolidated Total Assets of the Group, calculated on a consolidated basis.  For this purpose:

(a)                                 the (i) earnings before interest, tax, depreciation and amortization and (ii) Consolidated Total Assets of a Subsidiary will be determined from its financial statements (consolidated if it has Subsidiaries) upon which the latest audited financial statements of the Group have been based;

(b)                                 if a Subsidiary becomes a Group Member after the date on which the latest audited financial statements of the Group have been prepared, the (i) earnings before interest, tax, depreciation and amortization or (ii) Consolidated Total Assets of that Subsidiary will be determined from its latest audited financial statements (consolidated if it has Subsidiaries);

(c)                                  the (i) Consolidated Adjusted EBITDA will be determined from the Group’s latest audited financial statements, adjusted (where appropriate) to reflect the earnings before interest, tax depreciation and amortization or Consolidated Total Assets of any company or business subsequently acquired or disposed of and (ii) Consolidated Total Assets of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the earnings before interest, tax depreciation and amortization or Consolidated Total Assets of any company or business subsequently acquired or disposed of; and

(d)                                 if a Material Company disposes of all or substantially all of its assets to another Group Member, it will immediately cease to be a Material Company and the other Group Member (if it is not already) will immediately become a Material Company; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Companies or not.

“Material Contract” means any contract, license, co-existence agreement, covenant, instrument or other arrangement to which any Group Member is a party (other than the

Loan Documents) for which breach, non-performance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Group Members in an individual principal amount (or Net Mark-to-Market Exposure) of $250,000,000 or more.

“Material Intellectual Property” means any Intellectual Property that is material to the business of any Group Member.

“Material Real Estate Asset” means any fee-owned Real Estate Asset located in the United States having a fair market value in excess of $50,000,000 as of the date of the acquisition thereof; provided, that notwithstanding the foregoing, each of the properties listed on Schedule 4.12 that is identified as a Material Real Estate Asset as of the Closing Date (after giving pro forma effect to the Transactions) shall be deemed to be a Material Real Estate Asset.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103.0% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the applicable Issuing Bank in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means one or more instruments of mortgage or deeds of trust substantially in the form of Exhibit H, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Mortgaged Property” has the meaning set forth in Section 5.13.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Group in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Cash Proceeds” means (a) with respect to any Asset Disposition, an amount equal to:  (i) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by any Group Member from such Asset Disposition, minus (ii) any bona fide costs incurred in connection with such Asset Disposition, including (A) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Disposition,

(B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Disposition and (C) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Disposition undertaken by any Group Member in connection with such Asset Disposition; (b) (i) any cash payments or proceeds received by any Group Member (A) under any casualty insurance policy in respect of a covered loss thereunder or (B) as a result of the taking of any assets of any Group Member by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (A) any actual and reasonable costs incurred by any Group Member in connection with the adjustment or settlement of any claims of such Group Member in respect thereof, and (B) any bona fide direct costs incurred in connection with any sale of such assets as referred to in the preceding clause (b)(i)(B), including income taxes payable as a result of any gain recognized in connection therewith; (c) with respect to any issuance or incurrence of Indebtedness (other than in connection with a Qualified Securitization Financing) or any sale of Equity Interests, the cash proceeds thereof, net of underwriting discounts and commissions and other costs and expenses associated therewith, including legal fees and expenses; and (d) with respect to any issuance or incurrence of Indebtedness in connection with a Qualified Securitization Financing, the cash proceeds thereof, net of any related Securitization Fees and other costs and expenses associated therewith, including legal fees and expenses, received directly or indirectly from time to time in connection with such Qualified Securitization Financing from Persons that are not Securitization Subsidiaries, including any such cash proceeds received in connection with an increase in the outstanding program or facility amount with respect to such Qualified Securitization Financing, but excluding any cash collections from the Securitization Assets backing such Qualified Securitization Financing that are reinvested (or deemed to be reinvested) by such Persons in additional Securitization Assets without any increase in the Indebtedness outstanding in connection with such Qualified Securitization Financing.

“Net Cash Proceeds of a Casualty Event” means any Net Cash Proceeds of the type described in clause (b) of the definition thereof.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (k) of the definition thereof.  As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).

“Non-Consenting Lender” has the meaning set forth in Section 2.23.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-U.S. Lender” has the meaning set forth in Section 2.20(c)(iii).

“Note” means a Tranche A Term Loan Note, a Tranche B Term Loan Note, an Incremental Term Loan Note, a Revolving Loan Note or a Swing Line Note.

“Notice” means a Borrowing Notice, an Issuance Notice, or a Conversion/ Continuation Notice.

“Obligations” means all obligations of every nature of each Loan Party, including obligations from time to time owed to Agents (including former Agents), the Arrangers, Bookrunners, Lenders or any of them and Lender Counterparties, under any Loan Document or Hedge Agreement, Cash Management Agreement or Treasury Transaction whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise, excluding, with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor.

“Obligee Guarantor” has the meaning set forth in Section 7.07.

“OFAC” has the meaning set forth in Section 4.22(b).

“Offer” has the meaning set forth in Section 2.13(c)(i).

“Offer Loans” has the meaning set forth in Section 2.13(c)(i).

“Organizational Documents” means with respect to any Person all formation, organizational and governing documents, instruments and agreements, including (a) with respect to any corporation, its certificate or articles of incorporation or organization, its by-laws, any memorandum of incorporation or other constitutional documents, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement and (d) with respect to any limited liability company, its certificate of incorporation, certificate of incorporation or formation (and any amendments thereto) on change of name (if any), its memorandum and articles of association (if any), its articles of organization (if any), the shareholders’ list (if any) and its limited liability company agreement or operating agreement.  In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Applicable Indebtedness” has the meaning set forth in Section 2.15(b).

“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Foreign Currency” means any lawful currency (other than Euro or Dollars) approved by, in the case of any borrowing of Revolving Loans (or issuance of Letters of Credit), all of the Lenders holding Revolving Commitments; provided in each case that such currency is freely available, freely transferable and freely convertible into Dollars.

“Other Refinancing Commitments” means the Other Refinancing Revolving Commitments and the Other Refinancing Term Commitments.

“Other Refinancing Loans” means the Other Refinancing Revolving Loans and the Other Refinancing Term Loans.

“Other Refinancing Revolving Commitments” means one or more Classes of Revolving Commitments hereunder or Extended Revolving Commitments that result from a Refinancing Amendment.

“Other Refinancing Revolving Loans” means the Revolving Loans made pursuant to any Other Refinancing Revolving Commitment.

“Other Refinancing Term Commitments” means one or more Classes of Term Loan Commitments hereunder that result from a Refinancing Amendment.

“Other Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Other Taxes” means any and all present or future stamp, notarization, registration, or documentary Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parallel Debt” means any amount that a Loan Party owes to the Collateral Agent under Section 9.15.

“Parent” has the meaning specified in the preamble hereto.

“Pari Passu Intercreditor Agreement” means a “pari passu” intercreditor agreement among the Administrative Agent and the holders of Permitted Pari Passu Secured

Refinancing Debt (or their representative) in form and substance reasonably satisfactory to the Administrative Agent.

“Participant Register” has the meaning set forth in Section 10.06(h)(iv).

“Patents” has the meaning set forth in the U.S. Pledge and Security Agreement.

“PATRIOT Act” has the meaning set forth in Section 3.01(u).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 or Section 430 of the Internal Revenue Code or Section 302 or Section 303 of ERISA.

“Perfection Certificate” means a certificate in form satisfactory to the Collateral Agent that provides information with respect to the personal or mixed property of each Loan Party.

“Permitted Acquisition” means any acquisition by the Parent or any of its Wholly Owned Subsidiaries, whether by purchase, merger, exclusive inbound license, transfer of rights under Copyright or otherwise, of Equity Interests in, or all or substantially all of the assets of (or all or substantially all of the assets constituting a business line or unit or a division of), any Person; provided, that:

(a)                                 immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)                                 all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(c)                                  in the case of the acquisition of Equity Interests in a Person, such Person shall, upon the consummation of such acquisition, be a Restricted Subsidiary and the Parent shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Parent, each of the actions set forth in Sections 5.11, 5.12 and/or 5.13, as applicable;

(d)                                 any Person or assets or division as acquired in accordance herewith shall be in the same business or lines of business in which the Group was engaged as of the Closing Date or any business reasonably similar, related, complementary or ancillary thereto;

(e)                                  the Group shall be in compliance with the financial covenant set forth in Section 6.07 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended; and

(f)                                   the Borrower Representative shall have delivered to the Administrative Agent at least three (3) Business Days (or such shorter time as may be agreed by the

Administrative Agent) prior to such proposed acquisition where the value of the consideration to be paid by the Parent or any of its Wholly-Owned Subsidiaries exceeds $400,000,000, (A) a Compliance Certificate delivered in accordance with Section 5.01(c) evidencing compliance with Section 6.07 as required under clause (e) above and (B) all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.07 and (C) promptly upon request by the Administrative Agent, quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve-month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available.

“Permitted Dividend” means any dividends declared or paid to the shareholders of the Parent in accordance with the terms of this Agreement.

“Permitted Holders” means, collectively, the members of the Grifols family, holding directly or indirectly.

“Permitted Junior Secured Refinancing Debt” means secured Indebtedness incurred by the applicable Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and is not secured by any property or assets of the Parent or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than customary offers to repurchase upon a change of control or asset sale, in each case, after giving effect to such offers under this Agreement) prior to 91 days after the latest maturity date of any Term Loans or any Permitted Pari Passu Secured Refinancing Debt at the time such Indebtedness is incurred, (iv) the security documents relating to such Indebtedness are substantially the same as the Security Documents, (v) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and (vi) the holders of such Indebtedness (or their representative) and the Administrative Agent shall have become party to or otherwise subject to the provisions of a Junior Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Junior Secured Refinancing Debt incurred by the Foreign Borrower, then the Foreign Borrower, the other Loan Parties, the Administrative Agent and such holders (or their representative) of such Indebtedness shall have executed and delivered a Junior Intercreditor Agreement.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.02.

“Permitted Pari Passu Secured Refinancing Debt” means any secured Indebtedness incurred by the applicable Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations is not secured by any property or assets of the Parent or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than customary offers to repurchase upon a change of control or asset sale, in each case, after giving effect to such offers under this Agreement) prior to the latest maturity date of any Term Loans or any other Permitted Pari Passu Secured Refinancing Debt at the time such Indebtedness is incurred, (iv) the security documents relating to such Indebtedness are substantially the same as the Security Documents, (v) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and (vi) the holders of such Indebtedness (or their representative) and the Administrative Agent shall have become party to or otherwise subject to the provisions of a Pari Passu Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Pari Passu Secured Refinancing Debt incurred by the Foreign Borrower, then the Foreign Borrower, the other Loan Parties, the Administrative Agent and such holders (or their representative) of such Indebtedness shall have executed and delivered a Pari Passu Intercreditor Agreement.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except by virtue of amortization of or prepayment of Indebtedness prior to such date of determination); (c) at the time thereof, no Default or Event of Default shall have occurred and be continuing; (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (e) the original obligors in respect of such Indebtedness being modified, refinanced, refunded, renewed or extended remain the only obligors thereon; and (f) the terms and conditions of any such modification, refinancing, refunding, renewal or extension, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the applicable Borrower in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness (i) constitutes Credit Agreement Refinancing Indebtedness, (ii) does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than customary offers to repurchase upon a change of control or asset sale, in each case, after giving effect to such offers under this Agreement) prior to 91 days after the latest maturity date of any Term Loans or any Permitted Pari Passu Secured Refinancing Debt at the time such Indebtedness is incurred and (iii) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“PHSA” has the meaning set forth in Section 4.14(a).

“Platform” has the meaning set forth in Section 5.01(k).

“Prime Rate” means the rate of interest publicly announced by the Administrative Agent (or one of its affiliates) as its prime rate in effect at its principal office in New York City.  The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for each of the Administrative Agent, the Swing Line Lender and the Issuing Bank, such Person’s “Principal Office” which, in the case of the Administrative Agent, may include one or more separate offices with respect to any Approved Currency as set forth on Schedule 10.01(a), or such other office or office of a third party or sub agent, as appropriate, as such Person may from time to time designate in writing to the Borrower Representative, the Administrative Agent and each Lender.

“Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Tranche A Term Loans of any Lender, as the context requires, the percentage obtained by dividing (i) the Tranche A Term Loan Exposure of that Lender by (ii) the aggregate Tranche A Term Loan Exposure of all Lenders; (b) with respect to all payments, computations and other matters relating to all of the Tranche B Term Loans of any Lender, as the context requires, the percentage obtained by dividing (i) (A) the U.S. Tranche B Term Loan Exposure of that Lender by (B) the aggregate U.S. Tranche B Term Loan Exposure of all Lenders or (ii) (A) the Foreign Tranche B Term Loan Exposure of that Lender by (B) the aggregate Foreign Tranche B Term Loan Exposure of all Lenders; (c) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, as the context requires, the percentage obtained by dividing (i) the Revolving Exposure of that Lender by (ii) the aggregate Revolving Exposure of all Lenders; and (d) with respect to all payments, computations and other matters relating to Incremental Term Loan Commitments or Incremental Term Loans of a particular Series, the percentage obtained by dividing (x) the Incremental Term Loan Exposure of that Lender with respect to that Series by (y) the aggregate Incremental Term Loan Exposure of all Lenders with respect to that Series.  For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (1) an amount equal to the sum of the Tranche A Term Loan Exposure, the U.S. Tranche B Term Loan Exposure, the Foreign Tranche B Term Loan Exposure, the Revolving Exposure and the Incremental Term Loan Exposure of that Lender, by (2) an amount equal to the sum of the aggregate Tranche A

Term Loan Exposure, the aggregate U.S. Tranche B Term Loan Exposure, the Foreign Tranche B Term Loan Exposure, the aggregate Revolving Exposure and the aggregate Incremental Term Loan Exposure of all Lenders.

“Process Agent” has the meaning set forth in Section 10.15.

“Projections” has the meaning set forth in Section 4.08.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred.

“Qualified Securitization Financing” means any transaction or series of transactions entered into by the Parent or any Restricted Subsidiaries pursuant to which the Parent or such Restricted Subsidiary, sells, conveys, contributes, assigns, grants an interest in or otherwise transfers to a Securitization Subsidiary, Securitization Assets (and/or grants a security interest in such Securitization Assets transferred or purported to be transferred to such Securitization Subsidiary), and which Securitization Subsidiary funds the acquisition of such Securitization Assets (a) with cash, (b) through the issuance to the Parent or such Restricted Subsidiary of Seller’s Retained Interests or an increase in such Seller’s Retained Interests, and/or (c) with proceeds from the sale, pledge or collection of Securitization Assets.

“Qualifying Lender” means a Lender or Participant which is beneficially entitled to interest payable to that Lender or Participant under this Agreement and is:

(a)                                 a company (within the meaning of Section 4 of the TCA):

(i)                                     which by virtue of the law of a Relevant Territory is resident for corporate income Tax purposes in that Relevant Territory, and that Relevant Territory imposes a Tax which generally applies to interest receivable in that territory from sources outside that territory; or

(ii)                                  where the interest paid to it under this Agreement:

(A)                               is exempted from the charge to Irish income tax pursuant to the terms of a double taxation treaty entered into between Ireland and another jurisdiction that is in force on the date the relevant interest is paid; or

(B)                               would be exempted from the charge to Irish income tax pursuant to the terms of a double taxation treaty entered into between Ireland and another jurisdiction signed on or before the date on which the relevant interest is paid but not in force on that date, if that treaty had the force of law on that date;

except, in the case of both clauses (i) and (ii), where such interest is paid to that company in connection with a trade or business which is carried on through a branch or agency in Ireland;

(b)                                 a U.S. corporation that is incorporated in the United States, and is subject to U.S. federal income tax on its worldwide income provided that such U.S. corporation does not provide its commitment in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland;

(c)                                  a U.S. LLC, where the ultimate recipients of the interest payable to that LLC satisfy the requirements set out in clause (a) or (b) above and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes, provided that such LLC and the ultimate recipients of the relevant interest do not provide their commitment in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland;

(d)                                 a Treaty Lender;

(e)                                  a bank licensed pursuant to Section 9 of the Central Bank Act, 1971 to carry on banking business in Ireland and which is carrying on a bona fide banking business in Ireland (for the purposes of Section 246(3) of the TCA) and the office through which it will perform its obligations under this Agreement is located in Ireland;

(f)                                   a building society (as defined for the purposes of Section 256(1) of the TCA) and which is carrying on a bona fide banking business in Ireland (for the purposes of Section 246(3) of the TCA) and the office through which it will perform its obligations under this Agreement is located in Ireland;

(g)                                  an authorized credit institution under the terms of Directive 2006/48/EC and has duly established a branch in Ireland having made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and such credit institution is recognized by the Revenue Commissioners in Ireland as carrying on a bona fide banking business in Ireland (for the purposes of Section 246(3) of the TCA) and the office through which it will perform its obligations under this Agreement is located in Ireland;

(h)                                 if interest is paid in Ireland (as defined in the TCA), a company (within the meaning of Section 4 of the TCA);

(i)                                     which advances money in the ordinary course of a trade which includes the lending of money;

(ii)                                  in whose hands any interest payable in respect of money so advanced is taken into account in computing the trading income of that company; and

(iii)                               which has complied with the notification requirements set out in Section 246(5) of the TCA;

(i)                                     a qualifying company (within the meaning of Section 110 of the TCA) if interest is paid in Ireland (as defined in the TCA); or

(j)                                    an investment undertaking (within the meaning of Section 739B of the TCA) if interest is paid in Ireland (as defined in the TCA).](1)

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

“Receivables Sale” means any sale, assignment, conveyance, transfer or other disposition of assets from time to time of, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business; provided, that disposition(s) related thereto shall be made for cash and for at least fair market value as determined in good faith by the Board of Directors of the Parent.

“Refinanced Indebtedness” means (a) the Existing Grifols Credit Agreement, (b) the Existing Grifols Notes and (c) the Existing Interim Loan Agreement.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the applicable Borrower executed by each of (a) such Borrower, (b) the Administrative Agent, (c) the Issuing Bank (in the case of Other Refinancing Revolving Commitments or Other Refinancing Revolving Loans) and (d) each Refinancing Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.26.

“Refinancing Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.26; provided that each Refinancing Lender (other than any Person that is a Lender, an Affiliate of a Lender or a Related Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent and the Issuing Bank (in the case of Other Refinancing Revolving Commitments or Other Refinancing Revolving Loans) (such approval not to be unreasonably withheld or delayed), in each case to the extent any such consent would be required from the Administrative Agent and the Issuing Bank (in the case of Other Refinancing Revolving Commitments or Other Refinancing Revolving Loans) under Section 10.06(c) for an assignment of Loans or Commitments to such Refinancing Lender.

“Refunded Swing Line Loans” has the meaning set forth in Section 2.03(b)(iv).

“Register” has the meaning set forth in Section 2.07(b).

“Regulation” has the meaning set forth in Section 4.25.

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act.

(1)  Matheson changes under review.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.

“Regulatory Permits” has the meaning set forth in Section 4.14(e).

“Reimbursement Date” has the meaning set forth in Section 2.04(d).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Jurisdiction” means, in relation to a Loan Party:  (a) its jurisdiction of organization; (b) any jurisdiction where any asset subject to or intended to be subject to the Security Documents to be created by it is situated; and (c) any jurisdiction where it conducts its business.

“Relevant Territory” means (i) a member state of the European Communities (other than Ireland) or (ii) to the extent not a member state of the European Communities, a jurisdiction with which Ireland has entered into a double taxation treaty that either has the force of law by virtue of Section 826(1) of the TCA or which will have the force of law on completion of the procedures set out in Section 826(1) of the TCA.

“Replacement Lender” has the meaning set forth in Section 2.23(c).

“Required Lenders” means one or more Lenders having or holding Tranche A Term Loan Exposure, U.S. Tranche B Term Loan Exposure, Foreign Tranche B Term Loan Exposure, Incremental Term Loan Exposure and/or Revolving Exposure and representing more than 50.0% of the sum of (a) the aggregate Tranche A Term Loan Exposure of all Lenders, (b) the aggregate U.S. Tranche B Term Loan Exposure of all Lenders, (c) the aggregate Foreign Tranche B Term Loan Exposure, (d) the aggregate Revolving Exposure of all Lenders and (e) the aggregate Incremental Term Loan Exposure of all Lenders. No Defaulting Lender shall be included in the calculation of Required Lenders.

“Required Prepayment Date” has the meaning set forth in Section 2.15(e).

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of any Group Member now or hereafter outstanding, except a dividend payable solely in shares of common stock; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of any Group Member now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of any Group Member now or hereafter outstanding; and (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to the Senior Notes.

“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of the Parent that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder, as reduced by the amount of any applicable Ancillary Commitment, and “Revolving Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Revolving Commitment, if any, is set forth on Schedule 1.01(c)  hereto or in the applicable Assignment Agreement subject to any adjustment or reduction pursuant to the terms and conditions hereof; provided that the Administrative Agent shall retain sole discretion to update such signature page to accurately reflect the amount of such Lender’s Revolving Commitment as of the Closing Date.  The aggregate amount of the Revolving Commitments as of the Closing Date is $300,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (a) the fifth anniversary of the Closing Date (February 27, 2019), (b) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14 and (c) the date of the termination of the Revolving Commitments pursuant to Section 8.01.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (b) after the termination of the Revolving Commitments, the sum of (i) the Dollar Equivalent of the aggregate outstanding principal amount of the Revolving Loans of that Lender, (ii) in the case of the Issuing Bank, the Dollar Equivalent of the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by the Issuing Bank (net of any participations by Lenders in such Letters of Credit), (iii) the Dollar Equivalent of the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (iv) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), (v) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans and (vi) the Dollar Equivalent of the aggregate amount of all amounts borrowed from such Lender under any Ancillary Facility pursuant to Section 2.24.

“Revolving Loan” means Loans made by a Lender to the Foreign Borrower pursuant to Section 2.02(a) and/or Section 2.24 and any Incremental Revolving Loans.

“Revolving Loan Note” means a promissory note substantially in the form of Exhibit B-3, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Safety Notice” has the meaning set forth in Section 4.14(h).

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Screen Rate” means:

(a)  in relation to a Loan denominated in Dollars or Other Foreign Currency, the rate per annum determined by the Administrative Agent to be the London Interbank Offered Rate or a comparable or successor rate for the relevant currency and Interest Period displayed on page LIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate); and

(b) in relation to a Loan denominated in Euro, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other Person which takes over administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters.  If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate.

“SEC” means the United States Securities and Exchange Commission and any successor Governmental Authority performing a similar function.

“Secured Parties” means the Agents, Lenders, Issuing Bank and the Lender Counterparties and shall include, without limitation, all former Agents, Lenders, Issuing Bank and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Lenders, Issuing Bank or Lender Counterparties and such Obligations have not been paid or satisfied in full.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization Assets” means any accounts receivable owed to a Group Member (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable and which are sold, conveyed, contributed, assigned, pledged or otherwise transferred by such Group Member to a Securitization Subsidiary.

“Securitization Fees” means, with respect to any Qualified Securitization Financing, distributions or payments made, or fees paid, directly or by means of discounts with respect to any Indebtedness issued or sold in connection with such Qualified Securitization Financing, to a Person that is not a Securitization Subsidiary in connection with such Qualified Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant with respect to such Securitization Assets, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set, counterclaim or other dilution of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller, but in each case, not as a result of such receivable being or becoming uncollectible for credit reasons.

“Securitization Subsidiary” means a wholly owned Subsidiary of the Parent (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which any Group Member makes an Investment and to which such Group Member transfers, contributes, sells, conveys or grants a security interest in Securitization Assets) that engages in no activities other than in connection with the acquisition and/or financing of Securitization Assets of the Group, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower Representative (or a duly authorized committee thereof) or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by any Group Member, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates any Group Member, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset (other than Securitization Assets) of any Group Member, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which no Group Member, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than (i) the applicable receivables purchase agreements and related agreements, in each case, having reasonably customary terms, or (ii) on terms which the Parent reasonably believes to be no less favorable to the applicable Group Member than those that might be obtained at the time from Persons that are not Affiliates of the Group and (c) to which no Group Member, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.  Any such designation by the Board of Directors of the Parent (or a duly authorized committee thereof) or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Parent or such other Person giving effect to such designation and a certificate executed by an Authorized Officer certifying that such designation complied with the foregoing conditions.

“Security Documents” means the U.S. Security Agreements, the Mortgages, if any, the Intellectual Property Security Agreements, each Foreign Law Security Document, if any, and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a Lien on any Collateral of that Loan Party as security for all or certain of the Obligations, including UCC financing statements and amendments thereto and filings with the United States Patent and Trademark Office and the United States Copyright Office.

“Seller’s Retained Interest” means the debt or equity interests held by any Group Member in a Securitization Subsidiary to which Securitization Assets have been transferred, including any such debt or equity received as consideration for or as a portion of the purchase price for the Securitization Assets transferred, or any other instrument through such Group Member has rights to or receives distributions in respect of any residual or excess interest in the Securitization Assets.

“Senior Notes” means the senior unsecured or unsecured subordinated Indebtedness incurred by the Foreign Borrower and issued under the Senior Notes Indenture. in a registered public offering or a transaction not subject to registration under the Securities Act in the form of one or more series of senior unsecured or unsecured subordinated notes; provided that (i) such Indebtedness does not mature or have scheduled amortization or other required payments of principal prior to the date that is one year after the latest Maturity Date (in each case, determined without regard to the provisos to the component defined terms used in the definition of Maturity Date) hereunder at the time such Indebtedness is incurred, (ii) such Indebtedness is not guaranteed by any Person other than the Loan Parties, (iii) such Indebtedness and the indenture or other governing instrument applicable thereto does not contain covenants, events of default, or other terms and conditions that, when taken as a whole, are materially more restrictive to the Loan Parties than the terms of this Agreement, (iv) such Indebtedness is not secured by any Lien on any property or assets of any Group Member and (v) the Net Cash Proceeds of such Indebtedness are applied to repay the Interim Loans.

“Senior Notes Documents” means the Senior Notes, the Senior Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any guarantee or other right in respect thereof.

“Senior Notes Indenture” means that an indenture or similar governing instrument reasonably satisfactory to the Arrangers under which the Senior Notes are issued, as amended, supplemented, modified, extended, renewed, restated or replaced in whole or in part from time to time, in accordance with the terms thereof.

“Senior Secured Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated Senior Secured Debt as of such day to (b) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date

“Series” has the meaning set forth in Section 2.25(a).

“Significant Subsidiary” means any Subsidiary of the Parent that has (a) earnings before interest, tax, depreciation and amortization (calculated on the same basis as the defined term “Consolidated Adjusted EBITDA”) representing 10.0% or more of the Consolidated Adjusted EBITDA or (b) Consolidated Total Assets representing 10.0% or more of the Consolidated Total Assets of the Group, calculated on a consolidated basis:

(a)                                 the (i) earnings before interest, tax, depreciation and amortization and (ii) Consolidated Total Assets of a Subsidiary will be determined from its financial statements (consolidated if it has Subsidiaries) upon which the latest audited financial statements of the Group have been based;

(b)                                 if a Subsidiary becomes a Group Member after the date on which the latest audited financial statements of the Group have been prepared, the (i) earnings before interest, tax, depreciation and amortization or (ii) Consolidated Total Assets of that Subsidiary will be determined from its latest audited financial statements (consolidated if it has Subsidiaries);

(c)                                  the (i) Consolidated Adjusted EBITDA or (ii) Consolidated Total Assets of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the earnings before interest, tax depreciation and amortization or Consolidated Total Assets of any company or business subsequently acquired or disposed of; and

(d)                                 if a Significant Subsidiary disposes of all or substantially all of its assets to another Group Member, it will immediately cease to be a Significant Subsidiary and the other Group Member (if it is not already) will immediately become a Significant Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Significant Subsidiaries or not.

“Software” means computer software of whatever kind or purpose, including code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Parent substantially in the form of Exhibit E-2.

“Solvent” means, with respect to any Loan Party, that as of the date of determination, both (a) (i) the sum of such Loan Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Loan Party’s present assets; (ii) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as and when they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy

Code and applicable laws (including, without limitation, relating to fraudulent transfers and conveyances).  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Spanish Loan Party” means any Loan Party organized under the laws of Spain.

“Spanish Public Document” means a documento público, being either an escritura pública or a póliza or efecto intervenido por fedatario público.

“Spanish Security” means the Collateral that is the subject of any Security Document governed by the laws of Spain.

“Spanish Security Documents” means the Spanish Public Document to be granted before a notary public and subject to Spanish law to secure each Loan Party’s obligations under the Loan Documents and any additional Spanish law security documents (including, but not limited to, any additional security agreements, personal first demand guarantees, pledge agreements and/or mortgages of any kind) required from time to time to effect the perfection of Spanish security by any Loan Party.

“Standard Securitization Undertakings” means representations, warranties, covenants, Securitization Repurchase Obligations and indemnities entered into by any Group Member that are reasonably customary in accounts receivable securitization transactions.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity (x) of which any Person has the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise and the accounts of which are required to be consolidated with those of such Person in such Person’s consolidated financial statements in accordance with IFRS or (y) of which more than 50.0% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding; provided, further, that for purposes of Articles IV and V, no Securitization Subsidiary shall be considered a Subsidiary of the Parent.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Parent. Except for purposes of Sections 4.02, 4.10, 4.11, 4.18, 4.20, 5.01(a)-(d), 5.03 and 5.07, and where otherwise specifically noted, references to Subsidiaries shall be deemed to be references to Restricted Subsidiaries only.

“Swap Obligations” has the meaning set forth in the definition of “Excluded Swap Obligation”.

“Swing Line Commitment” means the commitment of a Lender to make or otherwise fund a Swing Line Loan and “Swing Line Commitments” means such commitments of all Lenders in the aggregate.

“Swing Line Lender” means Deutsche Bank AG New York Branch, in its capacity as the Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by the Swing Line Lender to the Foreign Borrower pursuant to Section 2.03(a).

“Swing Line Note” means a promissory note substantially in the form of Exhibit B-4, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the lesser of (a) $50,000,000 and (b) the aggregate unused amount of Revolving Commitments then in effect.

“Tax” means all present and future taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, foreign exchange taxes or other charges (and interest, fines, penalties and additions related thereto) of any nature and whatsoever, from time to time, or at any time, imposed by any Governmental Authority.

“TCA” means the Taxes Consolidation Act 1997 of Ireland.

“Term Lenders” means the Lenders having Tranche A Term Loan Exposure, Tranche B Term Loan Exposure and Incremental Term Loan Exposure of each applicable Series.

“Term Loan” means a Tranche A Term Loan, Tranche B Term Loan and/or an Incremental Term Loan, as applicable, and “Term Loans” means all such Loans.

“Term Loan Commitment” means the Tranche A Term Loan Commitment, the Tranche B Term Loan Commitment or the Incremental Term Loan Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.

“Term Loan Maturity Date” means the Tranche A Term Loan Maturity Date, the Tranche B Term Loan Maturity Date or the Incremental Term Loan Maturity Date of any Series of Incremental Term Loans, as applicable.

“Terminated Lender” has the meaning set forth in Section 2.23.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the Dollar Equivalent of the sum of (a) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the Issuing Bank for any amount drawn under any

Letter of Credit, but not yet so applied), (b) the aggregate principal amount of all outstanding Swing Line Loans and (c) the Letter of Credit Usage.

“Trademarks” has the meaning set forth in the U.S. Pledge and Security Agreement.

“Tranche A Term Loan” means a Tranche A Term Loan denominated in Dollars and made by a Lender to the Foreign Borrower pursuant to Section 2.01(a)(i).

“Tranche A Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche A Term Loan and “Tranche A Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Tranche A Term Loan Commitment, if any, is set forth on Schedule 1.01(a)  hereto or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof; provided that the Administrative Agent shall retain sole discretion to update such signature page to accurately reflect the amount of such Lender’s Tranche A Term Loan Commitment as of the Closing Date.  The aggregate amount of the Tranche A Term Loan Commitments as of the Closing Date is $700,000,000.

“Tranche A Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche A Term Loans of such Lender; provided, that at any time prior to the making of the Tranche A Term Loans, the Tranche A Term Loan Exposure of any Lender shall be equal to such Lender’s Tranche A Term Loan Commitment.

“Tranche A Term Loan Maturity Date” means the earlier of (a) the sixth anniversary of the Closing Date (February 27, 2020) and (b)  the date on which all Tranche A Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Tranche A Term Loan Note” means a promissory note substantially in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Tranche B Term Loan” means a U.S. Tranche B Term Loan and/or Foreign Tranche B Term Loan, as applicable.

“Tranche B Term Loan Commitment” means a U.S. Tranche B Term Loan Commitment and/or Foreign Tranche B Term Loan Commitment, as applicable.

“Tranche B Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the sum of such Lender’s Foreign Tranche B Term Loan Exposure and U.S. Tranche B Term Loan Exposure.

“Tranche B Term Loan Maturity Date” means the earlier of (a) the seventh anniversary of the Closing Date (February 27, 2021) and (b) with respect to the Foreign Tranche B Term Loans or the U.S. Tranche B Term Loans, as applicable, the date on which all such

Tranche B Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Tranche B Term Loan Note” means a promissory note substantially in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Transaction Costs” means the fees, costs and expenses payable by any Group Member in connection with the Transactions.

“Transactions” means (a) the entering into of the Loan Documents and the Interim Loan Agreement, (b) the repaying, retiring or redeeming of the Refinanced Indebtedness, and (c) any actions taken in connection with the foregoing.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Treaty” means a double taxation treaty.

“Treaty Lender” means a Lender which is treated as a resident of a Treaty State for the purposes of a Treaty and does not carry on a business in Ireland through a permanent establishment (as defined in the relevant treaty) with which that Lender’s participation in this Agreement is effectively connected, which subject to the completion of procedural formalities is entitled to be paid interest without the deduction of Irish tax under that Treaty.

“Treaty State” means a jurisdiction which has signed a Treaty which makes provision for full exemption from tax imposed by Ireland on interest where that Treaty has the force of law.

“Type of Loan” means (a) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurocurrency Rate Loan and (b) with respect to Swing Line Loans, a Base Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary (or any successor to any of them) of the Parent, other than a Borrower or its successors, that is designated by the Board of Directors of the Parent as an Unrestricted Subsidiary pursuant to Section 5.19.

“U.S. Borrower” has the meaning specified in the preamble hereto.

“U.S. Lender” has the meaning set forth in Section 2.20(c)(iii).

“U.S. Loan” means a Tranche A Term Loan, a U.S. Tranche B Term Loan and/or a Revolving Loan.

“U.S. Loan Party” means each Guarantor that is organized under the laws of the United States, any State thereof or the District of Columbia.

“U.S. Offer” has the meaning set forth in Section 2.13(c)(i).

“U.S. Offer Loans” has the meaning set forth in Section 2.13(c)(i).

“U.S. Pledge and Security Agreement” means the U.S. Pledge and Security Agreement executed by the Borrowers and each Guarantor on the Closing Date substantially in the form of Exhibit G, as amended, restated, supplemented or otherwise modified from time to time.

“U.S. Security Agreements” means the U.S. Pledge and Security Agreement and all other mortgages, pledge and security documents governed by the laws of a state of the United States hereafter delivered to the Collateral Agent granting or perfecting a Lien on any property of any Person to secure the Obligations.

“U.S. Tranche B Term Loan” means a Tranche B Term Loan denominated in Dollars and made by a Lender to the U.S. Borrower pursuant to Section 2.01(a)(ii).

“U.S. Tranche B Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a U.S. Tranche B Term Loan and “U.S. Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s U.S. Tranche B Term Loan Commitment, if any, is set forth on Schedule 1.01(b)  hereto or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof; provided that the Administrative Agent shall retain sole discretion to update such signature page to accurately reflect the amount of such Lender’s U.S. Tranche B Term Loan Commitment as of the Closing Date. The aggregate amount of the U.S. Tranche B Term Loan Commitments as of the Closing Date is $3,250,000,000.

“U.S. Tranche B Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the U.S. Tranche B Term Loans of such Lender; provided, that at any time prior to the making of the U.S. Tranche B Term Loans, the U.S. Tranche B Term Loan Exposure of any Lender shall be equal to such Lender’s U.S. Tranche B Term Loan Commitment.

“Valuation Date” means (a) the date two (2) Business Days prior to the making, continuing or converting of any Revolving Loan, or the date of issuance or continuation of any Letter of Credit and (b) any other date designated by the Administrative Agent or the Issuing Bank.

“Waivable Mandatory Prepayment” has the meaning set forth in Section 2.15(e).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means, with respect to any Person, any other Person all of the Equity Interests of which (other than (a) directors’ qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person directly and/or through other wholly-owned Subsidiaries of such Person.

“Wholly-Owned Subsidiary Guarantor” means any Guarantor that is a Wholly Owned Subsidiary of the Parent.

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.02                             Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with IFRS.  Financial statements and other information required to be delivered by the Borrower Representative to Lenders pursuant to Sections 5.01(a) and 5.01(b) shall be prepared in accordance with IFRS as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.01(d), if applicable).  Calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

Section 1.03                             Interpretation, Etc..  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Article, Section, Schedule or Exhibit shall be to an Article, a Section, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The terms lease and license shall include sub-lease and sub-license, as applicable.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Except as otherwise expressly provided herein or therein, any reference in this Agreement or any other Loan Document to any agreement, document or instrument shall mean such agreement, document or instrument as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement or such Loan Document.

Section 1.04                             Exchange Rates; Currency Equivalents.

(a)                                 The Administrative Agent or the Issuing Bank, as applicable, shall determine the Exchange Rates as of each Valuation Date to be used for calculating Euro Equivalent and Dollar Equivalent amounts of Credit Extensions and amounts outstanding hereunder denominated in Other Foreign Currencies.  Such Exchange Rates shall become effective as of such Valuation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies until the next Valuation Date to occur.  Except for purposes of financial statements delivered by the Borrower Representative hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be the Dollar Equivalent of such currency as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b)                                 Whenever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars or Euro, but such borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Other Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar or Euro amount (rounded to the nearest unit of such Other Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

(c)                                  Notwithstanding the foregoing, for purposes of determining compliance with Sections 6.01, 6.02, 6.04, 6.06, 6.07 and 6.08, with respect to any amount of Indebtedness, Investment, Restricted Payment, Lien or Asset Disposition in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Investment, Restricted Payment, Lien or Asset Disposition is incurred or made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.04 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Investment, Restricted Payment, Lien or Asset Disposition may be incurred or made at any time under such Sections.

(d)                                 For purposes of determining compliance with the Senior Secured Leverage Ratio and the Leverage Ratio, the Euro Equivalent of any Indebtedness denominated in any currency other than Euro will be converted into Euro based on the relevant currency exchange rate (or average exchange rates) used with respect to such currency in the Financial Statements with respect to which the applicable Consolidated Adjusted EBITDA is calculated.

(e)                                  For the avoidance of doubt, in the case of a Loan denominated in an Other Foreign Currency, all interest and fees shall accrue and be payable thereon based on the actual amount outstanding in such Other Foreign Currency (without any translation into the Dollar Equivalent or Euro Equivalent thereof).

Section 1.05                             Other Foreign Currencies.

(a)                                 The Administrative Agent or the Issuing Bank, as applicable, shall determine the Exchange Rates as of each Valuation Date to be used for calculating Euro Equivalent and Dollar Equivalent amounts of Credit Extensions and amounts outstanding hereunder denominated in Other Foreign Currencies.  Such Exchange Rates shall become effective as of such Valuation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies until the next Valuation Date to occur.  Except for purposes of financial statements delivered by the Borrower Representative hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be the Dollar Equivalent of such currency as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b)                                 The Foreign Borrower may from time to time request that Eurocurrency Loans be made and/or Letters of Credit be issued in a currency other than Dollars or Euro.  In the case of any such request with respect to the making of Eurocurrency Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders.  In the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the Issuing Bank.

(c)                                  Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (New York City time), twenty (20) Business Days prior to the date of the desired borrowing of Loans or issuance of Letters of Credit (or such other time or date as may be agreed to by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Bank, in its or their sole discretion).  In the case of any such request pertaining to Eurocurrency Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof.  In the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Bank thereof.  Each Revolving Lender (in the case of any such request pertaining to Eurocurrency Loans) or the Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m. (New York City time), ten (10) Business Days after its receipt of such request as to whether it consents, in its sole discretion, to the making of Eurocurrency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(d)                                 Any failure by a Revolving Lender or the Issuing Bank, as the case may be, to respond to such request within the time period specified in the last sentence of clause (c) above shall be deemed to be a refusal by such Revolving Lender or the Issuing Bank, as the case may be, to permit Eurocurrency Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent and all the Revolving Lenders consent to making Eurocurrency Loans in such requested currency, the Administrative Agent shall so notify the Foreign Borrower and such currency shall thereupon be deemed for all purposes to be an Other Foreign Currency hereunder for purposes of any incurrence of Eurodollar Revolving Loans.  If the Administrative Agent and the Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Foreign Borrower and such currency shall thereupon be deemed for all purposes to be an Other Foreign Currency hereunder for purposes of any Letter of Credit issuances.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the Foreign Borrower.

ARTICLE II.
LOANS AND LETTERS OF CREDIT

Section 2.01                             Term Loans.

(a)                                 Loan Commitments.  Subject to the terms and conditions hereof,

(i)                                     each Lender severally agrees to make, on the Closing Date, a Tranche A Term Loan to the Foreign Borrower in an amount equal to such Lender’s Tranche A Term Loan Commitment; and

(ii)                                  each Lender severally agrees to make, on the Closing Date, (A) a U.S. Tranche B Term Loan to the U.S. Borrower in an amount equal to such Lender’s U.S. Tranche B Term Loan Commitment and (B) a Foreign Tranche B Term Loan to the Foreign Borrower in an amount equal to such Lender’s Foreign Tranche B Term Loan Commitment.

The Borrowers may make only one borrowing under each of the Tranche A Term Loan Commitments, the U.S. Tranche B Term Loan Commitments and Foreign Tranche B Term Loan Commitments which shall be on the Closing Date.

Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Tranche A Term Loans and the Tranche B Term Loans shall be paid in full no later than the Tranche A Term Loan Maturity Date and the Tranche B Term Loan Maturity Date, respectively.  Each Lender’s Tranche A Term Loan Commitments and Tranche B Term Loan Commitments shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Tranche A Term Loan Commitments and Tranche B Term Loan Commitments on such date.

(b)                                 Borrowing Mechanics for Term Loans.

(i)                                     The Borrowers shall deliver to the Administrative Agent a fully executed Borrowing Notice no later than three (3) Business Days prior to the Closing Date.  Promptly upon receipt by the Administrative Agent of such Borrowing Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)                                  Each Lender shall make its Tranche A Term Loans and/or Tranche B Term Loans, as the case may be, available to the Administrative Agent not later than 10:00 a.m. (New York City time) and, with respect to Foreign Tranche B Term Loans, not later than 10:00 a.m. (London time) on the Closing Date, by wire transfer of same day funds in Dollars or Euro, as the case may be, at the Principal Office designated by the Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Term Loans available to the applicable Borrower on the Closing Date by causing an amount of same day funds in Dollars or Euro, as applicable, equal to the proceeds of all such Loans received by the Administrative Agent from Lenders to be credited to the account of the applicable Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to the Administrative Agent by the applicable Borrower.  All other Term Loans shall be deemed made pursuant to

Section 2.01(a) on the Closing Date upon satisfaction or waiver of the conditions precedent specified herein.

Section 2.02                             Revolving Loans.

(a)                                 Revolving Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to the Foreign Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect.  Loans in respect of the Revolving Commitments may be drawn in any Approved Currency, as specified in the Borrowing Notice.  Amounts borrowed pursuant to this Section 2.02(a) may be repaid and reborrowed during the Revolving Commitment Period.  Each Lender’s Revolving Commitments shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.  Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to the Foreign Borrower in place of all or part of its Revolving Commitments.

(b)                                 Borrowing Mechanics for Revolving Loans.

(i)                                     Except pursuant to Section 2.04(d), (A) Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount and (B) Revolving Loans that are Eurocurrency Rate Loans shall be in an aggregate minimum amount of $1,000,000 (or €1,000,000 with respect to any drawing in Euro) and integral multiples of $1,000,000 (or €1,000,000 with respect to any drawing in Euro) in excess of that amount.  In the case of Loans made in Other Foreign Currencies, such minimums shall be established by the Administrative Agent to be the applicable Foreign Currency Equivalent.

(ii)                                  Whenever the Foreign Borrower desires that Lenders make Revolving Loans, it shall deliver to the Administrative Agent a fully executed Borrowing Notice no later than 11:00 a.m. (New York City time) (A) at least three (3) Business Days in advance of the proposed Credit Date in the case of a Eurocurrency Rate Loan and (B) at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan.  Except as otherwise provided herein, a Borrowing Notice for a Revolving Loan that is a Eurocurrency Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Foreign Borrower shall be bound to make a borrowing in accordance therewith.

(iii)                               Notice of receipt of each Borrowing Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 11:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as the

Administrative Agent’s receipt of such Borrowing Notice from the Foreign Borrower.  Each Lender shall make the amount of its Revolving Loans available to the Administrative Agent not later than 10:00 a.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in the applicable requested Approved Currency, at the Principal Office designated by the Administrative Agent.

(iv)                              Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of Revolving Loans available to the Foreign Borrower on the applicable Credit Date by causing an amount of same day funds in the requested Approved Currency equal to the proceeds of all such Revolving Loans received by the Administrative Agent from Lenders to be credited to the account of the Foreign Borrower at the Principal Office designated by the Administrative Agent or such other account as may be designated in writing to the Administrative Agent by the Foreign Borrower.

Section 2.03                             Swing Line Loans.  (a) Swing Line Loans Commitments.

(i)                                     During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swing Line Lender may, from time to time in its discretion, agree to make Swing Line Loans to the Foreign Borrower in Dollars in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect.  Amounts borrowed pursuant to this Section 2.03 may be repaid and reborrowed during the Revolving Commitment Period.  The Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date.  All Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full on the earlier of (A) the date which is five (5) Business Days after the incurrence thereof and (B) the Revolving Commitment Termination Date.

(b)                                 Borrowing Mechanics for Swing Line Loans.

(i)                                     Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii)                                  Whenever the Foreign Borrower desires that the Swing Line Lender make a Swing Line Loan, the Foreign Borrower shall deliver to the Administrative Agent a Borrowing Notice no later than 11:00 a.m. (New York City time) on the proposed Credit Date.

(iii)                               The Swing Line Lender shall make the amount of its Swing Line Loan available to the Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars at the Administrative Agent’s Principal Office.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swing Line Loans available to the Foreign Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by the Administrative Agent from the Swing Line Lender to be credited to the account of the Foreign Borrower at the Administrative Agent’s Principal Office, or to such other account as may be designated in writing to the Administrative Agent by the Foreign Borrower.

(iv)                              With respect to any Swing Line Loans which have not been voluntarily prepaid by the Foreign Borrower pursuant to Section 2.13(a) or repaid pursuant to clause 2.03(a) above, Swing Line Lender may at any time in its sole and absolute discretion, deliver on any Business Day, but no later than every Friday (or next succeeding Business Day), to the Administrative Agent (with a copy to the Foreign Borrower), no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Borrowing Notice given by the Foreign Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Foreign Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests Lenders to prepay.  Anything contained in this Agreement to the contrary notwithstanding, (A) the proceeds of such Revolving Loans made by the Lenders other than the Swing Line Lender shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to the Foreign Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans, (B) on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to the Foreign Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of the Swing Line Lender but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to the Foreign Borrower and shall be due under the Revolving Loan Note issued by the Foreign Borrower to the Swing Line Lender and (C) in no event shall the amount of Revolving Loans (or participations in any Swing Line Loan in lieu thereof) required to be funded by a Lender under this Section 2.03(b)(iv) exceed such Revolving Commitments.  The Foreign Borrower hereby authorizes the Administrative Agent and the Swing Line Lender to charge the Foreign Borrower’s accounts with the Administrative Agent and the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by the Swing Line Lender are not sufficient to repay in full the Refunded Swing Line Loans.  If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Foreign Borrower from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.

(v)                                 If for any reason Revolving Loans are not made pursuant to Section 2.03(b)(iv) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a

Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon.  Upon one Business Day’s notice from the Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swing Line Lender.  In order to evidence such participation, each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to the Swing Line Lender.  In the event any Lender holding a Revolving Commitment fails to make available to the Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate.

(vi)                              Notwithstanding anything contained herein to the contrary, (A) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any applicable unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (2) the occurrence or continuation of a Default or Event of Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, that such obligations of each Lender are subject to the condition that the Swing Line Lender had not received prior notice from the Foreign Borrower or the Required Lenders that any of the conditions under Section 3.02 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (B) the Swing Line Lender shall not be obligated to make any Swing Line Loans (1) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (2) it does not in good faith believe that all conditions under Section 3.02 to the making of such Swing Line Loan have been satisfied or waived by the Required Lenders or (3) at a time when any Lender is a Defaulting Lender as set forth in Section 2.22.

Section 2.04                             Issuance of Letters of Credit and Purchase of Participations Therein.

(a)                                 Letters of Credit.

(i)                                     During the Revolving Commitment Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue Letters of Credit for the account of the Foreign Borrower in the aggregate amount up to but not exceeding the Letter of

Credit Sublimit; provided, that (A) each Letter of Credit shall be denominated in any Approved Currency; (B) the stated amount of each Letter of Credit shall not be less than $250,000 (or the applicable Foreign Currency Equivalent) or such lesser amount as is acceptable to the Issuing Bank; (C) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (D) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (E) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) the date that is five (5) days prior to the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; and (F) in no event shall any commercial Letter of Credit (1) have an expiration date later than the earlier of (x) the date that is five (5) days prior to the Revolving Commitment Termination Date and (y) the date which is 180 days from the date of issuance of such commercial Letter of Credit or (2) be issued if such commercial Letter of Credit is otherwise unacceptable to the applicable Issuing Bank in its reasonable discretion

Subject to the foregoing, the Issuing Bank may agree that a standby Letter of Credit shall automatically be extended for one or more successive periods not to exceed one year each, unless the Issuing Bank elects not to extend for any such additional period; provided, that the Issuing Bank may elect not to extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time the Issuing Bank must elect to allow such extension; provided, further, that in the event that any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue any Letter of Credit as set forth in Section 2.22.

(b)                                 Notice of Issuance. Whenever the Foreign Borrower desires the issuance of a Letter of Credit, the Foreign Borrower shall deliver to the Administrative Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least three (3) Business Days (in the case of standby letters of credit) or five (5) Business Days (in the case of commercial letters of credit), or in each case such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance.  Upon satisfaction or waiver of the conditions set forth in Section 3.02, the Issuing Bank shall issue the requested Letter of Credit only in accordance with the Issuing Bank’s standard operating procedures.  Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the Issuing Bank shall promptly notify each Lender with a Revolving Commitment of such issuance or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.04(e).

(c)                                  Responsibility of the Issuing Bank With Respect to Requests for Drawings and Payments.  In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering such document.  As between the Foreign Borrower and the applicable Issuing Bank, the Foreign Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the applicable Issuing Bank by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for, in the absence of its gross negligence or willful misconduct:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder; provided, however, that the foregoing is not intended to, and shall not, preclude the Foreign Borrower from pursuing such rights and remedies as it may have against the beneficiary of such Letter of Credit at law or under any other agreement.  Without limiting the foregoing and in furtherance thereof, no action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall give rise to any liability on the part of the Issuing Bank to the Foreign Borrower; provided, however, the Foreign Borrower may have a claim against the Issuing Bank and the Issuing Bank may be liable to the Foreign Borrower, to the extent, but only to the extent, of any direct (as opposed to consequential or exemplary) damages suffered by the Foreign Borrower to the extent a final decision of a court of competent jurisdiction determines such direct damages were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.

(d)                                 Reimbursement by the Foreign Borrower of Amounts Drawn or Paid Under Letters of Credit.  In the event the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Foreign Borrower and the Administrative Agent, and the Foreign Borrower shall reimburse the Issuing Bank on or before the Business Day immediately following the date on which such notice is received by the Foreign Borrower (such Business Day, the “Reimbursement Date”) in an amount in the Approved Currency in which such Letter of Credit was issued and in same day funds equal to the amount of such honored drawing; provided, that anything contained herein to the contrary notwithstanding, (A) unless the Foreign Borrower shall have notified the Administrative Agent and the Issuing Bank prior to 10:00 a.m. (New York City time) on the Reimbursement Date that the Foreign Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Foreign Borrower shall be deemed to have given a timely Borrowing Notice to the Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in the applicable Approved Currency, equal to the amount of such honored drawing, and (B) subject to satisfaction or waiver of the conditions specified in Section 3.02, Lenders with Revolving Commitments shall, on the Reimbursement Date for any Letter of Credit, make

Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; provided, further, that if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Foreign Borrower shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.04(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Foreign Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.04(d).

(e)                                  Lenders’ Purchase of Participations in Letters of Credit.  Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder.  In the event that the Foreign Borrower shall fail for any reason to reimburse the Issuing Bank as provided in Section 2.04(d), the Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments.  Each Lender with a Revolving Commitment shall make available to the Issuing Bank an amount equal to its respective participation, in the applicable Approved Currency and in same day funds, at the office of the Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first Business Day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by the Issuing Bank.  In the event that any Lender with a Revolving Commitment fails to make available to the Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.04(e), the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter, in respect of Letters of Credit denominated in Dollars, at the Base Rate, and in respect of Letters of Credit denominated in any other Approved Currency, at the Eurocurrency Rate for an Interest Period of one month.  In the event the Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.04(e) for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.04(e) with respect to such honored drawing such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of all payments subsequently received by the Issuing Bank from the Foreign Borrower in reimbursement of such honored drawing when such payments are received.  Any such distribution shall be made to a Lender at its primary address set forth below its name on Schedule 10.01(a) or at such other address as such Lender may request and a copy of such distribution shall be sent to such Lender if so requested.

(f)                                   Obligations Absolute.  The obligation of (i) the Foreign Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.04(d) and (ii) the Lenders under Section 2.04(e), in each case shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances:  (A) any lack of validity or enforceability of any Letter of Credit; (B) the existence of any claim, set-off, defense or other right which the Foreign Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, Lender or any other Person or, in the case of a Lender, against the Foreign Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Foreign Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (C) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (D) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (E) any adverse change in the business, general affairs, assets, liabilities, operations, management, condition (financial or otherwise), stockholders’ equity, results of operations or value of any Loan Party; (F) any breach hereof or any other Loan Document by any party thereto; (G) the fact that an Event of Default or a Default shall have occurred and be continuing; or (H) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(g)                                  Indemnification.  Without duplication of any obligation of the Foreign Borrower under Section 10.02 or 10.03, in addition to amounts payable as provided herein, the Foreign Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Bank to the Foreign Borrower or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h)                                 Resignation and Removal of Issuing Bank.  An Issuing Bank may resign as Issuing Bank upon sixty (60) days prior written notice to the Administrative Agent, the Lenders and the Foreign Borrower.  An Issuing Bank may be replaced at any time by written agreement among the Foreign Borrower, the Administrative Agent, the replaced Issuing Bank (provided, that no consent of the replaced Issuing Bank will be required if the replaced Issuing Bank has no Letters of Credit outstanding or reimbursement obligations with respect thereto outstanding) and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement or resignation shall become effective, the Foreign Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank.  From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement or resignation of an Issuing Bank hereunder, the replaced

Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit or to renew existing Letters of Credit.

Section 2.05                             Pro Rata Shares; Availability of Funds.

(a)                                 Pro Rata Shares.  All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares of the applicable Class of Loans, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitments or any Revolving Commitments of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)                                 Availability of Funds.  Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrowers a corresponding amount on such Credit Date.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter, if such Loan is in Dollars, at the Base Rate and if such Loan is in any other Approved Currency, at the rate certified by the Administrative Agent to be its cost of funds (from any source which it may reasonably select).  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower Representative and the applicable Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent at the Base Rate if such Loan is in Dollars and at the rate certified by the Administrative Agent to be its cost of funds (from any source which it may reasonably select) if such Loan is in any other Approved Currency.  Nothing in this Section 2.05(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.06                             Use of Proceeds.

(a)                                 Use of Proceeds The proceeds of the relevant Loans advanced to the Borrowers on the Closing Date shall be applied by the Borrowers to (i) repay, retire or redeem Refinanced Indebtedness, including through the making of certain intercompany loans by the

Foreign Borrower to Grifols, Inc., a wholly-owned Subsidiary of the Parent and (ii) pay fees, costs and expenses incurred in connection with the Loan Documents and the Interim Loan Agreement.

(b)                                 Post-Closing Use of Proceeds.  The proceeds of the Revolving Loans, Swing Line Loans, Letters of Credit, Incremental Term Loans and any utilization under any Ancillary Facility made after the Closing Date shall be applied by the applicable Borrower for working capital or general corporate purposes of the Parent and any of its Subsidiaries, including Permitted Acquisitions; provided, that in no event shall the Revolving Loans, Swing Line Loans, Letters of Credit, Incremental Loans or any utilization under any Ancillary Facility be used for the payment of any Permitted Dividend.  No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act or similar law of other Relevant Jurisdiction.

Section 2.07                             Evidence of Debt; Register; Notes.

(a)                                 Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of each Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on each Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitment or any Borrower’s Obligations in respect of any Loans; provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)                                 Register.  The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitment and Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 10.06, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on each Borrower and each Lender, absent manifest error.  Each Borrower hereby designates the Administrative Agent to serve as such Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.07, and each Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(c)                                  Notes.  If so requested by any Lender by written notice to the Borrower Representative (with a copy to the Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, each applicable Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower Representative’s receipt of such notice) a Note or Notes to evidence such Lender’s Tranche A Term Loans, Tranche B Term Loans, Incremental Term Loan, Revolving Loans or Swing Line Loan, as the case may be.

Section 2.08                             Interest on Loans.

(a)                                 Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)	in the case of Tranche A Term Loans and Revolving Loans:

(A)	if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(B)	if a Eurocurrency Rate Loan, at the Adjusted Eurocurrency Rate plus the Applicable Margin and plus Mandatory Costs, if any;

(ii)	in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin; and

(iii)	in the case of Tranche B Term Loans:

(A)	if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(B)	if a Eurocurrency Rate Loan, at the Adjusted Eurocurrency Rate plus the Applicable Margin and plus Mandatory Costs, if any.

(b)                                 The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan, which can be made and maintained as a Base Rate Loan only), and the Interest Period with respect to any Eurocurrency Rate Loan shall be selected by the applicable Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Borrowing Notice or Conversion/Continuation Notice, as the case may be.  If on any day a Loan is outstanding with respect to which a Borrowing Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan, if a Loan denominated in Dollars, shall be a Base Rate Loan and, if a Loan denominated in Euro or any Other Foreign Currency, shall be a Eurocurrency Rate Loan having an interest period of one month.

(c)                                  In connection with Eurocurrency Rate Loans with respect to each of the Foreign Tranche B Term Loans, the Tranche A Term Loans and the U.S. Tranche B Term Loans, there shall be no more than eight (8) Interest Periods outstanding at any time under each such facility (or such greater number of Interest Periods as may be agreed to by the Administrative Agent).  In connection with Eurocurrency Rate Loans with respect to the Revolving Loans, there shall be no more than six (6) Interest Periods outstanding at any time under such facility (or such greater number of Interest Periods as may be agreed to by the Administrative Agent).  In the event the applicable Borrower fails to specify between a Base Rate Loan or a Eurocurrency Rate

Loan in the applicable Borrowing Notice or Conversion/Continuation Notice for any Loan denominated in Dollars, such Loan (if outstanding as a Eurocurrency Rate Loan) shall be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan shall remain as, or (if not then outstanding) shall be made as, a Base Rate Loan).  In the event the applicable Borrower fails to specify an Interest Period for any Eurocurrency Rate Loan in the applicable Borrowing Notice or Conversion/Continuation Notice, the applicable Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time), on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurocurrency Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower Representative and each Lender.

(d)                                 Interest payable pursuant to Section 2.08(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurocurrency Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurocurrency Rate Loan, the date of conversion of such Eurocurrency Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurocurrency Rate Loan, the date of conversion of such Base Rate Loan to such Eurocurrency Rate Loan, as the case may be, shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)                                  Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of such Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of such Loan, including final maturity of such Loan; provided, that with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f)                                   The Foreign Borrower agrees to pay to the Issuing Bank, with respect to drawings honored under a Letter of Credit, interest on the amount paid by each the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Foreign Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans or, with respect to Letters of Credit denominated in a currency other than Dollars, Eurocurrency Rate Loans with an interest period of one month, and (ii) thereafter, a rate which is 2.00% per annum in excess of the rate of interest otherwise payable hereunder with respect to such Revolving Loans.

(g)                                  Interest payable pursuant to Section 2.08(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.  Promptly upon receipt by an Issuing Bank of any payment of interest pursuant to Section 2.08(f), the Issuing Bank shall distribute to each Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit.  In the event an Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.04(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which the Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Foreign Borrower.

(h)                                 The rate and time of payment of interest in respect of any Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Foreign Borrower based on normal market rates and terms.

Section 2.09                             Conversion/Continuation.

(a)                                 Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrowers shall have the option:

(i)                                     to convert at any time all or any part of any Term Loan or Revolving Loan denominated in Dollars equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, that a Eurocurrency Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurocurrency Rate Loan unless the Borrowers shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii)                                  upon the expiration of any Interest Period applicable to any Eurocurrency Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 (or €5,000,000 with respect to any drawing in Euro) and integral multiples of $1,000,000 (or €1,000,000 with respect to any drawing in Euro) in excess of that amount as a Eurocurrency Rate Loan;

provided, that for the avoidance of doubt, no conversion or continuation of any Loan pursuant to this Section 2.09 shall affect the currency in which such Loan is denominated prior to any such conversion or continuation and each such Loan shall remain outstanding denominated in the currency originally issued.

(b)                                 The applicable Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent with respect to Loans, no later than 11:00 a.m. (New York City time), at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurocurrency Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurocurrency Rate Loans, shall be irrevocable on and after the related Interest Rate Determination Date, and each Borrower shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.10                             Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 8.01(a) the overdue principal amount of all Loans outstanding and, to the extent permitted by applicable law, any overdue interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate (the “Default Rate”) that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable for Revolving Loans that are Base Rate Loans); provided, that in the case of Eurocurrency Rate Loans denominated in Dollars, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurocurrency Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.11                             Fees.  (a) The Foreign Borrower agrees to pay to Lenders (other than Defaulting Lenders) having Revolving Exposure:

(i)                                     commitment fees equal to (A) the average of the daily difference between (1) the Revolving Commitments and (2) the Dollar Equivalent of the aggregate principal amount of (x) all outstanding Revolving Loans plus (y) the Letter of Credit Usage, times (B) 0.50%;

(ii)                                  letter of credit fees equal to (A) the Applicable Margin for Revolving Loans that are Eurocurrency Rate Loans, times (B) the Dollar Equivalent of the actual aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.11(a) shall be paid in Dollars to the Administrative Agent at its Principal Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender that has Revolving Exposure its Pro Rata Share thereof.

(b)                                 The Foreign Borrower agrees to pay directly to the Issuing Bank, for its own account, the following fees:

(i)                                     a fronting fee equal to 0.125% per annum, times the actual aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination);

(ii)                                  such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with the Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c)                                  All fees referred to in Sections 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, or if such date is not a Business Day, the immediately preceding Business Day, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(d)                                 [reserved]

(e)                                  In addition to any of the foregoing fees, the Borrowers agree to pay to Agents such other fees in the amounts and at the times separately agreed upon.

(f)                                   The rate and timing of fees in respect of any Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Foreign Borrower under such Ancillary Facility based on normal market rates and terms.

Section 2.12                             Scheduled Payments/Commitment Reductions.

(a)                                 The principal amounts of the Tranche A Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below on the last Business Day of the periods set forth below, commencing on June 30, 2014:

Amortization Date	Tranche A Term Loan Installments
FQ2 2014	$4,375,000
FQ3 2014	$4,375,000
FQ4 2014	$4,375,000
FQ1 2015	$4,375,000
FQ2 2015	$8,750,000
FQ3 2015	$8,750,000
FQ4 2015	$8,750,000

Amortization Date	Tranche A Term Loan Installments
FQ1 2016	$8,750,000
FQ2 2016	$13,125,000
FQ3 2016	$13,125,000
FQ4 2016	$13,125,000
FQ1 2017	$13,125,000
FQ2 2017	$13,125,000
FQ3 2017	$13,125,000
FQ4 2017	$13,125,000
FQ1 2018	$13,125,000
FQ2 2018	$13,125,000
FQ3 2018	$13,125,000
FQ4 2018	$13,125,000
FQ1 2019	$13,125,000
FQ2 2019	$122,500,000
FQ3 2019	$122,500,000
FQ4 2019	$122,500,000
Tranche A Term Loan Maturity Date	Remainder

All Tranche A Term Loans outstanding on the Tranche A Term Loan Maturity Date shall be due and payable on such date.

(b)                                 The principal amounts of the U.S. Tranche B Term Loans shall be repaid in Installments in the aggregate amounts set forth below on the last Business Day of the periods set forth below, commencing on June 30, 2014:

Amortization Date	U.S. Tranche B Term Loan Installments
FQ2 2014	$8,125,000
FQ3 2014	$8,125,000
FQ4 2014	$8,125,000
FQ1 2015	$8,125,000
FQ2 2015	$8,125,000
FQ3 2015	$8,125,000

Amortization Date	U.S. Tranche B Term Loan Installments
FQ4 2015	$8,125,000
FQ1 2016	$8,125,000
FQ2 2016	$8,125,000
FQ3 2016	$8,125,000
FQ4 2016	$8,125,000
FQ1 2017	$8,125,000
FQ2 2017	$8,125,000
FQ3 2017	$8,125,000
FQ4 2017	$8,125,000
FQ1 2018	$8,125,000
FQ2 2018	$8,125,000
FQ3 2018	$8,125,000
FQ4 2018	$8,125,000
FQ1 2019	$8,125,000
FQ2 2019	$8,125,000
FQ3 2019	$8,125,000
FQ4 2019	$8,125,000
FQ1 2020	$8,125,000
FQ2 2020	$8,125,000
FQ3 2020	$8,125,000
FQ4 2020	$8,125,000
Tranche B Term Loan Maturity Date	Remainder

All U.S. Tranche B Term Loans outstanding on the Tranche B Term Loan Maturity Date shall be due and payable on such date.

(c)                                  The principal amounts of the Foreign Tranche B Term Loans shall be repaid in Installments in the aggregate amounts set forth below on the last Business Day of the periods set forth below, commencing on June 30, 2014:(2)

(2)  NTD: To be updated based on final EURO commitment (to be equivalent of USD $550 million).

Amortization Date	Foreign Tranche B Term Loan Installments
FQ2 2014	€1,000,000
FQ3 2014	€1,000,000
FQ4 2014	€1,000,000
FQ1 2015	€1,000,000
FQ2 2015	€1,000,000
FQ3 2015	€1,000,000
FQ4 2015	€1,000,000
FQ1 2016	€1,000,000
FQ2 2016	€1,000,000
FQ3 2016	€1,000,000
FQ4 2016	€1,000,000
FQ1 2017	€1,000,000
FQ2 2017	€1,000,000
FQ3 2017	€1,000,000
FQ4 2017	€1,000,000
FQ1 2018	€1,000,000
FQ2 2018	€1,000,000
FQ3 2018	€1,000,000
FQ4 2018	€1,000,000
FQ1 2019	€1,000,000
FQ2 2019	€1,000,000
FQ3 2019	€1,000,000
FQ4 2019	€1,000,000
FQ1 2020	€1,000,000
FQ2 2020	€1,000,000
FQ3 2020	€1,000,000
FQ4 2020	€1,000,000
Tranche B Term Loan Maturity Date	Remainder

All Foreign Tranche B Term Loans outstanding on the Tranche B Term Loan Maturity Date shall be due and payable on such date.

(d)                                 Notwithstanding the foregoing, (i) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, in accordance with Sections 2.13, 2.14 and 2.15, as applicable; and (ii) the Tranche A Term Loans and the Tranche B Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Tranche A Term Loan Maturity Date and the Tranche B Term Loan Maturity Date, respectively.

Section 2.13                             Voluntary Prepayments/Commitment Reductions.

(a)                                 Voluntary Prepayments.

(i)                                     Any time and from time to time (A) with respect to Base Rate Loans, any Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount; (B) with respect to Eurocurrency Rate Loans, any Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of, with respect to Loans denominated in Dollars and prepayments of Revolving Loans, $1,000,000 and integral multiples of $1,000,000 in excess of that amount, and, with respect to Loans denominated in Euro or any other Approved Currency, €5,000,000 and integral multiples of €1,000,000 in excess of that amount (or such lesser amount as the Administrative Agent may agree); and (C) with respect to Swing Line Loans, the Foreign Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $250,000, and in integral multiples of $100,000 in excess of that amount;

(ii)                                  All such prepayments shall be made (A) upon not less than one Business Day’s prior written notice in the case of Base Rate Loans; (B) upon not less than three (3) Business Days’ prior written notice in the case of Eurocurrency Rate Loans and (C) upon written notice on the date of prepayment, in the case of Swing Line Loans;

in each case given to the Administrative Agent or Swing Line Lender, as the case may be, by 1:00 p.m. (New York City time) (or, with respect to repayments of Foreign Loans, 1:00 p.m. (London, England time)) on the date required (and the Administrative Agent shall promptly transmit such original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be.  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in Section 2.15(a).  Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment pursuant to this Section 2.13(a) may state that the effectiveness of such prepayment is conditioned upon the consummation of a refinancing, sale, change of control or other event specified therein, in which case such notice may be revoked by the applicable Borrower (by written notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied, subject to payment of any costs referred to in Section 2.18 resulting therefrom.

(b)                                 Voluntary Commitment Reductions.

(i)                                     The Borrowers may, upon not less than three (3) Business Days’ prior written notice confirmed in writing to the Administrative Agent (which original written notice the Administrative Agent shall promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments, in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments, as applicable, at the time of such proposed termination or reduction; provided, that any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of, $5,000,000 (or €5,000,000 with respect to any drawing in Euro) and integral multiples of $1,000,000 (or €1,000,000 with respect to any drawing in Euro) in excess of that amount (or such lesser amount as the Administrative Agent may agree).

(ii)                                  The applicable Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the applicable Borrower’s notice and shall reduce the Revolving Commitments of each Lender proportionately to its Pro Rata Share thereof.

(c)                                  Below-Par Purchases.  Notwithstanding anything to the contrary contained in this Section 2.13 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Loans of the Borrowers, so long as no Default or Event of Default has occurred and is continuing, either Borrower may repurchase outstanding Term Loans pursuant to this Section 2.13(c) on the following basis:

(i)                                     The U.S. Borrower may make one or more offers, and the Foreign Borrower may make one or more offers, (each, a “U.S.  Offer”) to repurchase all or any portion of the U.S. Tranche B Term Loans or the Tranche A Term Loans, respectively (such Term Loans, the “U.S.  Offer Loans”), and the Foreign Borrower may make one or more offers (each, a “Foreign Offer” and, together with each U.S. Offer, an “Offer”) to repurchase all or any portion of the Foreign Tranche B Term Loans (such Term Loans, the “Foreign Offer Loans” and, together with the U.S. Offer Loans, the “Offer Loans”); provided, that (A) the applicable Borrower delivers notice of its intent to make such Offer to the Administrative Agent at least five (5) Business Days in advance of the launch of any proposed Offer, (B) upon the launch of such proposed Offer, the applicable Borrower delivers an irrevocable notice of such Offer to the Administrative Agent and all applicable Term Lenders (with a copy to the Administrative Agent) indicating (1) the last date on which such Offer may be accepted, (2) the maximum dollar amount of such U.S. Offer or maximum Euro amount of such Foreign Offer, as applicable, and (3) the repurchase price per dollar of principal amount of such U.S. Offer Loans or the repurchase price per Euro of principal amount of such Foreign Offer Loans, as applicable, at which the applicable Borrower is willing to repurchase such Offer Loans (which price shall be below par); (C) the maximum dollar amount of each U.S. Offer and the maximum Euro amount of each Foreign Offer shall be an amount reasonably determined by the applicable Borrower and in consultation with the Administrative Agent prior to the making of any such Offer; (D) the applicable Borrower shall hold such Offer open for a minimum period of days to be reasonably determined by the Administrative Agent and the applicable Borrower prior to the making of any such Offer; (E) a Term Lender who elects to participate in the Offer may choose to sell all or part of such Term Lender’s Offer Loans; (F) such Offer shall be made to all Term Lenders holding the Offer Loans of the applicable Class on a pro rata basis in accordance with the respective principal amount then due and owing to the Term Lenders; provided, further that, if any Term Lender elects not to participate in the Offer, either in whole or in part, the amount of such Term Lender’s Offer Loans not being tendered shall be excluded in calculating the pro rata amount applicable to the balance of such Offer Loans and (G) such Offer shall be conducted pursuant to such procedures the Administrative Agent may establish in consultation with the applicable Borrower (which shall be consistent with this Section 2.13(c)) and that a Lender must follow in order to have its Offer Loans repurchased, which procedures may include a requirement that the applicable Borrower represent and warrant that it does not have any material non-public information with respect to any Loan Party (or its Subsidiaries) that could be material to a Lender’s decision to participate in such Offer;

(ii)                                  With respect to all repurchases made by the applicable Borrower such repurchases shall be deemed to be voluntary prepayments pursuant to this Section 2.13 in an amount equal to the aggregate principal amount of such Term Loans, provided, that such repurchases shall not be subject to the provisions of paragraphs (a) and (b) of this Section 2.13 or Section 2.17;

(iii)                               Upon the purchase by the applicable Borrower of any Term Loans, (A) automatically and without the necessity of any notice or any other action, all principal and accrued and unpaid interest on the Term Loans so repurchased shall be deemed to have been paid for all purposes and shall be cancelled and no longer outstanding for all purposes of this Agreement and all other Loan Documents (and in connection with any Term Loan purchased pursuant to this Section 2.13(c), the Administrative Agent is authorized to make appropriate entries in the Register to reflect such cancellation) and (B) the applicable Borrower will promptly advise the Administrative Agent of the total amount of Offer Loans that were repurchased from each Lender who elected to participate in the Offer;

(iv)                              Failure by the Borrowers to make any payment to a Lender required by an agreement permitted by this Section 2.13(c) shall not constitute an Event of Default under Section 8.01(a);

(v)                                 No proceeds of any Revolving Loans may be used to effectuate a purchase of any Offer Loans;

(vi)                              After giving effect to each purchase of an Offer Loan, all cash and Cash Equivalents not subject to any Lien (other than Liens in favor of the Collateral Agent or Liens permitted by Section 6.02(r)) shall equal at least $50,000,000;

(vii)                           Such Offer shall not have been deemed to constitute a “distressed exchange” by Moody’s or S&P;

(viii)                        With respect to all purchases of Term Loans of any Class or Classes made by the applicable Borrower pursuant to this Section 2.13(c), the applicable Borrower shall pay on the settlement date of each such purchase all principal of, and accrued and unpaid interest, if any, on the purchased Term Loans of the applicable Class or Classes up to the settlement date of such purchase; and

(ix)                              As of the launch date of any purchase and the effective date of such purchase, the Borrowers are not in possession of any information regarding any Loan Party, its assets, its ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any purchase, or participate in any of the transactions contemplated thereby, that has not previously been disclosed to the Administrative Agent and the Lenders.

(d)                                 Tranche B Term Loan Call Protection.  In the event that (i) all or any portion of the Tranche B Term Loans are (A) voluntarily prepaid or mandatorily prepaid pursuant to Section 2.13 with the proceeds of other Indebtedness having a weighted average yield that is less than the weighted average yield applicable to the Tranche B Term Loans so prepaid or (B) repriced or effectively refinanced through any waiver, consent or amendment of the Tranche B Term Loans (which repricing or refinancing would have the effect of reducing the stated rate of interest with respect to the Tranche B Term Loans so repriced or refinanced) or (ii) a Term Lender is replaced as a result of the mandatory assignment of its Tranche B Term Loans in the circumstances described in Section 2.23 following the failure of such Term Lender to consent to an amendment of this Agreement that would have the effect of reducing the weighted average yield with respect to the Tranche B Term Loans of such Term Lender, in each case, for any reason prior to the first anniversary of the Closing Date, such prepayments, effective refinancings, refinancings or, solely with respect to such replaced Term Lender, mandatory assignments, will be made at 101.0% of the amount prepaid, effectively refinanced, refinanced or mandatorily assigned and, with respect to amounts repriced, at a premium of 1.00% on the amount so repriced.

Section 2.14                             Mandatory Prepayments/Commitment Reductions.

(a)                                 Asset Dispositions.  No later than the third Business Day following the date of receipt by any Group Member of any Net Cash Proceeds in respect of any Asset Disposition permitted pursuant to Sections 6.08(d), the Loans shall be repaid as set forth in Section 2.15(b) in an aggregate amount equal to 100.0% of such Net Cash Proceeds; provided, that so long as no Default or Event of Default shall have occurred and be continuing at the time of the delivery of the notice described below or at the proposed time of the investment of such Net Cash Proceeds as described below, each Borrower shall have the option, upon written notice to the Administrative Agent, directly or through one or more of its Subsidiaries, to invest such Net Cash Proceeds within three hundred sixty-five (365) days of receipt thereof in assets used or useful in the business of any Group Member to the extent such investments are otherwise permitted under this Agreement; provided, however, that pending any such investment all such Net Cash Proceeds may be applied to prepay the Revolving Loans to the extent outstanding (without a reduction in the Revolving Commitments).

(b)                                 Insurance/Condemnation Proceeds.  No later than the third Business Day following the date of receipt by any Group Member, or the Administrative Agent as loss payee, of any Net Cash Proceeds of a Casualty Event, the Loans shall be repaid as set forth in Section 2.15(b) in an aggregate amount equal to such Net Cash Proceeds; provided, that so long as no Default or Event of Default shall have occurred and be continuing at the time of the delivery of the notice described below or at the proposed time of the investment of such Net Cash Proceeds as described below, each Borrower shall have the option, upon written notice to the Administrative Agent, directly or through one or more of its Subsidiaries to invest such Net Cash Proceeds within three hundred sixty-five (365) days of receipt thereof in assets used or useful in the business of any Group Member, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided, however, that pending any such investment all such Net Cash Proceeds, as the case may be, may be applied to prepay the Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments).

(c)                                  Issuance or Incurrence of Debt.  On the date of receipt by any Group Member of any Net Cash Proceeds from the issuance or incurrence of any Indebtedness of any Group Member (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.01, but including Indebtedness permitted to be incurred pursuant to Section 6.01(m) and Section 6.01(q)), the Borrowers shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100.0% of such Net Cash Proceeds.

(d)                                 Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ended December 31, 2013), the Borrowers shall, no later than one hundred and five (105) days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to (i) the Applicable Sweep Percentage of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans pursuant to Section 2.13(a) (excluding (x) repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments and (y) repayments of Loans made with the Net Cash Proceeds of any Credit Agreement Refinancing Indebtedness).

(e)                                  Change of Control.  In the event that a Change of Control shall occur, not later than the Business Day next following such Change of Control, the Borrowers shall immediately prepay the Loans as set forth in Section 2.15(b) and the Commitments of each Lender shall be reduced to zero.

(f)                                   Revolving Loans and Swing Line Loans.  The Foreign Borrower shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans (or cash collateralize or backstop any Letter of Credit to the reasonable satisfaction of the Issuing Bank) to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.  Notwithstanding the foregoing, mandatory prepayments of Revolving Loans that would otherwise be required pursuant to this Section 2.14(f) solely as a result of fluctuations in Exchange Rates from time to time shall only be required to be made on the last Business Day of each month on the basis of the Exchange Rate in effect on such Business Day.

(g)                                  Prepayment Certificate.  Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) through 2.14(e), the Borrower Representative shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be.  In the event that the Borrower Representative shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the applicable Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower Representative shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

Section 2.15                             Application of Prepayments; Application of Proceeds of Collateral.

(a)                                 Application of Voluntary Prepayments by Type of Loans.  Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by the applicable Borrower in the applicable notice of prepayment (including to which Class of Loan and to any amortization payments thereof); provided, that in the event the applicable Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

first, to repay outstanding Swing Line Loans to the full extent thereof;

second, to repay outstanding Revolving Loans to the full extent thereof; and

third, to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and further applied on a pro rata basis to the remaining scheduled Installments of principal of each tranche of Term Loan;

in each case, for the avoidance of doubt, allocated on a pro rata basis among the applicable U.S. Loans and Foreign Loans.

(b)                                 Application of Mandatory Prepayments by Type of Loans.  Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(e) shall be applied as follows:

first, to repay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied first to the next eight scheduled principal payments in respect of the Term Loans on a pro rata basis in direct order of maturity and second on a pro rata basis to the remaining scheduled Installments of principal of each tranche of Term Loan, in each case, for the avoidance of doubt, allocated on a pro rata basis among the applicable U.S. Loans and Foreign Loans; provided if at the time any amount is required to be paid pursuant to Section 2.14(a) or (b), any Borrower is required to offer to repurchase Permitted Pari Passu Secured Refinancing Debt pursuant to the terms of the documentation governing such Indebtedness with any Net Cash Proceeds specified therein (such Permitted Pari Passu Secured Refinancing Debt required to be offered to be so repurchased, “Other Applicable Indebtedness”), then such Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such

Net Cash Proceeds allocated to Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to Section 2.14(a) or (b), as applicable, shall be reduced accordingly; provided further that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness purchased, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; and

second, to repay outstanding Revolving Loans to the full extent thereof.

(c)                                  Application of Prepayments of Loans to Base Rate Loans and Eurocurrency Rate Loans.  Considering each Class of Loans being prepaid separately, any prepayment of U.S. Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurocurrency Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrowers pursuant to Section 2.18(c).

(d)                                 Application of Payments After an Event of Default; Application of Proceeds of Collateral.  All payments made by any Borrower after any Event of Default and all proceeds received by the Collateral Agent in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Obligations in the following order of priority:  first, to the payment of all documented costs and expenses of such sale, collection or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification hereunder (in its capacity as the Collateral Agent and not as a Lender) and all advances made by the Collateral Agent hereunder for the account of the applicable Loan Party, and to the payment of all documented costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under the Credit Agreement, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders and the Lender Counterparties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the applicable Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(e)                                  Waivable Mandatory Prepayment.  Anything contained herein to the contrary notwithstanding, in the event the Borrowers are required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Tranche B Term Loans pursuant to Section 2.13 (other than Section 2.13(g)), not less than five Business Days prior to the date (the “Required Prepayment Date”) on which the Borrowers are required to make such Waivable Mandatory Prepayment, the Borrower Representative shall notify Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Tranche B Term Loan of the amount of such Lender’s Pro Rata

Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount.  Each such Lender may exercise such option by giving written notice to the Borrower Representative and the Administrative Agent of its election to do so on or before the third Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower Representative and the Administrative Agent of its election to exercise such option on or before the third Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  On the Required Prepayment Date, the Borrowers shall pay to Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Tranche B Term Loans of such Lenders (which prepayment shall be applied to the scheduled Installments of principal of the Tranche B Term Loans in accordance with Section 2.15(b)), and (ii) in an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option, to prepay the Tranche A Term Loans (which prepayment shall be further applied to the scheduled Installments of principal of the Tranche A Term Loans in accordance with Section 2.15(b)).

Section 2.16                             General Provisions Regarding Payments.

(a)                                 All payments by the Borrowers of principal, interest, fees and other Obligations shall be made in the Approved Currency for the Loans and Commitments related thereto, in each case in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office designated by the Administrative Agent for the account of Lenders.  For purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrowers on the next succeeding Business Day.

(b)                                 All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)                                  The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)                                 Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurocurrency Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)                                  Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f)                                   Each Borrower hereby authorizes the Administrative Agent to charge such Borrower’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g)                                  The Administrative Agent shall deem any payment by or on behalf of any Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time), to be a non-conforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  The Administrative Agent shall give prompt telephonic notice to the Borrower Representative and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate from the date such amount was due and payable until the date such amount is paid in full.

(h)                                 If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 2.15(d).

Section 2.17                             Ratable Sharing.  Lenders to the U.S. Borrower agree among themselves, on the one hand, and the Lenders to the Foreign Borrower agree among themselves, on the other hand, that, except as otherwise provided in the Security Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise (including amounts received by any such Lender in excess of those received by other Lenders as a result of the application of article 91.7 of the Spanish Insolvency Law (Law 22/2003 of 9th July)), or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy, reorganization, insolvency or examinership of any Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Each Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by any Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.17 shall not be construed to apply to (i) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or payments made with proceeds of Collateral applied as set forth in Section 2.15(d), (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it. For the avoidance of doubt, no Lender to the Foreign Borrower shall make payments to a Lender to the U.S. Borrower pursuant to this Section 2.17.

Section 2.18                             Making or Maintaining Eurocurrency Rate Loans.

(a)                                 Inability to Determine Applicable Interest Rate.  In the event of any Market Disruption, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrowers and each Lender of such determination, whereupon (i) with respect to Loans denominated in Dollars, (A) no Loans may be made as, or converted to, Eurocurrency Rate Loans until such time as the Administrative Agent notifies the Borrowers and Lenders that the circumstances giving rise to such notice no longer exist and (B) any Borrowing Notice or Conversion/Continuation Notice given by the Borrowers with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrowers, and (ii) with respect to Loans denominated in Euro or Other Foreign Currency, if the Administrative Agent or the Borrowers so require, the Administrative Agent and the Borrowers will negotiate in good faith for a period of not more than thirty (30) days in order to agree on a mutually acceptable substitute basis for calculating the interest payable on the affected Eurocurrency Rate Loans and, (A) if a substitute basis is agreed within that thirty (30) day period between the Administrative Agent (with the consent of all the Lenders holding such Eurocurrency Loans) and the Borrowers, then it shall apply in accordance with its terms (and may be retrospective to the beginning of the relevant Interest Period) and (B) unless and until a substitute basis is so agreed, the interest payable to such Lenders on the applicable Eurocurrency Rate Loans for the relevant Interest Period will be the rate notified to the Administrative Agent by that Lender to be its cost of funds (from any source which it may reasonably select) plus the Applicable Margin and, if applicable, Mandatory Costs.

(b)                                 Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, governmental rules, regulation or guideline or order, or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain

Eurocurrency Rate Loans as contemplated by this Agreement (such Lender an “Affected Lender”), (i) the commitment of such Lender hereunder to make Eurocurrency Rate Loans, continue Eurocurrency Rate Loans as such and convert Base Rate Loans to Eurocurrency Rate Loans shall forthwith be canceled until such time as it shall no longer be unlawful for such Lender to make or maintain the affected Loan and (ii) with respect to any such Lender’s Loans then outstanding as Eurocurrency Rate Loans denominated in Dollars, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurocurrency Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.18(c).

(c)                                  Compensation for Breakage or Non-Commencement of Interest Periods.  The applicable Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurocurrency Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender) a borrowing of any Eurocurrency Rate Loan does not occur on a date specified therefor in a Borrowing Notice, or a conversion to or continuation of any Eurocurrency Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurocurrency Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurocurrency Rate Loans is not made on any date specified in a notice of prepayment given by the applicable Borrower or the Borrower Representative; provided that for purposes of calculating amounts payable by the applicable Borrower to the Lenders pursuant to this Section 2.18(c), each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Adjusted Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded; and provided further that amounts payable under this Section 2.18(c) shall be calculated without regard to the last sentence of the definition of “Adjusted Eurocurrency Rate”.

(d)                                 Booking of Eurocurrency Rate Loans.  Any Lender may make, carry or transfer Eurocurrency Rate Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)                                  Assumptions Concerning Funding of Eurocurrency Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurocurrency Rate Loans through the purchase of a Eurocurrency deposit bearing interest at the rate obtained pursuant to the first sentence of the definition of “Adjusted Eurocurrency Rate” in an amount equal to the amount of such Eurocurrency Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurocurrency deposit from an offshore office of such Lender to the relevant office of such Lender; provided, that each Lender may fund each of its Eurocurrency Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

Section 2.19                             Increased Costs; Capital Adequacy.

(a)                                 Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include the Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order after the Closing Date), or any determination of a court or Governmental Authority, in each case that becomes effective after the Closing Date, or compliance by such Lender with any guideline, request or directive issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurocurrency Rate Loans that are reflected in the definition of Adjusted Eurocurrency Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market or the relevant off-shore interbank market for any Other Foreign Currency; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or acquiring participations in, issuing or maintaining Letters of Credit hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the applicable Borrower shall promptly pay to such Lender, upon receipt of the written statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to the Borrower Representative (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)                                 Capital Adequacy Adjustment.  In the event that any Lender (which term shall include the Issuing Bank for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitment or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit, to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by the Borrower Representative from such Lender of the statement referred to in the next sentence, the applicable Borrower shall pay to such Lender such additional amount or amounts as shall compensate such Lender or such controlling corporation for such reduction.  Such Lender shall deliver to the Borrower Representative (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

Section 2.20                             Taxes; Withholding, Etc.

(a)                                 Payments to Be Free and Clear.  All sums payable by or on behalf of any Loan Party hereunder and under any other Loan Document shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding for or on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.

(b)                                 Withholding of Taxes.  If any Withholding Agent is required by law (as determined in the good faith discretion of an applicable Withholding Agent) to make any deduction or withholding for or on account of any Taxes from any sum paid or payable by or on behalf of any Loan Party to the Administrative Agent or any Lender (which term shall include the Issuing Bank for purposes of this Section 2.20(b)) under any of the Loan Documents:  (i)  the applicable Withholding Agent shall be entitled to make such withholding or deduction, (ii) the Withholding Agent shall pay any such Taxes on or before the date such payment is required by Law; (iii) if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made (after taking into account any additional deduction or withholding or payment of any Indemnified Taxes on such increased payment); and (iv) within thirty (30) days after the due date of payment of any Indemnified Tax which it is required by clause (ii) above to pay, the applicable Loan Party shall deliver to the Administrative Agent evidence satisfactory to the Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(c)                                  Evidence of Exemption from Withholding Tax.

(i)                                     Any Lender (which term shall include the Issuing Bank for purposes of this Section 2.20(c)) that is entitled to an exemption from or reduction of withholding in respect of payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by applicable requirements of law and thereafter when reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation and information prescribed by applicable requirements of law as will permit (as reasonably determined by the Borrowers in their sole discretion) such payments to be made without withholding (including back-up withholding) or at a reduced rate of withholding and to determine whether information reporting is required in respect of the Lender. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(c)(ii), Section 2.20(c)(iii), Section 2.20(c)(iv) or Section 2.20(c)(v) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the U.S. Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the U.S. Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) as may be necessary for the U.S. Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (c)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Without limiting the generality of the foregoing, each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) shall, to the extent it is permitted by applicable law, deliver to the Administrative Agent for transmission to the Borrowers, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrowers or the Administrative Agent (each in its sole discretion acting reasonably), whichever of the following is applicable:

(1)         in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed originals of IRS Form W-8ECI;

(3)         in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)         to the extent that a Non-U.S. Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W8-ECI, Internal Revenue Service Form W-8BEN, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate.

(iv)                              Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrowers on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement), two (2) original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender.  Each Lender required to deliver any forms, certificates or other evidence with respect to United States withholding matters under the Internal Revenue Code pursuant to this Section 2.20(c)(iii) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any respect, that such Lender shall promptly deliver to the Administrative Agent and the Borrowers two (2) new original copies of Internal Revenue Service Form W-8BEN, W-8ECI, W-8IMY, W-8EXP or W-9 (or, in each case, any successor form thereto) properly completed and duly executed by such Lender.

(v)                                 Each Lender that will qualify for an exemption from, or reduction in, deduction or withholding of any Taxes solely because it is a Treaty Lender shall cooperate with the Borrower in completing any procedural formalities (including completing and executing any documentation) necessary for the Borrower to obtain authorization to make payments to such Lender free from any deduction or withholding of any Taxes.

(vi)                              With the exceptions of the obligations of a Lender under Section 2.20(h) and 10.06(f) below, each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and Administrative Agent in writing of its legal inability to do so.

(d)                                 Without limiting the provisions of Section 2.20(b), each Loan Party shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law.  Each Loan Party or the Borrowers shall deliver to the Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to the Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(e)                                  The Loan Parties shall jointly and severally indemnify the Administrative Agent and any Lender (which term shall include Issuing Bank for purposes of this Section 2.20(e)) for the full amount of Indemnified Taxes for which additional amounts are required to be paid pursuant to Section 2.20(b) and Other Taxes (but not, for the avoidance of doubt, any Excluded Taxes), in each case arising in connection with this Agreement or any other Loan Document (including any such Indemnified Taxes or Other Taxes imposed or asserted on or attributable to additional amounts payable under this Section 2.20) paid by the Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Such Administrative Agent or Lender, as the case may be, shall, at a Borrower’s request, provide such Borrower with a written statement thereof setting forth the basis and calculation of such amounts (including any proposed indemnifiable expenses), which written statement shall be conclusive absent manifest error with respect to any Indemnified Taxes and Other Taxes and shall, at a Borrower’s written request and solely at such Borrower’s expense, make commercially reasonable efforts to provide other documentation or cooperation reasonably necessary for such Borrower to contest in good faith the imposition of such Indemnified Taxes or Other Taxes.  Such payment shall be due within fifteen (15) days of such Loan Party’s receipt of such certificate.  For the avoidance of doubt, the Borrowers shall not be required to indemnify any Lender or Administrative Agent under this Section 2.20(e) with respect to any Taxes to the extent such indemnification would result in duplication because such Taxes have been compensated for by the payment of any additional amounts pursuant to Section 2.20(b) or Other Taxes previously paid pursuant to Section 2.20.

(f)                                   If any Lender or Administrative Agent determines, in its reasonable discretion, that it has received a refund (or credit in lieu of a refund) in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrowers or Guarantors pursuant to this Section 2.20, it shall (if such Lender in its reasonable discretion determines that it can do so without prejudice to the retention of the amount of such refund (or credit in lieu of a refund)) remit such refund (or credit in lieu of a refund) as soon as practicable after it is determined that such refund (or credit in lieu of a refund) pertains to Indemnified Taxes or Other Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers or Guarantors under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund (or credit in lieu of a refund) plus any interest included in such refund (or credit in lieu of a refund)  by the relevant taxing authority attributable thereto) to the Borrowers or Guarantors, net of all reasonable out-of-pocket expenses of the Lender or Administrative Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund (or credit in lieu of a refund)).  Notwithstanding anything to the contrary in this paragraph (f), in no event will the Lender be required to pay any amount to the Borrowers pursuant to this paragraph (f), the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund (or credit in lieu of a refund) had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. The Borrowers and such Guarantors, as applicable, upon the request of such Lender or Administrative Agent, agree to repay as soon as reasonably practicable the amount paid over to the Borrowers or Guarantors (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such Lender or Administrative Agent in the event such Lender or Administrative Agent is required to repay such refund (or credit in lieu of a refund) to a taxing authority.

(g)                                  The obligations of the Loan Parties to pay additional amounts pursuant to Section 2.20(b) and to provide indemnity pursuant to Section 2.20(e) shall be applied in a manner so as not to cause duplicative payments.

(h)                                 Each Lender shall, which becomes a party to this agreement, on the day on which it is entered or upon succeeding to an interest in the Commitments and/or Loans to the Foreign Borrower hereunder, confirm whether or not it is a Qualifying Lender in accordance with Section 10.06(f).  Each such Lender shall promptly notify the Borrower if there is any change in their status as a Qualifying Lender.

Section 2.21                             Obligation to Mitigate.  Each Lender (which term shall include the Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it shall, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions through another office of such Lender or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its reasonable discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, that such Lender shall not be obligated to utilize such other office pursuant to this Section 2.21 unless the Borrower Representative agrees to pay commercially reasonable incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by the Borrower Representative pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower Representative (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

Section 2.22                             Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank and Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22(d); fourth, as the Borrowers may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.22(d); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied and waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.22(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii)                                  Certain Fees.

(A)  No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(a)(ii) for any period during which that Lender is a Defaulting Lender only to extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.22(d).

(B)  With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Foreign Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii)                               Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless the Borrower Representative shall have otherwise notified the Administrative Agent at such time, the Borrower Representative shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate

Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv)                              Cash Collateral.  If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Foreign Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.22(d).

(b)                                 Defaulting Lender Cure.  If the Borrower Representative, the Administrative Agent and the Swing Line Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.22(a)(iii), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c)                                  New Swing Line Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)                                 Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Foreign Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)                                     Grant of Security Interest.  The Foreign Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Foreign Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.22 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)                               Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.22 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and the applicable Issuing Bank that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.22, the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by the Foreign Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

Section 2.23                             Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that:  (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrowers that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after the Borrower Representative’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) such Defaulting Lender’s default shall remain in effect and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five (5) Business Days after the Borrowers’ request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.05(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each, a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrowers may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each, a “Replacement Lender”) in accordance with the provisions of Section 10.06 and the applicable Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender, a Non-Consenting Lender or a Defaulting Lender; provided, that (i) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings on Letters of Credit that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11, such amounts to be calculated based on the Dollar Equivalent thereof with respect to the U.S. Term Loans or Revolving Commitments and based on the Euro Equivalent thereof with respect to the Foreign Term Loans; (ii) on the date of such assignment, the applicable Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.13(d), to the extent applicable, 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment and (iii) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, that the applicable Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, the applicable Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled.  Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if a Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, the Administrative Agent shall be entitled (but not obligated) and is authorized by each Lender (which authorization is irrevocable and is coupled with an interest) to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.06 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.06. Any Borrower’s right to replace a Defaulting Lender under this Section 2.23 is, and shall be, in addition to, and not in lieu of, all other rights and remedies available to any Borrower against such Defaulting Lender under this Agreement, at law, in equity or by statute.

Section 2.24                             Ancillary Facilities.(a)                           Type of Facility.  An Ancillary Facility may be by way of:  (i) an overdraft facility; (ii) a guarantee, bonding, documentary or stand-by letter of credit facility; (iii) a short term loan facility; (iv) a derivatives facility; (v) a foreign exchange facility; or (vi) any other facility or accommodation required in connection with the business of the Group and which is agreed by the Foreign Borrower with an Ancillary Lender.

(b)                                 Availability.

(i)                                     If the Foreign Borrower and a Lender agree and except as otherwise provided in this Agreement, such Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender’s unutilized Revolving Commitment (which, except for the purposes of determining the Required Lenders and for the purpose of Section 2.23, in each case, shall be reduced by the amount of the Ancillary Commitment under that Ancillary Facility).

(ii)                                  An Ancillary Facility shall not be made available unless, not later than five (5) Business Days prior to the Ancillary Commencement Date for such Ancillary Facility, the Administrative Agent has been notified in writing by the Borrower Representative that such Ancillary Facility has been established and specifying (A) the proposed Ancillary Commencement Date and expiration date of the Ancillary Facility, (B) the proposed type of Ancillary Facility to be provided, (C) the proposed Ancillary Lender, (D) the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, if the Ancillary Facility is an overdraft facility comprising more than one account, its maximum gross amount (that amount being the “Designated Gross Amount”) and its maximum net amount (that amount being the “Designated Net Amount”), (E) the proposed currency of the Ancillary Facility (if not denominated in Euro or U.S. Dollars) and (F) the Revolving Commitments to which such Ancillary Facility relates, and the Borrower Representative shall have provided any other information which the Administrative Agent may reasonably request in connection with the Ancillary Facility.

(iii)                               The Administrative Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.  Subject to compliance with clause (b)(ii) above, (A) the Lender concerned will become an Ancillary Lender and (B) the Ancillary Facility will be available, with effect from the date agreed by the Borrower Representative and the Ancillary Lender.

(iv)                              No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Lender other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Section 2.24).  In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(c)                                  Terms of Ancillary Facilities.

(i)                                     Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Foreign Borrower; provided that such terms (A) must be based upon normal commercial terms at that time (except as varied by this Agreement); (B) may allow only the Foreign Borrower to use the Ancillary Facility; (C) may not allow the Ancillary Outstandings to exceed the Ancillary Commitment; and (D) shall require that the Ancillary Commitment shall be reduced to zero, and that all Ancillary Outstandings shall be repaid (or cash collateralized in a manner acceptable to the applicable Ancillary Lender) not later than the Revolving Commitment Termination Date (or such earlier date as the Revolving Commitment of the relevant Ancillary Lender is reduced to zero).

(ii)                                  If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (A) Section 2.08(d) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility; (B) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and (C) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(iii)                               Interest, commission and fees on Ancillary Facilities are dealt with in Sections 2.08(h) and 2.11(f).

(d)                                 Repayment of Ancillary Facilities.

(i)                                     An Ancillary Facility shall cease to be available on the Revolving Commitment Termination Date or such earlier date on which its expiration occurs or on which it is cancelled in accordance with the terms of this Agreement.

(ii)                                  If an Ancillary Facility expires in accordance with its terms, the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and such Lender’s Revolving Commitment shall be increased accordingly).

(iii)                               No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash collateralization for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) unless (A) the Revolving Commitments have been cancelled in full, or all outstanding applicable Revolving Loans have become due and payable in accordance with the terms of this Agreement, or the Administrative Agent has declared all outstanding applicable Revolving Loans immediately due and payable, or the expiration date of the Ancillary Facility occurs; (B) it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or (C) the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by an applicable Revolving Loan and the Ancillary Lender gives sufficient notice to enable an applicable Revolving Loan to be made to refinance those Ancillary Outstandings.

(iv)                              For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in clause (d)(iii)(C) above can be refinanced by an applicable Revolving Loan, (A) the Revolving Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and (B) the applicable Revolving Loan may (so long as clause (d)(iii)(A) above does not apply) be made irrespective of whether a Default or Event of Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether the Foreign Borrower shall have delivered a Borrowing Notice.

(v)                                 On the making of a Revolving Loan to refinance Ancillary Outstandings, (A) each Lender will participate in such Revolving Loan on a pro rata basis in accordance with its respective Revolving Commitment (as determined by the Administrative Agent); and (B) the relevant Ancillary Facility shall be cancelled.

(vi)                              In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to applicable regulatory authorities as netted for capital adequacy purposes.

(e)                                  Ancillary Outstandings.  The Foreign Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that (i) the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and (ii) where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words in brackets in paragraph (a) of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.

(f)                                   Information.  The Foreign Borrower and each Ancillary Lender shall, promptly upon request by the Administrative Agent, supply the Administrative Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Administrative Agent may reasonably request from time to time.  The Foreign Borrower consents to all such information being released to the Administrative Agent and the Lenders.

(g)                                  Revolving Commitment Amounts.  Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Commitment is not less than its Ancillary Commitment.

Section 2.25                             Incremental Facilities.

(a)                                 Either Borrower may by written notice to the Administrative Agent at any time after the Closing Date elect to request (A) prior to the Revolving Commitment Termination Date, an increase to the existing Revolving Commitments (any such increase, the “Incremental Revolving Commitments”) and/or (B) the establishment of one or more new term loan commitments (the “Incremental Term Loan Commitments”), by an amount not in excess of the Incremental Amount and not less than $25,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent), and integral multiples of $10,000,000 in excess of that amount.  Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the applicable Borrower proposes that the Incremental Revolving Commitments or Incremental Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, an “Incremental Revolving Loan Lender” or “Incremental Term Loan Lender”, as applicable) to whom such Borrower proposes any portion of such Incremental Revolving Commitments or Incremental Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that the Administrative Agent may elect or decline to arrange such Incremental Revolving Commitments or Incremental Term Loan Commitments in its sole discretion and any Lender approached to provide all or a portion of the Incremental Revolving Commitments or Incremental Term Loan Commitments may elect or decline, in its sole discretion, to provide an Incremental Revolving Commitment or an Incremental Term Loan Commitment.  Such Incremental Revolving Commitments or Incremental Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Revolving Commitments or Incremental Term Loan Commitments, as applicable; (2) both before and after giving effect to the making of any Series of Incremental Term Loans or Incremental Revolving Loans, each of the conditions set forth in Section 3.02 shall be satisfied; (3) the Parent shall be in pro forma compliance with Section 6.07 as of the last day of the most recently ended Fiscal Quarter after giving effect to such Incremental Revolving Commitments or Incremental Term Loan Commitments, as applicable (assuming that (x) any such Incremental Revolving Commitments are fully drawn and (y) the proceeds of such Incremental Revolving Commitments or Incremental Term Loan Commitments are not included as unrestricted cash in the definition of “Consolidated Total Debt”); (4) the Incremental Revolving Commitments or Incremental Term Loan Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by the applicable Borrower, the Incremental Revolving Loan Lender or Incremental Term Loan Lender, as applicable, and the Administrative Agent, and each of which shall be recorded in the Register and each Incremental Revolving Loan Lender and Incremental Term Loan Lender shall be subject to the requirements set forth in Section 2.20(c); (5) the applicable Borrower shall make any payments required pursuant to Section 2.18(c) in connection with the Incremental Revolving Commitments; (6) the applicable Borrower shall deliver or cause to be delivered any legal opinions or other documents (including modifications of Mortgages and title insurance endorsements or policies) as reasonably requested by the Administrative Agent in connection with any such transaction; and (7) the applicable Borrower shall have paid all fees and expenses owing to the Agents and the Lenders in respect of such Incremental Revolving Commitments or Incremental Term Loan Commitments.  Any Incremental Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of Incremental Term Loans for all purposes of this Agreement.

(b)                                 On any Increased Amount Date on which Incremental Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Lenders with Revolving Commitments of the same Class shall assign to each of the Incremental Revolving Loan Lenders, and each of the Incremental Revolving Loan Lenders shall purchase from each of such Lenders, at the principal amount thereof (together with accrued interest), such interests in the applicable Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Lenders with Revolving Commitments of the same Class and Incremental Revolving Loan Lenders ratably in accordance with their

Revolving Commitments after giving effect to the addition of such Incremental Revolving Commitments to the Revolving Commitments of the applicable Class, (b) each Incremental Revolving Commitment shall be deemed for all purposes a Revolving Commitment of the applicable Class and each Loan made thereunder (an “Incremental Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan of the applicable Class and (c) each Incremental Revolving Loan Lender shall become a Lender with respect to the Incremental Revolving Commitment and all matters relating thereto.

(c)                                  On any Increased Amount Date on which any Incremental Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Incremental Term Loan Lender of any Series shall make a Loan to the applicable Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Loan Commitment of such Series and (ii) each Incremental Term Loan Lender of any Series shall become a Lender hereunder with respect to the Incremental Term Loan Commitment of such Series and the Incremental Term Loans of such Series made pursuant thereto.

(d)                                 The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower Representative’s notice of each Increased Amount Date and in respect thereof (y) the Incremental Revolving Commitments and the Incremental Revolving Loan Lenders or the Series of Incremental Term Loan Commitments and the Incremental Term Loan Lenders of such Series, as applicable and (z) in the case of each notice to any applicable Lender with Revolving Commitments, the respective interests in such Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section.

(e)                                  The terms and provisions of the Incremental Term Loans and Incremental Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Tranche B Term Loans of the same Class.  The terms and provisions of the Incremental Revolving Loans shall be identical to the Revolving Loans of the same Class.  In the case of any Incremental Term Loans, (i) the Weighted Average Life to Maturity of all Incremental Term Loans of any Series shall be no shorter than the Weighted Average Life to Maturity of the Tranche B Terms Loans (provided that, in calculating the Weighted Average Life to Maturity, the effect of application of prepayments to future amortization payments shall be disregarded), (ii) the applicable Incremental Term Loan Maturity Date of each Series shall be no earlier than the final maturity of the Tranche B Term Loans, and (iii) the yield and all other terms applicable to the Incremental Term Loans of each Series shall be determined by the Borrower Representative and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided, however, that the yield applicable to the Incremental Term Loans (after giving effect to all rate floors and all fees or original issue discount payable with respect to such Incremental Term Loans (and excluding for the avoidance of doubt, any underwriting or similar fees), as reasonably determined by the Administrative Agent, shall not be greater than the applicable yield (including the Applicable Margin and rate floor and any original issue discount or fees payable in connection with the initial issuance of such Tranche B Term Loans of the same currency (but excluding for the avoidance of doubt any underwriting or similar fees))) payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to such Tranche B Term Loans, plus 0.50% per annum unless (i) the interest rate with respect to such Tranche B Term Loans of the same currency is increased so as to cause the then applicable interest rate under this Agreement on such Tranche B Term Loans to be not more than 0.50% less than the yield then applicable to the Incremental Term Loans (after giving effect to all rate floors and all fees or original issue discount payable with respect to such Incremental Term Loans) and (ii) the interest rate with respect to Tranche B Term Loans in any other currency, Tranche A Term Loans and Revolving Loans is increased by an amount equal to the amount of any increase in the interest rate for such Tranche B Term Loans pursuant to clause (i).  Any Incremental Revolving Loans will be documented solely as an increase to the Revolving Commitments of the same Class without any change in terms, other than any change that is more favorable to the Revolving Lenders and applies equally to all Revolving Loans and Revolving Commitments of the same Class.  Each Joinder Agreement may, without the consent of any Lender other than the applicable Incremental Revolving Loan Lender or Incremental Term Loan Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent to effect the provisions of this Section 2.25.

Section 2.26                             Refinancing Amendment.

(a)   Any Borrower may from time to time, pursuant to the provisions of this Section 2.26, obtain from any Lender or any Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or a portion of the Loans and Commitments of any Class then outstanding under this Agreement in the form of Other Refinancing Loans or Other Refinancing Commitments, in each case, pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder; (ii) will have such pricing, premiums and optional prepayment or redemption terms as may be agreed by the applicable Borrower and the Lenders thereof; and (iii) may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment.

(b)   The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 3.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 3.01. Any Credit Agreement Refinancing Indebtedness incurred under this Section 2.26 shall be in an aggregate principal amount that is not less than $25,000,000. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Refinancing Loans and/or Other Refinancing Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Section 2.26. This Section 2.26 shall supersede any provisions in Section 2.17 or 10.05 to the contrary.

Section 2.27                             Extensions of Loans and Commitments.

(a)   Notwithstanding anything in this Agreement to the contrary, pursuant to one or more written offers (each an “Extension Offer”) made from time to time by the applicable Borrower to all Lenders holding Loans and Commitments under any Class that is proposed to be extended under this Section 2.27, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans of each Lender in such Class) and on the same terms to each such Lender, such Borrower may from time to time offer to extend the maturity date for, and otherwise modify the terms of, such Loans and/or Commitments (each such modification, an “Extension”).  In connection with each Extension, the applicable Borrower will provide the Administrative Agent (for distribution to the Lenders of the applicable Class) at least 10 days (or such shorter period as may be agreed by the Administrative Agent) prior written notice of such Extension, including the applicable Class or Classes to be extended and the requested new maturity date for the extended Loans of each such Class (each an “Extended Maturity Date”) and shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.27.

(b)   After giving effect to any Extension, the Term Loans or Revolving Commitments so extended shall cease to be a part of the Class that they were a part of immediately prior to the Extension and shall be a new Class hereunder; provided that at no time shall there be more than three different Classes of Term Loans and three different classes of Revolving Commitments; provided further, that, in the case of any Extension Amendment relating to Revolving Commitments or Revolving Loans, (i) all borrowings and all prepayments of Revolving Loans shall continue to be made on a ratable basis among all Revolving Lenders, based on the relative amounts of their Revolving Commitments, until the repayment of the Revolving Loans attributable to the non-extended Revolving Commitments on the relevant maturity date, (ii) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swing Line Loan as between the Revolving Commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the maturity date relating to such non-extended Revolving Commitments has occurred, (iii) no termination of Extended Revolving Commitments and no repayment of Extended Revolving Loans accompanied by a corresponding permanent reduction in Extended Revolving Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of the Existing Revolving Loans and Existing Revolving Commitments (or all Existing Revolving Commitments of such Class and related Existing Revolving Loans shall have otherwise been terminated and repaid in full) and (iv) with respect to Letters of Credit and Swing Line Loans, the maturity date with respect to the Revolving Commitments may not be extended without the prior written consent of the Issuing Bank and the Swing Line Lender.

(c)   The consummation and effectiveness of each Extension shall be subject to the following:

(i)   no Default or Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension;

(ii)   the Term Loans or Revolving Commitments, as applicable, of any Lender extended pursuant to any Extension (as applicable, “Extended Term Loans” or “Extended Revolving Commitments”) shall have the same terms as the Class of Term Loans or Revolving Commitments, as applicable, subject to the related Extension Amendment (as applicable, “Existing Term Loans” or “Existing Revolving Commitments”); except (A) the final maturity date of any Extended Term Loans or Extended Revolving Commitments of a Class to be extended pursuant to an Extension shall be later than the maturity date of the Class of Existing Term Loans or Existing Revolving Commitments, as applicable, subject to the related Extension Amendment, and the Weighted Average Life to Maturity of any Extended Term Loans or Extended Revolving Commitments of a Class to be extended pursuant to an Extension shall be no shorter than the Weighted Average Life to Maturity of the Class of Existing Term Loans or Existing Revolving Commitments, as applicable, subject to the related Extension Amendment; (B) the all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Term Loans or Extended Revolving Commitments, as applicable, may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Term Loans or Existing Revolving Commitments, as applicable; (C) the revolving credit commitment fee rate with respect to the Extended Revolving Commitments may be higher or lower than the revolving credit commitment fee rate for Existing Revolving Commitments, in each case, to the extent provided in the applicable Extension Amendment; (D) any Extended Term Loans or Extended Revolving Commitments, as applicable, may participate on a pro rata basis or a less than pro rata basis (but not greater than pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer; and (E) the other terms and conditions applicable to Extended Term Loans and/or Extended Revolving Commitments may be terms different than those with respect to the Existing Term Loans or Existing Revolving Commitments, as applicable, so long as such terms and conditions only apply after the latest maturity of the Class of Existing Term Loans or Existing Revolving Commitments, as applicable, subject to the Extension Amendment;

(iii)   all documentation in respect of such Extension shall be consistent with the foregoing;

(iv)   a minimum amount in respect of such Extension (to be determined in applicable Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another amount is agreed to by Administrative Agent) shall be satisfied; and

(v)   no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 3.02 shall be satisfied (with all references in such Section to a Credit Date being deemed to be references to the Extension on the applicable date of such Extension), and the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by an Authorized Officer of the applicable Borrower.

(d)   For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.17 and Section 10.5 will not apply to Extensions of Term Loans or Revolving Commitments, as applicable, pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.27, including to any payment of interest or fees in respect of any Extended Term Loans or Extended Revolving Commitments, as applicable, that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans of any other Class, in each case as is set forth in the relevant Extension Offer.

(e)   The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower Representative, to give effect to the provisions of this Section 2.27, including any amendments necessary to treat the applicable Loans and/or Commitments of the extending Lenders as a new “Class” of loans and/or commitments hereunder; provided however, no Extension Amendment may provide for any Class of Extended Term Loans or Extended Revolving Commitments to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Term Loans or Existing Revolving Commitments.

(f)   Without limiting the foregoing, in connection with any Extension, (i) the appropriate Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage (or any other Loan Document that Administrative Agent or Collateral Agent reasonably requests to be amended to reflect an Extension) that has a maturity date prior to the latest Extended Maturity Date so that such maturity date is extended to the then latest Extended Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent), deliver title dated on or endorsements with respect to any Title Policies insuring such Mortgages and in form and substance reasonably satisfactory to the Collateral Agent together with evidence of payment thereof and deliver customary opinions of counsel with respect to such Mortgage amendments in form and substance reasonably satisfactory to the collateral agent and (ii) the applicable Borrower shall deliver board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith and a legal opinion of counsel reasonably acceptable to the Administrative Agent.

Section 2.28                             Appointment of Borrower Representative.

The U.S. Borrower hereby appoints the Borrower Representative as its agent, attorney-in-fact and representative for the administrative purposes of (a) making any borrowing requests or other requests required under this Agreement, (b) the giving and receipt of notices by and to the Borrowers under this Agreement, (c) the delivery of all documents, reports, financial statements and written materials required to be delivered by either Borrower under this Agreement and (d) all other administrative purposes incidental to any of the foregoing.  The U.S. Borrower agrees that any action taken by the Borrower Representative as the agent, attorney-in-fact and representative of the Borrowers shall be binding upon the U.S. Borrower to the same extent as if directly taken by the U.S. Borrower.

ARTICLE III.
CONDITIONS PRECEDENT

Section 3.01                             Closing Date.  The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions on or before the Closing Date:

(a)                                 Loan Documents.  The Administrative Agent shall have received each Loan Document required to be executed on the Closing Date originally executed and delivered by each applicable Loan Party, including, the delivery of a Counterpart Agreement for each Significant Subsidiary of the Group.

(b)                                 Organizational Documents; Incumbency.  The Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Loan Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) corporate certificates incorporating, without limitation, signature and incumbency certificates of the officers and/or directors of such Person executing the Loan Documents to which it is a party; (iii) resolutions (or similar documents) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified (to the extent required under applicable law or customary in accordance with local law or practice) as of the Closing Date by its secretary, its assistant secretary, director or any other duly authorized officer as being in full force and effect without modification or amendment; (iv) to the extent required under applicable law or customary in accordance with local law or practice, the Loan Party’s Organizational Documents or internal regulations, a copy of resolutions signed by all holders of the issued share capital of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary or other duly authorized officer as being in full force and effect without modification or amendment; (v) to the extent required under applicable law or customary in accordance with local law or practice, a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (vi) such other similar certificates and documents as the Administrative Agent may reasonably request.

(c)                                  Organizational and Capital Structure Chart.  The organizational structure and capital structure of the Group, after giving effect to the Transactions, shall be as set forth on Schedule 4.01.

(d)                                 Capitalization of the Group; Concurrent Transactions.  On or before the Closing Date, the Interim Loan Agreement and all other agreements and documents contemplated thereby shall have been entered into in and shall be effective and the Foreign

Borrower shall have received, or substantially concurrently with the initial borrowings under this Agreement shall receive the proceeds of the Interim Loans on the Closing Date in an aggregate amount of not less than $1,000,000,000.

(e)                                  Refinanced Indebtedness.  On the Closing Date, the Group shall have (i) repaid, repurchased, retired or redeemed in full all Refinanced Indebtedness (other than the Existing Grifols Notes) and all Existing Grifols Notes shall have been irrevocably called for early redemption and satisfied and discharged or defeased pursuant to and in accordance with the terms of the Existing Grifols Notes, (ii) terminated any commitments to lend or make other extensions of credit under the Refinanced Indebtedness, (iii) delivered to the Administrative Agent all documents or instruments necessary to release all Liens securing the Refinanced Indebtedness or other obligations of the Group thereunder being repaid on the Closing Date and (iv) made arrangements reasonably satisfactory to the Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of the Group with respect thereto.

(f)                                   Governmental Authorizations and Consents.  Each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the financing contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent.

(g)                                  U.S. Personal Property Collateral.  In order to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid, perfected first priority security interest in the personal property Collateral of each U.S. Loan Party, each U.S. Loan Party shall have delivered to the Collateral Agent:

(i)                                     a fully executed U.S. Pledge and Security Agreement, together with all necessary attachments contemplated thereby;

(ii)                                  a completed Perfection Certificate, dated the Closing Date and executed by an Authorized Officer of each of the Borrowers, together with all attachments contemplated thereby;

(iii)                               fully executed and notarized Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule 5.2(II) to the U.S. Pledge and Security Agreement;

(iv)                              opinions of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) with respect to the creation and perfection of the security interests in favor of the Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any such Loan Party or any personal property Collateral is located as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent, including opinions of counsel in respect of the validity and enforceability of each foreign law share pledge agreement;

(v)                                 evidence that each such Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including any amendments to the articles of incorporation or other constitutional documents of agreements of each Loan Party pursuant to which any restrictions or inhibitions relating to the enforcement of any security by the Security Documents are removed) and made or caused to be made any other filing and recording (other than as set forth herein) or other security perfection required under the Security Documents or reasonably required by the Collateral Agent; and

(vi)                              evidence reasonably satisfactory to the Collateral Agent that the Borrower Representative has retained, at its sole cost and expense, a service provider acceptable to the Collateral Agent for the tracking of all of UCC financing statements of the Loan Parties and that shall provide notification to the Collateral Agent of, among other things, the upcoming lapse or expiration thereof.

(h)                                 Foreign Law Security Documents.  The Collateral Agent shall have received each Foreign Law Security Document originally executed and delivered by each applicable Loan Party and each other document or instrument (including customary local law legal opinions) required by the Collateral Agent to be delivered in order to ensure the validity and perfection of each such Foreign Law Security Document (including in the case of the Irish Security Documents, copies of the relevant Companies Registration Office Filings (forms C1)).  The Spanish Security shall be formalized as a Spanish Public Document before a Spanish public notary.

(i)                                     Financial Statements; Projections; Marketing Materials.  The Arrangers shall have received from the Borrowers:

(i)                                     (A) the Historical Financial Statements, (B) pro forma balance sheets and consolidated statements of income of the Parent for the most recently completed fiscal year and the most recently completed four-fiscal quarter period ended at least forty-five (45) days prior to the Closing Date, in each case prepared after giving effect to the Transactions as if the Transaction had occurred as of the last day of such fiscal year or such four-fiscal quarter period (in the case of such balance sheet) or at the beginning of such fiscal year or such four-fiscal quarter period (in the case of such other financial statements), which pro forma financial statements shall be in form and substance reasonably satisfactory to the Arrangers and (C) the Projections.

(ii)                                  One or more information packages reasonably satisfactory to the Arrangers (the “Confidential Information Memorandum”) regarding the business, operations, financial projections and prospects of the Parent and its Subsidiaries, and other marketing materials reasonably satisfactory to the Arrangers to be used in connection with the syndication of the Loans and Commitments hereunder, including versions of the Confidential Information Memorandum that do not contain material non-

public information concerning the Parent, its Affiliates or its securities for purposes of United States federal and state securities laws and any similarly applicable European laws.

(j)                                    Evidence of Insurance.  The Collateral Agent shall have received evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.05 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.05.

(k)                                 Opinions of Counsel to Loan Parties.  The Agents and the Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Proskauer Rose LLP, as New York and Delaware counsel to the Loan Parties, (ii) Osborne Clarke, as Spanish counsel to the Loan Parties, (iii) Matheson, as Irish counsel to the Loan Parties and (iv) Hunton & Williams LLP, as Virginia counsel to the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Closing Date (and each Loan Party hereby instructs such counsel to deliver such opinions to the Agents and the Lenders).

(l)                                     Fees.  The Borrowers shall have paid to the Agents payable on the Closing Date as set forth in the Fee Letter and all other amounts payable pursuant to any other fee letter agreed to by the Borrowers, whether for expenses or otherwise.

(m)                             Solvency Certificate.  On the Closing Date the Administrative Agent shall have received a Solvency Certificate from the chief financial officer of the Parent in the form of Exhibit E-2 certifying that, after giving effect to the consummation of the Transactions, the Loan Parties, on a consolidated basis, are solvent.

(n)                                 Closing Date Certificate.  The Parent shall have delivered to the Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto, and which shall include certifications to the effect that each of the conditions precedent described in this Section 3.01 (except as otherwise expressly provided) shall have been satisfied on the Closing Date (except that no opinion need be expressed as to the Administrative Agent’s or Required Lenders’ satisfaction with any document, instrument or other matter).

(o)                                 Ancillary Documents.  The Administrative Agent shall have received true and correct copies of the Interim Loan Agreement, and such Interim Loan Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.

(p)                                 Credit Rating.  The Parent shall have been assigned a public corporate family rating from Moody’s and a public corporate credit rating from S&P and the Loans shall have been assigned a public credit rating from each of Moody’s and S&P.

(q)                                 No Litigation.  There shall not exist any injunction preventing the funding of the Loans on the Closing Date.

(r)                                    Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the Transactions and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all such counterpart originals or certified copies of such documents as the Administrative Agent may reasonably request.

(s)                                   Flow of Funds; Letter of Direction.  The Administrative Agent shall have received a funds flow memorandum and duly executed letter of direction from the Borrower Representative addressed to the Administrative Agent, on behalf of itself and the Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date.

(t)                                    Bank Regulatory Information.  At least ten (10) days prior to the Closing Date (or such shorter period as agreed to by the Administrative Agent), the Lenders shall have received all documentation, including supporting documentation reasonably satisfactory to the Administrative Agent and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), the “PATRIOT Act”); provided that such documentation and other information was requested not less than 12 days prior to the Closing Date.

(u)                                 No Material Adverse Change.  Since December 31, 2012, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(v)                                 Total Consolidated Debt.  The Parent shall be in pro forma compliance with the Leverage Ratio as set forth in Section 6.07, after giving effect to the Transactions, for the four Fiscal-Quarter period most recently ended prior to the Closing Date for which financial statements are required to be delivered hereunder.

Section 3.02                             Conditions to Each Credit Extension.  (a) Conditions Precedent.  The obligation of each Lender to make any Loan, or the Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions precedent:

(i)                                     the Administrative Agent shall have received a fully executed and delivered Borrowing Notice or Issuance Notice, as the case may be;

(ii)                                  after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(iii)                               as of such Credit Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided, that to the extent any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects;

(iv)                              as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default; and

(v)                                 on or before the date of issuance of any Letter of Credit, the Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as the Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

The Administrative Agent or the Required Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of the Administrative Agent or the Required Lenders such request is warranted under the circumstances.

(b)                                 Notices.  Any Notice shall be executed by an Authorized Officer of the Borrower Representative or the applicable Borrower in a writing delivered to the Administrative Agent.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to each Lender and the Issuing Bank, on the Closing Date and on each other Credit Date (including the Closing Date) that the following statements are true and correct:

Section 4.01                             Organization; Structure Chart; Requisite Power and Authority; Qualification.  Each Group Member (a) is duly organized, duly incorporated, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization as identified on Schedule 4.01, (b) has all requisite power and authority to own and operate its properties and assets, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and (c) is qualified to do business and, if applicable, in good standing in every jurisdiction where any material portion of its assets are located and wherever necessary to carry out its material business and operations, except, in the case of clauses (b) and (c), where the failure to have such power and authority or to be so qualified could not reasonably be expected to have a Material Adverse Effect.

Section 4.02                             Equity Interests and Ownership.  The Equity Interests of each Group Member have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth on Schedule 4.02, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which any Group Member is a party requiring, and there is no membership interest or other Equity Interests of any Group Member outstanding which upon conversion or exchange would require, the issuance by any Group Member of any additional membership interests or other Equity Interests of any Group Member or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of any Group Member.  Schedule 4.02 correctly sets forth the ownership interest of each Group Member in their respective Subsidiaries as of the Closing Date after giving pro forma effect to the Transactions.

Section 4.03                             Due Authorization.  The execution, delivery and performance of the Loan Documents have been duly authorized and approved by all necessary action on the part of each Loan Party that is a party thereto.

Section 4.04                             No Conflict.  The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to any Group Member, (ii) any of the Organizational Documents of any Group Member or (iii) any order, judgment or decree of any court or other agency of government binding on any Group Member, except to the extent any violation of (i) or (iii) above could not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Group Member except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Group Member (other than any Liens created under any of the Loan Documents in favor of the Collateral Agent on behalf of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Group Member, except for such approvals or consents which have been obtained on or before the Closing Date and disclosed in writing to the Lenders and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

Section 4.05                             Governmental Consents.  The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority or payment of any stamp, registration, notarial or similar taxes or fees, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation or to the extent required to create valid security and except for those not material to the operations or financial condition of the Loan Parties or the rights of the Secured Parties.

Section 4.06                             Binding Obligation.  Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, examinership, reorganization, appointment of a receiver moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.07                             Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with IFRS and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the Persons described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  As of the Closing Date, no Group Member has any material contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Group taken as a whole.

Section 4.08                             Projections.  The projections of the Group for the period of Fiscal Year 2014 through and including Fiscal Year 2018 most recently provided to the Arrangers prior to the Closing Date (the “Projections”) are based on good faith estimates and assumptions believed by the management of the Parent to be reasonable; provided, that the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

Section 4.09                             No Material Adverse Change.  Since December 31, 2012, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.10                             Adverse Proceedings, Etc..  There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  No Group Member (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.11                             Payment of Taxes.  Except as otherwise permitted under Section 5.03, all Tax returns and reports of the Group required to be filed by any of them have been accurately and timely filed, and all Taxes due and payable and all assessments, fees, Taxes and other governmental charges upon any Group Members and their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except for those Taxes which are being actively contested by such Group Member in good faith and for which the relevant Group Member has established adequate reserves, if any, in accordance with IFRS, and except to the extent that the failure to file such return or report or make such payment would not have a material effect on the operations of the Loan Parties or on the rights of the Secured Parties.  There is no proposed or threatened material Tax assessment against any Group Member which is not being actively contested by such Group Member in good faith and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with IFRS shall have been made or provided therefor.

Section 4.12                             Properties.

(a)                                 Title.  Each Group Member has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.07 and in the most recent financial statements delivered pursuant to Section 5.01, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business, or as otherwise permitted under Sections 6.08.  Except for Permitted Liens, all such properties and assets are free and clear of Liens.

(b)                                 Real Estate.  Schedule 4.12 contains, to the best knowledge of the Borrowers, a true, accurate and complete list of all Material Real Estate Assets as of the Closing Date.

(c)                                  Flood Zone Properties.  No Mortgage encumbers “improved real property” as defined in the Flood Program that is located in a Flood Zone (except any such property as to which flood insurance has been obtained and is in full force and effect as required by Section 5.13(d) of this Agreement).

Section 4.13                             Environmental Matters.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  (a) each Group Member is in compliance with all applicable Environmental Laws, and, to each Borrower’s knowledge, any past noncompliance has been resolved without any pending, on-going or future obligation or cost; (b) each Group Member has obtained and maintained in full force and effect all Governmental Authorizations required pursuant to Environmental Laws for the operation of their respective business; (c) to each Borrower’s knowledge, there are, and have been, no conditions, occurrences, violations of Environmental Law, or presence or Releases of Hazardous Materials which, in each case, could reasonably be expected to form the basis of an Environmental Claim against any Group Member or related to any Real Estate Assets; (d) there are no pending Environmental Claims against any Group Member, and no Group Member has received any written notification of any alleged violation of, or liability pursuant to, Environmental Law or responsibility for the Release or threatened Release of, or exposure to, any Hazardous Materials; and (e) no Lien imposed pursuant to any Environmental Law has attached to any Collateral and, to the knowledge of the Borrower, no conditions exist that would reasonably be expected to result in the imposition of such a Lien on any Collateral.

Section 4.14                             Health Care Regulatory Matters.

(a)                                 Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party is, and since January 1, 2011 has been, in compliance with all Health Care Laws applicable to the Loan Party’s business or by which any property, business product or other asset of the Loan Party is bound or affected.  “Health Care Laws” means all laws of the United States or any Loan Party’s Relevant Jurisdiction with respect to regulatory matters primarily relating to patient healthcare, including, without limitation, such laws pertaining to:  (i) any federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), including those pertaining to providers of goods or services that are paid for by any federal health care program, including the federal Anti-Kickback Statute (42 U.S.C. §

1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), exclusion from participation in federal health care programs (42 U.S.C. § 1320a-7),  civil monetary penalties with respect to federal health care programs (42 U.S.C. § 1320a-7a), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), and the Public Health Service Act (“PHSA”) (42 U.S.C. §§ 201 et seq.); (ii) the general federal anti-fraud statute related to healthcare benefit programs (18 U.S.C. §1347); (iii) the privacy and security of patient-identifying health care information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996; (iv) the research, testing, production, manufacturing, transfer, distribution and sale of drugs and medical devices, including, without limitation, the United States Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.); (v) the hiring of employees or the acquisition of services or supplies from individuals or entities that have been excluded from government health care programs; and (vi) Governmental Authorizations required to be held by individuals and entities involved in the manufacture and delivery of health care items and services; and with respect to the foregoing,  all regulations promulgated thereunder, and equivalent applicable laws of other applicable Governmental Authorities, and each of clauses (i) through (vi) as may be amended from time to time.

(b)                                 Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.

(c)                                  (i) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party meets all of the applicable requirements of participation in, and payment of, Medicare, Medicaid, TRICARE, any other state, federal or foreign government health care programs, and any other public or private third party payor programs (collectively, “Third Party Payor Programs”) that the Loan Party, as applicable, participates in or receives payment from.  (ii) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party is or since January 1, 2011 has been excluded from participation in any Third Party Payor Programs, and there is no audit, claim review, or other action pending or, to any Loan Party’s knowledge, threatened which could reasonably be expected to result in the exclusion of any Loan Party from any Third Party Payor Program and no Loan Party has received notice of any such audit, claim review or other action.  (iii) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no audit, claim review, or other action pending or, to any Loan Party’s knowledge, threatened which could reasonably be expected to result in the imposition of penalties or the exclusion of any Loan Party from any Third Party Payor Program and no Loan Party has received notice of any such audit, claim review or other action.  (iv) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) since January 1, 2011, all reports, documents, claims, and notices required to be filed, maintained or furnished to any Governmental Authority by any Loan Party under any Third Party Payor Programs have been so filed, maintained or furnished and (B) all such reports, documents, claims and notices were complete and correct on the date filed (or were corrected or supplemented by a subsequent filing).

(d)                                 No Loan Party, or its officers or employees, or to its knowledge, all agents acting on its behalf, has been convicted of any crime or, to the Loan Party’s knowledge, engaged in any conduct, that could result in a material debarment or exclusion under 21 U.S.C. § 335a or any similar state or foreign law, rule or regulation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are, to the Loan Party’s knowledge, pending or threatened against any Loan Party or its officers or employees, or all agents acting on its behalf.

(e)                                  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  (i) each Loan Party possesses and is operating in compliance with Governmental Authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Authorities reasonably necessary to conduct its business, including without limitation all those that may be required by the United States Food and Drug Administration (“FDA”) or any other Governmental Authority engaged in the regulation of pharmaceuticals, medical devices, biologics, cosmetics or biohazardous materials (“Regulatory Permits”); (ii) all such Regulatory Permits are valid and in full force and effect; (iii) all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Regulatory Permit, when submitted to the Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the Governmental Authority; and (iv) there is no Governmental Authority action pending or, to any Loan Party’s knowledge, threatened which could reasonably be expected to limit, revoke, suspend or materially modify any Regulatory Permit.

(f)                                   Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2011, no Loan Party has received from the FDA or any other Governmental Authority any inspection reports, notices of adverse findings, warning or untitled letters, or other correspondence concerning any drugs, biologics or medical devices manufactured or sold by or on behalf of a Loan Party (“Loan Party Products”) in which any Governmental Authority alleges or asserts a failure to comply with applicable Health Care Laws, or that such products may not be safe, effective or approvable.

(g)                                  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2011, no Loan Party has had any product or manufacturing site (whether owned by the Loan Party or that of a contract manufacturer for Loan Party products) subject to a Governmental Authority (including FDA) shutdown or import or export prohibition.

(h)                                 Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2011, no Loan Party has had (i) any recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Loan Parties’ Products issued by the Loan Parties (“Safety Notices”) or (ii) to the Loan Parties’ knowledge, any material complaints with respect to the Loan Parties’ products that are currently unresolved. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Loan Parties’ knowledge, there are no facts that would be reasonably likely to result in (A) a Safety Notice with respect to the Loan Parties’ Products; or (B) a termination or suspension of marketing or testing of any of the Loan Parties’ Products.

Section 4.15                             No Defaults.  No Group Member is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Material Contracts, and no condition exists which, with the giving of notice or the lapse of time or any grace period or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 4.16                             Governmental Regulation.  No Group Member is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Group Member is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.17                             Margin Stock.  No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

Section 4.18                             Employee Benefit Plans.  Each Group Member and each material Employee Benefit Plan (other than a Multiemployer Plan) is in material compliance with all provisions and requirements of ERISA and the Internal Revenue Code and the regulations thereunder with respect to each Employee Benefit Plan.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and to the knowledge of the Group Members, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status.  No material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan (other than in the ordinary course) or any trust established under Title IV of ERISA has been or, to the knowledge of the Group Members, is expected to be incurred by any Group Member or any of their respective ERISA Affiliates with respect to any Pension Plan.  No ERISA Event that, individually or in the aggregate, would reasonably be expected to result in material liability to any Group Member or any of their respective ERISA Affiliates, has occurred or, to the knowledge of the Group Members, is reasonably expected to occur.  The present value of the aggregate benefit liabilities under the Pension Plans sponsored, maintained or contributed to by any Group Member or any of their respective ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan) do not exceed the aggregate current fair market value of the assets of such Pension Plans by an amount greater than $50,000,000.  As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Group and its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is $50,000,000.  Each Group Member and each of their ERISA Affiliates have materially complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and, to the knowledge of the Group Members, are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to material payments to a Multiemployer Plan.  Each Foreign Plan has been maintained in material compliance with its terms and with the material requirements of any applicable laws, rules, regulations and orders of any Governmental Authority.  Each Foreign Plan which is required under applicable laws, rules, regulations and orders of any Governmental Authority has been maintained and operated in all material respects with the applicable laws, rules, regulations and orders.

Section 4.19                             Solvency.  The Loan Parties and their Subsidiaries, on a consolidated basis, are and, upon the incurrence of any Obligation by any Loan Party on any date on which this representation and warranty is made, shall be, Solvent.

Section 4.20                             Compliance with Statutes, Etc..  Each Group Member is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its assets and property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.21                             Disclosure.  No representation or warranty of any Loan Party contained in this Agreement or in any other Loan Document or in any other documents, certificates or written statements furnished to any Agent, Arranger or Lender by any Group Member (or by its agents on its behalf) for use in connection with the transactions contemplated hereby or by the other Loan Documents contained any untrue statement of a material fact or omitted to state a material fact (known to it, or to either Borrower in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made, except to the extent such statement or omission was subsequently disclosed or corrected.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by such Group Member to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to such Group Member (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect to such Group Member and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 4.22                             PATRIOT Act; OFAC.

(a)                                 To the extent applicable, each Loan Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the PATRIOT Act (“Anti-Terrorism Laws”).  No part of the proceeds of the Loans or other extensions of credit, or the application thereof, will be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)                                 None of the Parent, any of its Subsidiaries or, to the knowledge of Borrower or Parent, any director, officer, agent, employee or affiliate of the Parent or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and the Parent and its Subsidiaries will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 4.23                             Intellectual Property.

(a)                                 Each of the Loan Parties is the owner of its right, title, and interest in and to all Material Intellectual Property owned by the Loan Parties and owns or, pursuant to an agreement, has the valid right to use, all Material Intellectual Property used in or reasonably necessary to conduct its business, free and clear of all Liens, except for Permitted Liens, except where failure to own or have the right to use, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  All Material Intellectual Property of each Loan Party is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and each Loan Party has performed all legally required acts and has paid all renewal, maintenance, and other fees and taxes legally required to maintain the Material Intellectual Property of such Loan Party in full force and effect, except where failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Since January 1, 2011, no holding, decision, ruling, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity, enforceability, or scope of, or any Loan Party’s right to register, own or use, any Material Intellectual Property of any Loan Party, and no such action or proceeding is pending in writing or, to the knowledge of such Loan Party, threatened orally.  All registrations, issuances and applications for Copyrights, Patents and Trademarks of each Loan Party that constitute Material Intellectual Property are standing in the name of such Loan Party.  To the knowledge of the Loan Parties, the use of Material Intellectual Property by each Loan Party in the current conduct of the business does not infringe, dilute, misappropriate or otherwise violate the rights of any Person, except where such infringement, dilution, misappropriation or other violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)                                 To the knowledge of the Loan Parties, each Loan Party uses, in its reasonable business judgment, to the extent legally required, appropriate statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with its use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights, in each case constituting Material Intellectual Property, except where failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Each Loan Party has taken commercially reasonable steps to protect the confidentiality of its Trade Secrets included in the Material Intellectual Property materially in accordance with industry standards.  Each Loan Party has taken reasonable action to ensure that all licensees of the Trademarks owned by such Loan Party and included in the Material Intellectual Property comply with such Loan Party’s standards of quality.

(c)                                  To the knowledge of the Loan Parties, (i) the conduct of each Loan Party’s business does not infringe, dilute, misappropriate, or otherwise violate any Intellectual Property right of any other Person, and (ii) since January 1, 2011, (x) no written claim has been made that the use of any Material Intellectual Property owned or used by any Loan Party infringes, misappropriates, dilutes or otherwise violates the asserted rights of any other Person, and (y) no written communication that any Loan Party should enter into an intellectual property license or co-existence agreement has been made, and in the case of (x) and (y), not resolved.  To each Loan Party’s knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any rights in any Material Intellectual Property owned, licensed or used by such Loan Party.

(d)                                 Neither the execution, delivery or performance of this Agreement and the other Loan Documents, nor the consummation of the Transactions and the other transactions contemplated hereby and thereby, will alter materially, impair or otherwise affect any ownership, contractual or other right of any Loan Party in any Material Intellectual Property, except where the execution, delivery or performance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(e)                                  Each Loan Party has taken commercially reasonable measures to maintain the secrecy and security of its and its Subsidiaries material proprietary Software, networks and databases.

Section 4.24                             Ranking; Security.

(a)                                 Each Loan Party’s obligations under the Loan Documents ranks at least pari passu with all of its other unsecured and unsubordinated obligations, other than those that are mandatorily preferred by law applying to companies generally.

(b)                                 Each Security Document creates the security interest that it purports to create and such security interests are valid and effective in all material respects.

Section 4.25                             Centre of Main Interests and Establishments.  Each Loan Party whose jurisdiction of incorporation is in a member state of the European Union has its “centre of main interest” (as that term is used in Article 3(l) of The Council of the European Union Regulation No. 1346/2000 of May 29, 2000 on Insolvency Proceedings, as amended from time to time (the “Regulation”)) in its jurisdiction of incorporation at the location of its registered office and has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

Section 4.26                             Enforcement and Relevant Jurisdiction.  Except as may be limited by bankruptcy, insolvency, reorganization, dissolution, examinership, winding-up, receivership, liquidation, administration, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, or by public policy, due process, choice of law or other similar principles, any judgment obtained in relation to a Loan Document in the jurisdiction of the governing law of such Loan Document will be recognized and enforced in its Relevant Jurisdiction.  No Lender is or will be deemed to be a resident of, domiciled in or carrying on business in any Relevant Jurisdiction by reason only of the execution, performance and/or enforcement of any Loan Document.

ARTICLE V.
AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that, on and after the Closing Date, until the Discharge of Obligations, such Loan Party shall, and shall cause each of its Subsidiaries to:

Section 5.01                             Financial Statements and Other Reports.  In the case of the Borrower Representative, deliver to the Administrative Agent (which shall furnish to each Lender):

(a)                                 Quarterly Financial Statements.  As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (other than the last Fiscal Quarter of each Fiscal Year) or, if earlier, five (5) days after the date required to be filed with the SEC, without giving effect to any extension permitted by the SEC, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheets of the Group as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Group for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, commencing with the first Fiscal Quarter for which such corresponding figures are available, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(b)                                 Annual Financial Statements.  As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year (or, if earlier, the date required to be filed with the SEC, without giving effect to any extension permitted by the SEC), commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheets of the Group as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Group for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, commencing with the first Fiscal Year for which such corresponding figures are available, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of an independent certified public accountant of recognized national standing selected by the Parent, and reasonably satisfactory to the Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Group as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with IFRS applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (A) that their audit examination has included a review of the terms of Section 6.07 of this Agreement and the related definitions, (B) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default with respect to Section 6.07 has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof and (C) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof;

(c)                                  Compliance Certificate; Guarantor Coverage Certificate.  (i) Together with each delivery of financial statements of the Group pursuant to Section 5.01(a), a duly executed and completed Compliance Certificate, (ii) together with each delivery of financial statements of the Group pursuant to Section 5.01(b), a duly executed and completed Compliance Certificate and a duly executed and completed Guarantor Coverage Certificate and (iii) on the date that is forty-five (45) days following the Closing Date, a duly executed and completed Guarantor Coverage Certificate; provided, that if the first such applicable date set forth in clause (ii) would be prior to the date that is forty-five (45) days after the Closing Date, such duly executed and completed Guarantor Coverage Certificate pursuant to clause (ii) shall only be required to be delivered upon the next scheduled delivery date thereof;

(d)                                 Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements related to the Parent prior to giving effect to the Transactions, the consolidated financial statements of the Group delivered pursuant to Section 5.01(a) or 5.01(b) shall differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Administrative Agent;

(e)                                  Notice of Event of Default.  Promptly upon any officer of any Loan Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Loan Party with respect thereto; (ii) that any Person has given any notice to any Loan Party or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.01(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition, and what action the applicable Group Member has taken, is taking and proposes to take with respect thereto;

(f)                                   Notice of Litigation.  Promptly upon any officer of any Loan Party obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by the Borrower Representative to the Lenders or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or the exercise of rights or performance of obligations under any Loan Document written notice thereof together with such other information as may be reasonably available to the Parent to enable the Lenders and their counsel to evaluate such matters;

(g)                                  Pension Plans; ERISA.

(i)                                     Copies of any actuarial reports relating to the Pension Plans that are prepared in order to comply with then current statutory or auditing requirements;

(ii)                                  Promptly (but in any event within thirty (30) days) upon the occurrence of or upon any officer of any Loan Party becoming aware of the forthcoming occurrence of (A) any ERISA Event, (B) the adoption of any new Pension Plan by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates or the adoption of any new Foreign Pension Plan by any Loan Party or any of its Subsidiaries, (C) other than in the ordinary course of business, the adoption of an amendment to a Pension Plan or Foreign Pension Plan if such amendment results in a material increase in benefits or unfunded liabilities (D) the receipt of a notice from a Governmental Authority relating to the intention to terminate any Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (E) the existence of any fact or circumstance that would reasonably be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code of Section 303(k) of ERISA, or (F) the commencement of material contributions by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates to a Multiemployer Plan or Pension Plan or Foreign Pension Plan, a written notice specifying the nature thereof, what action any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; provided, however, Sections (B),(C), (D), (E) and (F) hereof shall not apply with respect to any such occurrence resulting from a Group Member’s performance of its obligations pursuant to the Share and Asset Purchase Agreement, dated November 10, 2013, by and among the Parent, Novartis Vaccines and Diagnostics, Inc. and the other parties named therein or pursuant to the instruments and agreements entered into by any Group Member in connection with therewith;

(iii)                               with reasonable promptness (but in any event within ten (10) days after receipt), copies of all material notices received by any Loan Party or any of its Subsidiaries or to the extent provided to a Loan Party, any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event;

(h)                                 Insurance Report.  Upon the reasonable request of the Administrative Agent and within thirty (30) days of such request, a certificate from the Loan Parties’ insurance broker(s) in form and substance satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by the Loan Parties and their Subsidiaries;

(i)                                     Information Regarding Collateral.

(i)                                     the Borrower Representative shall furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate name, (B) in any Loan Party’s identity or corporate structure, (C) in any Loan Party’s jurisdiction of organization or (D) in any Loan Party’s Federal Taxpayer Identification Number or state organizational identification number.  Each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC and/or in the case of the Irish Security Documents, in the Irish Companies Registration Office, as applicable, or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Security Documents;

(ii)                                  each Loan Party also agrees promptly to notify (or to have the Borrower Representative notify on its behalf) the Collateral Agent if any material portion of the Collateral is damaged or destroyed; and

(j)                                    Management Letters.  Promptly after the receipt thereof by the Parent, a copy of any “management letter” received by the Parent from its certified public accountants and the management’s response thereto;

(k)                                 Certification of Public Information.  Each Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to any Group Member or its securities) and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower Representative has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such public-side Lenders.  The Borrower Representative agrees to clearly designate all Information provided to the Administrative Agent by or on behalf of the Borrowers which is suitable to make available to Public Lenders.  If the Borrower Representative has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to any Group Member and its securities; provided that the Borrower Representative acknowledges and agrees that the following documents may be distributed to such public-side Lenders: (a) the Loan Documents and (b) administrative materials prepared by the Arrangers or the Administrative Agent for prospective Lenders (including meeting invitations, allocations and closing memoranda).

(l)                                     Defaults Under Material Contracts.  Promptly upon any officer of any Loan Party or any of its Subsidiaries obtaining knowledge of any condition or event that constitutes a default or an event of default under any Material Contract or that notice has been given to any Loan Party or any of its Subsidiaries with respect thereto, a certificate of an Authorized Officer of such Loan Party specifying the nature and period of existence of such condition or event and the nature of such claimed default or event of default, and what action such Loan Party has taken, is taking and proposes to take with respect thereto; and

(m)                             Other Information.  (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by any Group Member to their security holders acting in such capacity, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Group Member with any securities exchange or with the SEC or any governmental or private regulatory authority and (C) all press releases and other statements made available generally by any Group Member to the public concerning material developments in the business of any Group Member and (ii) such other information and data with respect to any Group Member as from time to time may be reasonably requested by the Administrative Agent or any Lender.

Section 5.02                             Existence.  Except as otherwise permitted under Section 6.08, at all times preserve and keep in full force and effect its existence and all rights, privileges and franchises, licenses, permits and authorizations material to its business and all authorizations needed to enable performance with the Loan Documents and ensure the Loan Documents remain legal, valid, enforceable and admissible in evidence; provided, that no Loan Party (other than the Parent or any Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

Section 5.03                             Payment of Taxes and Claims.  Pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, other than Liens that arise prior to the due date of any such Tax; provided, that no such Tax or claim need be paid to the extent it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserves or other appropriate provisions, if any, as shall be required in conformity with IFRS shall have been made therefor and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

Section 5.04                             Maintenance of Properties.  (a) In the case of material tangible properties used or useful in the business of the Loan Parties and their Subsidiaries, maintain or cause to be maintained such tangible properties in good repair, working order and condition, ordinary wear and tear excepted, and from time to time shall make or cause to be made all appropriate repairs, renewals and replacements thereof, subject to dispositions permitted hereunder; and (b) in the case of intangible material properties that are used or useful in the business of the Loan Parties and their Subsidiaries, maintain or cause to be maintained such intangible properties as valid and enforceable.

Section 5.05                             Insurance.

In the case of the Parent and the Borrowers, maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties and their Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as are customary for such Persons.  Without limiting the generality of the foregoing, the Parent and the Borrowers shall maintain or cause to be maintained (a) flood insurance that covers each Material Real Estate Asset subject to a mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, that is located in a Flood Zone, in each case in compliance with any applicable regulations of the Board of Governors, (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance shall (i) name the Collateral Agent, on behalf of the Secured Parties as additional insured parties thereunder as their interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and (iii) provide that the insurer affording coverage (with respect to property and liability insurance) will provide for at least thirty (30) days’ prior written notice to the Collateral Agent of any material modification or cancellation of such policy.

Section 5.06                             Books and Records; Inspections.  Maintain proper books of record and accounts in which full, true and correct entries in conformity in all material respects with IFRS shall be made of all dealings and transactions in relation to its business and activities.  Each Loan Party shall, and shall cause each of its Subsidiaries to, permit, up to one time per year so long as no Event of Default shall have occurred and be continuing, any authorized representatives designated by the Administrative Agent to visit and inspect any of the real properties of any Loan Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records and, as often as may reasonably be requested, to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours.

Section 5.07                             Compliance with Material Contractual Obligations and Laws.  Comply, and cause all other Persons within its control, if any, on or occupying any Facilities to comply, with the requirements of all Contractual Obligations and all applicable laws, rules, regulations and orders of any Governmental Authority (including all applicable Environmental Laws and all Health Care Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08                             Environmental.

(a)                                 Environmental Disclosure.  In the case of the Borrower Representative, deliver to the Administrative Agent and the Lenders:

(i)                                     as soon as practicable following receipt thereof, copies of all material environmental assessments, audits, investigations, analyses and reports, whether prepared by personnel of any Loan Party or any of its Subsidiaries or by any independent consultants, Governmental Authorities or other Persons, with respect to environmental matters at any Facility or with respect to any Environmental Claims, in each case that are reasonably likely to result in a liability of $100,000,000 or more to any Group Member;

(ii)                                  promptly upon any Borrower obtaining knowledge of the occurrence or any Borrower’s receipt of notice thereof, written notice relating to (A) any Release required to be reported by any Loan Party or any of its Subsidiaries to Governmental Authority under any applicable Environmental Laws which Release has a reasonable likelihood of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, (B) any remedial action taken by any Loan Party or any other Person in response to (1) any Hazardous Materials the existence of which has a reasonable likelihood of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable likelihood of resulting in a Material Adverse Effect, (C) any Loan Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws which has a reasonable likelihood of having a Material Adverse Effect or (D) the imposition or written threat of any imposition of any Lien on any Collateral pursuant to any Environmental Law;

(iii)                               as soon as practicable following the sending or receipt thereof by any Loan Party or any of its Subsidiaries, a copy of any material written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, have a reasonable likelihood of resulting in a Material Adverse Effect, (B) any Release required to be reported by any Loan Party or any of its Subsidiaries to any Governmental Authority which Release has a reasonable likelihood of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, and (C) any written request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether any Loan Party or any of its Subsidiaries may be potentially responsible for the Release of any Hazardous Materials which Release has a reasonable likelihood of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect; and

(iv)                              prompt written notice describing in reasonable detail any proposed acquisition of stock, assets, or other property by any Loan Party or any of its Subsidiaries that could reasonably be expected to (A) expose any Loan Party or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) have a Material Adverse Effect on the ability of any Loan Party or any of its Subsidiaries to maintain in full force and effect all Governmental Authorizations required under any applicable Environmental Laws for their respective operations.

(b)                                 Environmental Claims, Etc. Promptly take any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) conduct any investigative or remedial action that is required pursuant to applicable Environmental Laws by such Loan Party or any of its Subsidiaries where failure to conduct such investigation or remedial action could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Subsidiaries and discharge any obligations it has to any Person in connection with such Environmental Claim, in each case where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  Environmental Compliance.  Use and operate all of its Facilities in compliance with all applicable Environmental Laws, keep all necessary Governmental Authorizations required pursuant to any applicable Environmental Laws for the operation of the Group’s business, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, in each case except where the failure to comply with the terms of this clause could not reasonably be expected to have a Material Adverse Effect.

Section 5.09                             Health Care Regulatory Matters.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, hold and operate in material compliance with, Regulatory Permits issued by the FDA or other Governmental Authority required for the conduct of its business as currently conducted.

Section 5.10                             Maintenance of Ratings.  In the case of the Parent, at all times use commercially reasonable efforts to maintain public corporate credit and public corporate family ratings issued by Moody’s and S&P with respect to the Parent and public credit ratings issued by Moody’s and S&P with respect to its senior secured debt.

Section 5.11                             Intellectual Property.

(a)                                 No Loan Party shall intentionally do any act or intentionally omit to do any act whereby any of the Material Intellectual Property may lapse, or become abandoned, canceled, dedicated to the public, forfeited, unenforceable or otherwise impaired, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein; provided, however, that such Loan Party may discontinue the use and/or maintenance of any Intellectual Property, including any Material Intellectual Property, that such Loan Party determines, in its reasonable good faith business judgment, is no longer desirable in the ordinary conduct of such Loan Party’s business.  No Loan Party shall, with respect to any Trademarks constituting Material Intellectual Property, cease the use of any of such Trademarks or fail to maintain a similar level of quality of products sold and services rendered under any such

Trademark as the quality of such products and services as of the Closing Date, and such Loan Party shall take reasonable steps necessary to insure that licensees of such Trademarks use such consistent standards of quality; provided, however, that such Loan Party may discontinue the use and/or maintenance of any Trademarks constituting Material Intellectual Property, that such Loan Party determines, in its reasonable good faith business judgment, is no longer valuable in the ordinary conduct of such Loan Party’s business.  Each Loan Party shall take all reasonable steps in the ordinary course of business, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration or issuance of each Trademark, Patent, and Copyright owned by any Loan Party and constituting Material Intellectual Property that such Loan Party determines is desirable in the ordinary course of business

(b)                                 Other than in the ordinary course of business, each Loan Party shall timely notify the Collateral Agent if it knows or has reason to know that any item of Material Intellectual Property may become (i) abandoned or dedicated to the public or placed in the public domain, (ii) invalid or unenforceable, (iii) subject to any adverse determination or development regarding any Loan Party’s ownership, registration or use or the validity or enforceability of such item of Material Intellectual Property (including but not limited to the institution of, or any adverse development with respect to, any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, any court or any tribunal) or (iv) the subject of any reversion or termination rights.

(c)                                  Each Loan Party shall use reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or may in any way materially impair or prevent the creation of a security interest in, or the assignment of, such Loan Party’s rights and interests in any property included within the definitions of any Material Intellectual Property acquired under such contracts.

(d)                                 In the event that that any Material Intellectual Property owned by or exclusively licensed to any Loan Party, to a Loan Party’s knowledge, is infringed, misappropriated, diluted or otherwise violated by a third party, such Loan Party shall take commercially reasonable actions as it would otherwise in such Loan Party’s reasonable business judgment and in the ordinary course of business take, to stop such infringement, misappropriation, dilution or other violation and protect its rights in such Material Intellectual Property including, in such Loan Party’s reasonable business judgment, if necessary, the initiation of a suit for injunctive relief and to recover damages.  Each Loan Party shall use commercially reasonable efforts in the ordinary course of business to use proper statutory notice in connection with its use of any of the Material Intellectual Property.

Section 5.12                             Subsidiaries. (a) In the event that any Person becomes a Subsidiary of the Parent after the Closing Date (other than a Controlled Foreign Corporation) (including pursuant to a Permitted Acquisition or Section 6.08 hereof), if such subsidiary is or becomes a Significant Subsidiary, (i) promptly cause such Subsidiary to become a Guarantor hereunder, by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement, and a party to the applicable Security Document , and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.01(b), 3.01(g), 3.01(h) and 3.01(k), as applicable, and the Parent and the Borrowers shall take all of the actions referred to in Section 3.01(g) and 3.01(h), as applicable, necessary to grant and to perfect a first priority Lien in favor of the Collateral Agent, for the benefit of Secured Parties, under the applicable Security Documents, in the Equity Interests of any such new Subsidiary.

(b)                                 With respect to each new Material Company, the Borrower Representative shall promptly send to the Collateral Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Group Member and (ii) all of the data required to be set forth in Schedules 4.01 and 4.02 with respect to all Subsidiaries of the Parent; and such written notice shall be deemed to supplement Schedules 4.01 and 4.02 for all purposes hereof.

Section 5.13                             Additional Material Real Estate Assets.  In the event that any Loan Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Security Documents in favor of the Collateral Agent, for the benefit of Secured Parties, in the case of such Loan Party, deliver to the Collateral Agent, within 90 days (or such later date as the Administrative Agent may agree in its reasonable discretion), the following with respect to each such Material Real Estate Asset (each, a “Mortgaged Property”), in each case, in form and substance reasonably satisfactory to the Collateral Agent:

(a)                                 a fully executed and notarized Mortgage, in proper form for recording in all applicable jurisdictions required by law to establish and perfect the Mortgage in favor of the Collateral Agent, encumbering such Mortgaged Property;

(b)                                 an opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in the state in which such Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state;

(c)                                  ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies (individually or collectively, as the context requires, the “Title Company”) reasonably satisfactory to the Collateral Agent with respect to such Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of such Mortgaged Property insuring the fee simple title to such Mortgaged Property vested in the applicable Loan Party and insuring the Collateral Agent that the relevant Mortgage creates a valid and enforceable First Priority mortgage Lien on such Mortgaged Property encumbered thereby, and each such Title Policy (A) shall include all endorsements reasonably requested by the Collateral Agent and (B) shall provide for affirmative insurance and such reinsurance as the Collateral Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Collateral Agent; and evidence satisfactory to the Collateral Agent that the applicable Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the applicable Title Policy and (ii) paid to the Title Company all expenses and premiums of the Title Company and all other sums required in connection with the issuance of the Title Policies and to the Title Company or the appropriate Governmental Authorities all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages in the applicable real property records; together with copies of all recorded documents listed in part II of Schedule B to such policies or commitments as exceptions to title or otherwise referred to therein;

(d)                                 (A) a completed Flood Certificate with respect to such Mortgaged Property, which Flood Certificate shall (1) be addressed to the Collateral Agent, (2) be completed by a company which has guaranteed the accuracy of the information contained therein, and (3) otherwise comply with the Flood Program; (B) evidence describing whether the community in which such Mortgaged Property is located participates in the Flood Program; (C) if any Flood Certificate states that a such Mortgaged Property has buildings or structures located in a Flood Zone, the Borrower Representative’s written acknowledgement of receipt of written notification from the Collateral Agent (1) as to the existence of such Mortgaged Property, and (2) as to whether the community in which such Mortgaged Property is located is participating in the Flood Program; and (D) if such Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the applicable Loan Party has obtained a policy of flood insurance that is in compliance with all applicable regulations of the Board of Governors; and

(e)                                  copies of any and all surveys of such Mortgaged Property that are in the possession of any of the Loan Parties.

In addition to the foregoing, in the case of the Borrowers, at the request of the Collateral Agent, deliver, from time to time, to the Collateral Agent such appraisals as are required by law or regulation of Material Real Estate Assets with respect to which the Collateral Agent has been granted a Lien.

Section 5.14                             Additional Collateral.  With respect to any assets or property (in each case, that are Collateral) acquired, developed or created after the Closing Date by any Group Member that is, or pursuant to Section 5.12 becomes, a Loan Party (other than (a) any assets or property described in Section 5.12 or Section 5.13 and (b) any assets or property subject to a Lien expressly permitted by Section 6.02(n)) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected first priority Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Documents or such new Security Documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the applicable Secured Parties, a perfected first priority Lien in such Collateral and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the applicable Secured Parties, a perfected first priority Lien in such Collateral, including without limitation, authorizing the Collateral Agent to file UCC financing statements and Intellectual Property Security Agreements in such jurisdictions as may be required by the U.S. Security Agreements, or by law or as may be requested by the Collateral Agent (subject, in the case of Foreign Loan Parties, to the Agreed Security Principles), the Foreign Borrower shall prepare and file all security filings (form C1) with the Irish Companies Registration Office and if applicable, any such Security Document (or amendment thereto) will be promptly elevated to the status of Spanish Public Document.

Section 5.15                             Further Assurances.  At any time or from time to time upon the request of the Administrative Agent, at the expense of the Loan Parties, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Loan Documents or to more fully perfect or renew the rights of the Administrative Agent or the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Group Member which may be deemed to be part of the Collateral), subject, in the case of Foreign Loan Parties, to the Agreed Security Principles.  In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of each Group Member (subject to the Agreed Security Principles).  Upon the exercise by the Administrative Agent or the Collateral Agent of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which required any consent, approval, recording, qualification or authorization of any Governmental Authority, the applicable Borrower or the applicable Loan Party will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Collateral Agent may be required to obtain from such Loan Party for such consent, approval, recording, qualification or authorization.

Section 5.16                             Guarantor Coverage Test.  As of each date of delivery of the Guarantor Coverage Certificate as required by Section 5.01(c), the Borrowers shall ensure that:

(a)                                 the aggregate (without duplication) earnings before interest, tax, depreciation and amortization (calculated in accordance with the defined term “Consolidated Adjusted EBITDA”) attributable to the Loan Parties as a group (taking each entity on an unconsolidated basis and excluding all intercompany items) shall be no less than 80.0% of the earnings before interest, tax, depreciation and amortization of the Group;

(b)                                 the aggregate (without duplication) total Consolidated Total Assets of the Loan Parties as a group (taking each entity on an unconsolidated basis and excluding all intercompany items) shall be no less than 80.0% of the total Consolidated Total Assets of the Group; and

(c)                                  each Significant Subsidiary of the Parent is a Loan Party.

For purposes of this Section 5.16, only the Borrowers and each other Loan Party which has provided a guarantee for all of the Obligations shall be included as Loan Parties.

Section 5.17                             “Know Your Customer” Checks.  If in connection with (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Closing Date, (b) any change in the status of a Loan Party after the Closing Date, (c) the addition of any Guarantor pursuant to Section 5.12 or (d) any proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that was not previously a Lender hereunder, the Administrative Agent or any Lender (or, in the case of clause (d) above, any prospective Lender) requires additional information in order to comply with “know your customer” or similar identification procedures, each Loan Party shall, promptly upon the request of the Administrative Agent or such Lender, provide such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or such Lender (for itself or, in the case of the event described in clause (d) above, on behalf of any prospective Lender) in order for the Administrative Agent, such Lender or such prospective Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

Section 5.18                             ERISA.  Ensure that all Pension Plans operated or maintained for the benefit of the Group Members or any of its ERISA Affiliates and/or any of their respective employees are (a) funded to the extent required by law and the terms of such plans based on reasonable actuarial assumptions, and (b) operated or maintained as required by law and the terms of such plans, where, in any such case, failure to do so could reasonably be expected to result in a Material Adverse Effect.

Section 5.19                             Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Parent may designate any Restricted Subsidiary (other than a Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) the Group shall be in compliance with the financial covenant set forth in Section 6.07 on a pro forma basis after giving effect to such designation as of the last day of the Fiscal Quarter most recently ended and (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary pursuant to this Section 5.19. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment equal to the aggregate fair market value of all outstanding Investments owned by the Parent and the Restricted Subsidiaries in the Subsidiary as of the time of the designation, as determined by the Parent. Such designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s Investment in such Subsidiary. Notwithstanding the foregoing (i) no Borrower may be designated as an Unrestricted Subsidiary and (ii) no Person may be designated as an “Unrestricted Subsidiary” if such Person is not an “Unrestricted Subsidiary” or is a “Guarantor” under the Interim Loan Agreement, any Senior Notes or under any agreement, document or instrument evidencing any Material Indebtedness.

Section 5.20                             Post-Closing Matters. Cause to be delivered or performed the documents and other agreements and actions set forth on Schedule 5.20 within the time frames specified on such Schedule 5.20.(3)

(3)                                 To include delivery of mortgage.

Section 5.21                             Anti-Terrorism; OFAC; Anti-Money Laundering.

(a)                                 Not directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person or cause or permit any Embargoed Person to have any direct or indirect interest of any nature whatsoever in any Group Member, (ii) use any proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that is an Embargoed Person or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Anti-Terrorism Laws.

(b)                                 Maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties and their respective directors, officers, employees and agents with the Foreign Corrupt Practice Act of 1977, as amended.

ARTICLE VI.
NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, on and after the Closing Date, until the Discharge of Obligations, such Loan Party shall not, nor shall it cause or permit any of its Subsidiaries to:

Section 6.01                             Indebtedness.  Directly or indirectly, create, incur, assume, guaranty or suffer to exist any Indebtedness, except:

(a)                                 the Obligations;

(b)                                 (i) Indebtedness of the Foreign Borrower incurred on the Closing Date pursuant to the Interim Loan Agreement and/or one or more issuances of Senior Notes in an aggregate principal amount under this clause (i) not to exceed $1,000,000,000, (ii) guaranty obligations of any Guarantor in respect of such Indebtedness (provided, that in the case of any guaranty of the Interim Loans or the Senior Notes by a Subsidiary that is not a Guarantor, such Subsidiary becomes a Guarantor under this Agreement at or prior to the time of such guaranty), and (iii) any Permitted Refinancing of the foregoing;

(c)                                  Indebtedness of any Subsidiary of the Parent owed to the Parent or any Borrower or to any other Subsidiary of Parent, or of the Parent or any Borrower owed to any Subsidiary of the Parent, not to exceed (i) $200,000,000 outstanding at any time plus (ii) an additional amount so long as with respect to this clause (ii), (x) all such Indebtedness if owed to a Loan Party, shall be subject to a first priority lien pursuant to the Security Documents, (y) all such Indebtedness shall be unsecured and, if owed by a Loan Party to a non-Loan Party, subordinated in right of payment to the payment in full of the Obligations pursuant to customary intercompany subordination terms reasonably acceptable to the Administrative Agent, and (z) any payment by any such Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to such Borrower or to any of its Subsidiaries for whose benefit such payment is made; provided, further, that all such Indebtedness under this paragraph (c) is permitted as an Investment under Section 6.06(d);

(d)                                 Indebtedness incurred by any Group Member arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including, Indebtedness consisting of the deferred purchase price of assets or property acquired in an acquisition), in connection with acquisitions or dispositions of any business, assets or Subsidiary of any Group Member;

(e)                                  Indebtedness which may be deemed to exist pursuant to any guaranties, performance, insurance, surety bonds, statutory, appeal bonds or similar obligations incurred in the ordinary course of business;

(f)                                   Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(g)                                  guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of any Group Member;

(h)                                 guaranties by any Borrower of Indebtedness of a Guarantor or guaranties by a Guarantor of Indebtedness of any Borrower or another Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred by such Guarantor pursuant to this Section 6.01 (other than clauses (b) and (c) of this Section 6.01); provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(i)                                     Indebtedness existing on the Closing Date which is described in Schedule 6.01 and any Permitted Refinancing thereof;

(j)                                    Indebtedness in an amount not to exceed at any time $400,000,000, which is incurred with respect to Capital Leases or constitutes purchase money Indebtedness; provided, that any such purchase money Indebtedness shall (i) be secured only by the asset acquired in connection with the incurrence of such Indebtedness, (ii) be incurred within 180 days of the acquisition of the relevant equipment or other asset and (iii) constitute not less than 75.0% of the aggregate consideration paid with respect to such asset;

(k)                                 (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by any Group Member, in each case after the Closing Date as the result of a Permitted Acquisition; provided, that (A) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (B) such Indebtedness is not guaranteed in any respect by any Group Member (other than by any such person that so becomes a Subsidiary) and (ii) any Permitted Refinancing thereof; provided, that (A) the direct and contingent obligors with respect to such Indebtedness are not changed and (B) such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being renewed, extended or refinanced;

(l)                                     Indebtedness related to Hedge Agreements; provided, that in each case such Indebtedness shall not have been entered into for speculative purposes;

(m)                             (i) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to any of the Borrowers or the Guarantors and (ii) Indebtedness of a Group Member consisting of Standard Securitization Undertakings, in an aggregate amount not to exceed at any time $400,000,000; provided, that in each case, the Net Cash Proceeds with respect to such Indebtedness are used to repay Term Loans and will be applied as set forth in Section 2.15(b);

(n)                                 to the extent constituting Indebtedness, (i) obligations under Employee Benefit Plans, including in respect of compensation and benefits to employees of the Parent and its Subsidiaries and premiums and contributions in respect thereof in the ordinary course of business, (ii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that such obligations and liabilities are not required to be funded under applicable law, (iii) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business, and (iv) reserves established by a Group Member for litigation or tax contingencies;

(o)                                 Indebtedness in an amount not to exceed $40,000,000 issued in lieu of cash payments of Restricted Payments permitted by Section 6.04(f);

(p)                                 Indebtedness incurred by the Parent or any of its Subsidiaries in respect of workers compensation claims, health, disability or other employee benefits or property casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims and other obligations of a similar nature, in each case, in the ordinary course of business;

(q)                                 Credit Agreement Refinancing Indebtedness;

(r)                                    Indebtedness of any Loan Party (x) constituting Additional Debt and (y) in an amount not to exceed $75,000,000 individually and $300,000,000 in the aggregate, so long as such Indebtedness is not incurred pursuant to a customary syndication in the international or domestic capital or bank markets; provided, in respect of this clause (r), that (i) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to the incurrence of such Indebtedness under this clause (r), (ii) both before and after giving effect to the incurrence of such Indebtedness, the Parent shall be in pro forma compliance with the covenant set forth in Section 6.07 as of the last day of the most recently ended Fiscal Quarter and (iii) solely in the case of any such Indebtedness that is secured by a Lien on the Collateral that ranks pari passu or junior in right of security with the Loans, the Senior Secured Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered in accordance with Section 5.01(c) hereof) shall not be greater than 4.50:1.00 as of the last day of the most recently ended fiscal quarter calculated on a pro forma basis after giving effect to such incurrence (assuming for purposes of this clause (r) at the time of incurrence that (x) all Incremental Facilities and all Additional Debt incurred under this Section 6.01(r) in each case consisting of revolver debt are fully drawn and (y) the proceeds of such

Indebtedness are not included as unrestricted cash in the definition of “Consolidated Total Debt”); and

(s)                                   all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (r) above.

Section 6.02                             Liens.  Directly or indirectly, create, incur, assume or permit to exist any Lien on any property, revenue or asset of any kind of any Loan Party or any of its Subsidiaries, whether now owned or hereafter acquired, except:

(a)                                 Liens granted pursuant to any Loan Document (or otherwise securing Obligations) in favor of the Collateral Agent for the benefit of Secured Parties;

(b)                                 Liens for Taxes, assessments or governmental charges not at the time delinquent or to the extent obligations with respect to such Taxes, assessments or governmental charges are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and so long as adequate reserves or other appropriate provisions as shall be required in conformity with IFRS shall have been made therefor and Liens for Taxes assessed on Real Estate Assets that are not delinquent;

(c)                                  statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the International Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of ten (10) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by IFRS shall have been made for any such contested amounts;

(d)                                 Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of governmental insurance or benefits, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations including obligations to secure health, safety and environmental obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(e)                                  easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of any Group Member;

(f)                                   any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder and covering only the assets so leased and any Liens encumbering such lessor’s or sublessor’s interest or title;

(g)                                  Liens solely on any cash earnest money deposits made by any Group Member in connection with any letter of intent or purchase agreement permitted hereunder;

(h)                                 purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)                                     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)                                    any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)                                 licenses of Patents, Copyrights, Trademarks and other Intellectual Property rights granted by any Group Member in the ordinary course of business and, individually or in the aggregate, materially detracting from the value of the business of such Group Member taken as a whole;

(l)                                     Liens in favor of vendors of goods arising as a matter of law securing the payment of the purchase price therefor so long as such Liens attach only to the purchased goods;

(m)                             Liens existing on the Closing Date which are described in Schedule 6.02 and any extension, renewal, or replacement of a Lien described in said schedule securing the Indebtedness secured by such scheduled Lien on the Closing Date or any Permitted Refinancing thereof; provided, that such extension, renewal or replacement Lien is limited to the assets that are secured by such scheduled Lien;

(n)                                 Liens securing Indebtedness permitted pursuant to Section 6.01(j); provided, that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(o)                                 Liens securing Indebtedness permitted by Section 6.01(k); provided that any such Lien shall encumber only those specific tangible assets which secured such Indebtedness at the time such assets were acquired by the Group;

(p)                                 Liens arising from judgments in circumstances not constituting an Event of Default under Section 8.01(h);

(q)                                 Liens on Securitization Assets or a Securitization Subsidiary’s other assets arising in connection with a Qualified Securitization Financing;

(r)                                    Liens arising by virtue of any statutory, contractual or common law provision relating to banker’s liens, rights of set-off or similar rights (i) relating to the establishment of depository relations in the ordinary course of business with banks not given in connection with the issuance of Indebtedness and (ii) relating to pooled deposit or sweep accounts of any Group Member to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Group;

(s)                                   Liens deemed to exist in connection with Investments in Cash Equivalents of the type described in clause (d) of the definition thereof;

(t)                                    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.06 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to dispose of any property in an Asset Disposition permitted pursuant to Section 6.08, in each case solely to the extent such Investment or Asset Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(u)                                 pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to any Borrower or any of its Subsidiaries;

(v)                                 Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts and (iii) in favor of a banking or other financial institution in each case arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;

(w)                               Liens securing Indebtedness incurred pursuant to Section 6.01(r); and

(x)                                 Liens on the Collateral securing (i) Permitted Pari Passu Secured Refinancing Debt and subject to the Pari Passu Intercreditor Agreement, (ii) Permitted Junior Secured Refinancing Debt and subject to the Junior Intercreditor Agreement and (iii) Indebtedness incurred pursuant to a Refinancing Amendment.

Section 6.03                             No Further Negative Pledges.  Enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations except with respect to (a) this Agreement and the other Loan Documents, (b) specific assets or property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Disposition, (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the assets or property subject to such leases, licenses or similar agreements, as the case may be), (d) agreements evidencing Indebtedness permitted by Section 6.01(b), (d), (i), (j), (k), (m) and (r) that impose restrictions on the property so acquired, (e) restrictions in any Credit Agreement Refinancing Indebtedness and (f) customary provisions in any joint venture agreement or similar agreement prohibiting the pledge of Equity Interests of such joint venture.

Section 6.04                             Restricted Payments.  Directly or indirectly through any manner or means nor shall it permit any of its Subsidiaries directly or indirectly through any manner or means, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment except that:

(a)                                 any Subsidiary of the Parent may declare and pay dividends or make other distributions; provided, that if such Subsidiary is a Loan Party, it shall only declare and pay dividends or make other distributions ratably to another Loan Party;

(b)                                 the Foreign Borrower may make regularly scheduled payments of interest in respect of the Senior Notes in accordance with the terms of, and only to the extent required by the Interim Loan Agreement and the Senior Notes Documents, as applicable;

(c)                                  the Foreign Borrower may make repurchases of the Senior Notes; provided, that unless the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered in accordance with Section 5.01(c) hereof) would not be greater than 3.50:1.00 after giving effect to such repurchase, the aggregate amount of payments under this paragraph shall not exceed the Available Amount;

(d)                                 the Parent may purchase its common stock or common stock options from present or former officers, directors or employees of the Group upon the death, disability or termination of employment of such officer or employee, provided, that unless the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered in accordance with Section 5.01(c) hereof) would not be greater than 3.50:1.00 after giving effect to such purchase, the aggregate amount of payments under this paragraph (net of any proceeds received by the Parent subsequent to the Closing Date in connection with resales of any common stock or common stock options so purchased) shall not exceed the Available Amount;

(e)                                  so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Parent may declare and pay cash dividends with respect to its common stock (so long as such declared dividend is actually paid within ninety (90) days of such declaration) (i) in the ordinary course of business consistent with past practices in an amount not to exceed the lesser of (x) the Available Amount and (y) 40% of Cumulative CNI or (ii) whether or not in the ordinary course so long as after giving effect thereto, the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered in accordance with Section 5.01(c) hereof) shall not be greater than 3.50:1.00;

(f)                                   the Parent may make repurchases of Equity Interests deemed to occur upon the exercise of options, warrants, restricted stock units or similar rights if such Equity Interests represents all or a portion of the exercise price thereof or are deemed to occur in connection with the satisfaction of any withholding tax obligation incurred relating to the vesting or exercise of such options, warrants, restricted stock units or similar rights;

(g)                                  any Restricted Payment pursuant to or in connection with the Transactions.

Section 6.05                             Restrictions on Subsidiary Distributions.

Except as provided herein, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by such Borrower or any other Subsidiary of any Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to any Borrower or any other Subsidiary of any Borrower, (c) make loans or advances to any Borrower or any other Subsidiary of any Borrower, or (d) transfer, lease or license any of its property or assets to any Borrower or any other Subsidiary of any Borrower other than restrictions existing under or by reason of (i) this Agreement, the Interim Loan Agreement and any other agreement as in effect on the Closing Date; (ii) the Senior Notes; (iii) applicable law, rules, regulations and orders; (iv) any instrument governing Indebtedness or Equity Interests of a Person acquired by the Parent or any Subsidiary as in effect at the time of such acquisition, which restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted under Section 6.01(k); (v) customary non-assignment provisions in contracts, licenses and leases entered into in the ordinary course of business; (v) agreements governing Indebtedness permitted by Section 6.01(j) that impose restrictions on the property purchased or leased; (vi) any agreement for the sale or other disposition of a Subsidiary or all or substantially all of its assets that restricts distributions of assets by, or Equity Interests of, that Subsidiary pending its sale or other distribution; (vii) any Permitted Refinancing; provided that the restrictions contained in the agreements governing such Permitted Refinancing are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; (viii) Liens permitted to be incurred under Section 6.02 that limit the right of the debtor to dispose of the assets subject to such Liens; (ix) restrictions on cash or other deposits or net worth imposed by customers (including governmental entities) under contracts entered into in the ordinary course of business; (x) provisions limiting the disposition or distribution of assets of property in joint venture agreements, sale and leaseback transactions, stock sale agreements and agreements governing Asset Disposition, and other similar agreements entered into in the ordinary course of business or with the approval of the Parent’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; (xi) any encumbrance or restriction on any Group Member’s ability to transfer its interest in any Investment not prohibited by Section 6.06 hereof; (xii) customary restrictions imposed on the transfer of, or in licenses related to, copyrights, patents or other intellectual property and contained in agreements entered into in the ordinary course of business, (xiii) any other agreement governing Indebtedness or Disqualified Equity Interests entered into after the Closing Date and permitted under this Agreement that contains encumbrances and restrictions that are not more restrictive, taken as a whole, than those contained in the Loan Documents; (xiv) restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Board of Directors of the Parent, are necessary or advisable to effect such Qualified Securitization Financing; and (xv) agreements pursuant to any tax sharing arrangement between the Parent and any one or more of its direct or indirect Subsidiaries.

Section 6.06                             Investments.  Directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)                                 Investments in cash and Cash Equivalents and Investments that were Cash Equivalents when made;

(b)                                 equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any Borrower or any Wholly-Owned Subsidiary Guarantor, including any entity that becomes a Wholly-Owned Subsidiary Guarantor prior to the making of such Investment; provided, that this clause (b) shall not apply to Investments constituting Permitted Acquisitions;

(c)                                  deposits, prepayments and other credits to suppliers in the ordinary course of business consistent with the past practices of the Group;

(d)                                 (i) Investments made by the Parent, any Borrower or a Subsidiary in the Parent, any Borrower or any other Subsidiary (including through intercompany loans); provided that with respect to any such Investment, the Borrowers shall have complied with the requirements of clauses (a), (b), (d), (e) and (f)(A) set forth in the definition of “Permitted Acquisitions” (treating any reference therein to an “acquisition” (or similar term) as a reference to such Investment) and (ii) Investments in Joint Ventures; provided, that (x) after giving effect to any such Investment under this clause (ii), (I) the Leverage Ratio  (determined for any such period by reference to the most recent Compliance Certificate delivered in accordance with Section 5.01(c) hereof) shall not be greater than 3.50:1.00 as of the last day of the most recently ended fiscal quarter calculated on a pro forma basis after giving effect to such Investment and (II) no Default or Event of Default shall have occurred and be continuing, and (y) such Joint Venture is in the same line of business as the Group;

(e)                                  Consolidated Capital Expenditures with respect to the Loan Parties;

(f)                                   loans and advances to employees, consultants or directors of the Group made in the ordinary course of business in an aggregate principal amount not to exceed $10,000,000;

(g)                                  Permitted Acquisitions permitted pursuant to Section 6.08;

(h)                                 Investments in existence on, or pursuant to legally binding written commitments in existence on, the Closing Date as described in Schedule 6.06 and, in each case, any extensions or renewals thereof so long as the amount of any Investment made pursuant to this clause (h) is not increased at any time above the amount of such investment set forth on Schedule 6.06;

(i)                                     Hedge Agreements entered into for purposes other than speculative purposes;

(j)                                    accounts, chattel paper and notes receivable arising from the sale or lease of goods or the performance of services in the ordinary course of business;

(k)                                 Investments received in the ordinary course of business by any Group Member in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, suppliers and customers arising in the ordinary course of business;

(l)                                     promissory notes and other non-cash consideration received in connection with Asset Dispositions permitted by Section 6.08;

(m)                             Investments representing amounts held for employees of the Parent and the Subsidiaries under Employee Benefit Plans or related trusts;

(n)                                 Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(o)                                 Investments of a Subsidiary acquired after the Closing Date or of a corporation merged or amalgamated or consolidated into a Borrower or merged, amalgamated or consolidated with a Subsidiary in accordance with Section 6.08 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation; and

(p)                                 other Investments in an aggregate amount not to exceed $250,000,000 during the term of this Agreement.

Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 6.04.

Section 6.07                             Leverage Ratio.  Permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2014, to exceed 5.00:1.00.

Section 6.08                             Fundamental Changes; Disposition of Assets; Acquisitions.  (i) Enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), (ii) convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions (including any sale leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary), all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, (iii) acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Consolidated Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person or (iv) directly or indirectly sell, assign, pledge or otherwise dispose of any Equity Interests of any of their respective Subsidiaries, provided, that:

(a)                                 any Subsidiary of any Borrower may be merged with or into such Borrower or any Wholly-Owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, assets or property may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Borrower or any Wholly-Owned Subsidiary Guarantor; provided further, that in the case of such a merger, such Borrower or such Wholly-Owned Subsidiary Guarantor, as applicable shall be the continuing or surviving Person;

(b)                                 any Subsidiary of any Borrower may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to such Borrower or any Wholly-Owned Subsidiary Guarantor;

(c)                                  sales or other dispositions of assets that do not constitute Asset Dispositions shall be permitted;

(d)                                 Asset Dispositions, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-cash proceeds) when aggregated with the proceeds of all other Asset Dispositions made pursuant to this clause (d), are less than 15% of the Consolidated Total Assets of the Group shall be permitted; provided, that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Board of Directors of the Parent), (ii) no less than 75.0% thereof shall be paid in cash or Cash Equivalents; provided, that (A) any liabilities of the Parent and its Subsidiaries, other than liabilities that are by their terms subordinated to the Obligations, that are assumed by the transferee with respect to the applicable Asset Disposition and for which the Parent and its Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Parent or its Subsidiaries from such transferee shall be converted by Parent or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Asset Disposition and (C) any Designated Non-Cash Consideration received in respect of such Asset Disposition having an aggregate fair market value as determined by the Parent in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to the clause (C) that is then outstanding, shall not exceed $200,000,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed for purposes of this clause (d) to be cash, (iii) the Net Cash Proceeds thereof shall be applied as required by Section 2.14(a) and (iv) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, (iii) the Net Cash Proceeds thereof shall be applied as required by Section 2.14(a) and (iv) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby;

(e)                                  If no Event of Default shall have occurred and be continuing or shall be caused thereby, (i) Receivables Sales and (ii) sales or discounts of accounts receivable, in each case with respect to this clause (ii) without recourse and in the ordinary course of business which are overdue or which a Group Member may reasonably determine are difficult to collect, but in each case only in connection with the compromise or collection thereof consistent with prudent business practice (and not as part of any bulk sale or financing of receivables);

(f)                                   any Group Member may enter into licenses or sublicenses of Intellectual Property, including but not limited to Software, Trademarks, Patents, Copyrights and other Intellectual Property and general intangibles in the ordinary course of business, which could not reasonably be expected to have a Material Adverse Effect;

(g)                                  any sale or disposition of Securitization Assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing shall be permitted;

(h)                                 without limiting the application of any other provision of Article II or this Article VI, dispositions of cash and Cash Equivalents shall be permitted;

(i)                                     Permitted Acquisitions shall be permitted; and

(j)                                    Investments made in accordance with Section 6.06 shall be permitted.

Section 6.09                             Transactions with Shareholders and Affiliates.  Directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, the rendering of any service or the payment of any management, advisory or similar fees) with any Affiliate of any Group Member on terms that are less favorable to such Group Member than those that might be obtained in a comparable arm’s length transaction at the time from a Person who is not such a holder or Affiliate; provided, that the foregoing restriction shall not apply to (a) any transaction between the Parent and any Wholly-Owned Subsidiary Guarantor; (b) reasonable and customary fees paid to members of the Board of Directors (or similar governing body) of any Group Member; (c) compensation arrangements for officers and other employees of any Group Member entered into in the ordinary course of business; (d) any Restricted Payment permitted by Section 6.04 and (e) loans and advances to employees and directors permitted under Section 6.06(f).

Section 6.10                             Conduct of Business.  From and after the Closing Date, engage in any business (either directly or through a Subsidiary) other than the businesses engaged in by such Loan Party on the Closing Date and any business reasonably similar, related, complementary or ancillary thereto.

Section 6.11                             Amendments or Waivers of Organizational Documents and Certain Other Documents.  Agree to (a) any material amendment, restatement, supplement or other modification to or waiver of any of its Organizational Documents which would be adverse as to any Secured Party or (b) any amendment, restatement, supplement, waiver or other modification changing the terms of the Interim Loan Agreement or any Senior Notes, or make any payment consistent with an amendment, restatement, supplement, waiver or other modification thereto, if the effect of such amendment, restatement, supplement, waiver or other modification is to increase the interest rate on the Interim Loans or the Senior Notes, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto) or change the redemption, prepayment or defeasance provisions of the Interim Loan Agreement or such Senior Notes, or if the effect of such amendment, restatement, supplement, waiver or other modification, together with all other amendments, restatements, supplements, waivers and other modifications made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the lenders under the Interim Loan Agreement or the holders of such Senior Notes (or a trustee or other representative on their behalf) which would be adverse to any Loan Party or Lenders.

Section 6.12                             Fiscal Year.  Change its Fiscal Year-end from December 31 of each calendar year or change its method of determining Fiscal Quarters.

Section 6.13                             Centre of Main Interests and Establishments.  If such Loan Party’s jurisdiction is in a member state of the European Union, deliberately change its “centre of main interest” (as that term is used in the Regulation) in a manner that could reasonably be expected to result in a Material Adverse Effect.

Section 6.14                             Financial Assistance.  Fail to comply, where applicable, in all respects with any financial assistance legislation in any Relevant Jurisdiction (including without limitation under Section 60 of the Companies Acts of Ireland, 1963 (as amended)), including as related to execution of the Security Documents and payment of amounts due under this Agreement.

ARTICLE VII.
GUARANTY

Section 7.01                             Guaranty of the Obligations.  Each Guarantor jointly and severally hereby irrevocably and unconditionally guaranties to the Administrative Agent for the ratable benefit of the Secured Parties the due and punctual payment in full of all Obligations of the Borrowers (other than, in the case of the U.S. Borrower, any Guarantor that is a Controlled Foreign Corporation) when the same shall become due and payable, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (the “Guaranteed Obligations”).

Section 7.02                             Contribution by Guarantors.  The Guarantors (respectively, the “Contributing Guarantors”) desire to allocate among themselves, in a fair and equitable manner, the Guaranteed Obligations, respectively, arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceed its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of any Debtor Relief Law; provided, that solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.02), minus (B) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among the Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03                             Payment by Guarantors.  The Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any comparable provision of any other Debtor Relief Law), the Guarantors shall upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of the Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a case under the Bankruptcy Code or any other Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case or analogous proceeding under any Debtor Relief Law) and all other Guaranteed Obligations then owed to the Secured Parties as aforesaid.

Section 7.04                             Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a Guarantor or surety other than payment in full of the applicable Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)                                 this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)                                 the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and any Secured Party with respect to the existence of such Event of Default;

(c)                                  the obligations of each Guarantor hereunder are independent of the obligations of each Borrower and the obligations of any other Guarantor (including any other Guarantor) of the obligations of each Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against such Borrower or any of such other Guarantors and whether or not such Borrower is joined in any such action or actions;

(d)                                 payment by any Guarantor of a portion, but not all, of the applicable Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the applicable Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the applicable Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the applicable Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the applicable Guaranteed Obligations;

(e)                                  any Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith, the applicable Hedge Agreement, Cash Management Agreement or Treasury Transaction and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or any Hedge Agreements, Cash Management Agreements or Treasury Transactions; and

(f)                                   this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the applicable Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them:  (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, any Hedge Agreements, any Cash Management Agreements or any Treasury Transactions, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any of the Hedge Agreements, Cash Management Agreements or Treasury Transactions or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Hedge Agreement, such Cash Management Agreement, such Treasury Transaction or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents, any of the Hedge Agreements, any of the Cash Management Agreements, any Treasury Transaction or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of any Group Member and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Borrower may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations; and (ix) any action that the Lenders may take in relation to the approval of a composition of creditors (convenio) in an insolvency proceeding of any Spanish Loan Party, including any vote in favor of such composition of creditors.

Section 7.05                             Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of the Secured Parties:  (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the applicable Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other Guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the applicable Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.06                             Guarantors’ Rights of Subrogation, Contribution, Etc..  Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all applicable Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any applicable Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any applicable Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against any applicable Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all applicable Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations (including any such right of contribution as contemplated by Section 7.02).  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any applicable Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against any applicable Borrower, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all applicable Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent on behalf of the Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of the Secured Parties to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07                             Subordination of Other Obligations.  Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of the Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of the Secured Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.08                             Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all applicable Letters of Credit shall have expired or been cancelled.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09                             Authority of Guarantors or the Borrowers.  It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10                             Financial Condition of the Borrowers.  Any Credit Extension may be made to any Borrower or continued from time to time, and any Hedge Agreements, Cash Management Agreements and Treasury Transactions may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of such Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be.  No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower.  Each Guarantor has adequate means to obtain information from any Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Loan Documents, any Hedge Agreements, any Cash Management Agreements or any Treasury Transactions, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now or hereafter known by any Secured Party.

Section 7.11                             Bankruptcy, Etc..

(a)                                 So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, receivership, liquidation, reorganization, examinership or insolvency case (or analogous proceeding under any Debtor Relief Law) or proceeding of or against any Borrower or any other Guarantor.  The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding (or analogous proceeding under any Debtor Relief Law), voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, examinership, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)                                 Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Secured Parties that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations.  Guarantors shall permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person under any Debtor Relief Law to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)                                  In the event that all or any portion of the Guaranteed Obligations are paid by any Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent preference, fraudulent disposition, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12                             Discharge of Guaranty Upon Sale of Guarantor.  If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or any other Person effective as of the time of such Asset Disposition.

Section 7.13                             Spanish Guarantor Limitations.  In respect of a Spanish Loan Party, the guarantee under this Article VII does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Sections 143.2 and 150 of the Spanish Companies Act (Ley de Sociedades de Capital).

Section 7.14                             Irish Guarantor Limitations.  In respect of an Irish Loan Party, the guarantee under this Article VII does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 60 of the Irish Companies Act (1963).

Section 7.15                             Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Loan Party hereunder to honor all of such Loan Party’s obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.15, or otherwise under this Guaranty, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled.  Each Qualified ECP Guarantor intends that this Section 7.15 constitute, and this Section 7.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE VIII.
EVENTS OF DEFAULT

Section 8.01                             Events of Default.  If any one or more of the following conditions or events occur on or after the Closing Date:

(a)                                 Failure to Make Payments When Due.  Failure by any Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to the Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within five (5) Business Days after the date due; or

(b)                                 Default Under Other Agreements.  (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Material Indebtedness (other than Material Indebtedness referred to in Section 8.01(a)) in an individual principal amount (or Net Mark-to-Market Exposure), in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (A) one or more items of Material Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Material Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Material Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Material Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)                                  Breach of Certain Covenants.  Failure of any Loan Party to perform or comply with any term or condition contained in Section 2.06, Sections 5.01(a), 5.01(b), 5.01(c), and 5.01(e), Section 5.02 (solely as to the existence of any Borrower), Section 5.16, 5.20 or Article VI (and solely in respect of Section 5.20, such default shall continue unremedied for a period of two Business Days); or

(d)                                 Breach of Representations, Etc. (i)  any representation or warranty in Article IV shall be inaccurate in any material respect (provided that such inaccuracy will not be an Event of Default hereunder if within thirty (30) days of the Closing Date reasonable steps are being taken to remedy such inaccuracy and such inaccuracy is actually remedied within such period) or (ii) any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made or, to the extent that any such representation, warranty, certification or other statement is already qualified by materiality or material adverse effect, such representation, warranty, certification or other statement shall be false in any respect as of the date made or deemed made; or

(e)                                  Other Defaults Under Loan Documents.  Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other paragraph of this Section 8.01, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Loan Party becoming aware of such default or (ii) receipt by the Borrower Representative of notice from the Administrative Agent or any Lender of such default; or

(f)                                   Involuntary Bankruptcy, Appointment of Receiver, Creditor’s Process, Etc. (i) A court of competent jurisdiction shall enter a decree, judgment or order for relief in respect of the Parent, any Borrower or any Material Company in an involuntary case (or analogous proceeding under any Debtor Relief Law) under the Bankruptcy Code or under any other Debtor Relief Law now or hereafter in effect, which decree, judgment or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case (or analogous proceeding under any Debtor Relief Law) shall be commenced against any the Parent, Borrower or any Material Company under the Bankruptcy Code or under any other applicable Debtor Relief Law now or hereafter in effect; or a decree, judgment or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, examiner, liquidator, conservator, custodian or other officer having similar powers over the Parent, any Borrower or any Material Company, or over all or a substantial part of its property, shall have been entered; or (iii) there shall have occurred the involuntary appointment of an interim receiver, trustee, examiner, liquidator, conservator or other custodian of the Parent, any Borrower or any Material Company for all or a substantial part of its property; or a warrant of or order for attachment, execution or similar process shall have been issued against any substantial part of the property of the Parent, any Borrower or any Material Company and any such event described in this clause (iii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or (iv) any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a Material Company exceeding an aggregate value of $250,000,000 (or its equivalent) unless such process is either being contested in good faith and/or proven to be frivolous or vexatious and is discharged within twenty (20) Business Days after commencement; provided, in each case, that notwithstanding the foregoing clauses (i)-(iv), if such Loan Party is a Guarantor whose guaranty is not required for the Borrowers to be in compliance with Section 5.16, no Event of Default shall arise under this clause (f) as a result of the involuntary bankruptcy (or other analogous events described in this clause (f)) of such Loan Party; or

(g)                                  Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The Parent, any Borrower or any Material Company shall have an order for relief entered with respect to it or shall commence a voluntary case (or analogous proceeding under any Debtor Relief Law) under the Bankruptcy Code or under any other Debtor Relief Law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case (or analogous proceeding under any Debtor Relief Law), or to the conversion of an involuntary case to a voluntary case (or analogous proceeding under any Debtor Relief Law), under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee, examiner, liquidator, conservator or other custodian for all or a substantial part of its property; or the Parent, any Borrower or any Material Company shall make any assignment for the benefit of creditors; or (ii) the Parent, any Borrower or any Material Company shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or similar governing body) or shareholders of the Parent, any Borrower or any Material Company, or any committee thereof shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(f); provided, that notwithstanding the foregoing, if such Loan Party is a Guarantor whose guaranty is not required for the Borrowers to be in compliance with Section 5.16, no Event of Default shall arise under this clause (g) as a result of the filing of bankruptcy (or other analogous events described in this clause (g)) of such Loan Party; or

(h)                                 Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving an amount in excess of $250,000,000 individually or in the aggregate at any time (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Loan Party or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i)                                     Unlawfulness and Invalidity.  (i) It is or becomes unlawful for any Loan Party to perform any of its material obligations under the Loan Documents or any Security Document, or any Security Document ceases to be effective, (ii) any material obligation or obligations of any Loan Party under any of the Loan Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Loan Documents, or (iii) any material Loan Document ceases to be in full force and effect or any Security Document ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it to be ineffective; or

(j)                                    Dissolution.  Any order, judgment or decree shall be entered against any Borrower or any Material Company ordering or decreeing the dissolution or split up of such Borrower or Material Company, as the case may be, and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days; provided, that notwithstanding the foregoing, if such Loan Party is a Guarantor whose guaranty is not required for the Borrowers to be in compliance with Section 5.16, no Event of Default shall arise under this clause (k) as a result of the dissolution or split up of such Person; or

(k)                                 Employee Benefit Plans.  There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect; or

(l)                                     Guaranties, Security Documents and other Loan Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Security Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Security Documents; or

(m)                             Cessation of Business.  Any Borrower or any Material Company suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business (other than as a result of a disposal of assets or merger permitted under this Agreement); or

(n)                                 Material Adverse Effect.  There occurs any event, circumstance or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect on the Group,

THEN, (a) upon the occurrence of any Event of Default described in Section 8.01(f) or 8.01(g) with respect to any Group Member organized under the laws of a state of the United States, automatically, and (b) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Required Lenders, (i) the Revolving Commitments, if any, of each Lender having such Revolving Commitments, the obligation of the Issuing Bank to issue any Letter of Credit, the obligation of the Swing Line Lender to make any Swing Line Loan and the obligation to make loans under any Ancillary Facility shall immediately terminate; (ii) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party:  (A) the unpaid principal amount of and accrued interest on the Loans, (B) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), (C) all amounts due under any Ancillary Facility and (D) all other Obligations; provided, that the foregoing shall not affect in any way the obligations of Lenders under Section 2.03(b)(v) or Section 2.04(e); (iii) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Security Documents; (iv) the Administrative Agent shall direct the Borrower Representative to pay (and the Borrower Representative hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.01(f) and (g) to pay) to the Administrative Agent such additional amounts of cash as reasonably requested by the Issuing Bank, to be held as security for the Foreign Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding; and (v) the Administrative Agent and the Collateral Agent may exercise on behalf of themselves, the Lenders, the Issuing Bank and the other Secured Parties all rights and remedies available to the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank under the Loan Documents or under applicable law or in equity.

ARTICLE IX.
AGENTS

Section 9.01                             Appointment of Agents.  DBNY is hereby appointed the Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes DBNY to act as the Administrative Agent in accordance with the terms hereof and the other Loan Documents.  The Administrative Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable.  The provisions of this Article IX (other than as expressly provided herein) are solely for the benefit of the Administrative Agent and the Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions of this Article IX (other than as expressly provided herein).  In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Group Member.  Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Arrangers and the Bookrunners are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Arrangers and the Bookrunners shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent provided herein and in the other Loan Documents and all of the other benefits of this Article IX.

Section 9.02                             Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  In the event that any obligations (other than the Obligations) are permitted to be incurred hereunder and secured by Liens permitted to be incurred hereunder on all or a portion of the Collateral, each Lender authorizes the Administrative Agent to enter into intercreditor agreements, subordination agreements and amendments to the Security Documents to reflect such arrangements on terms acceptable to the Administrative Agent.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship or other implied duties in respect of any Lender, any Loan Party or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under the agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Anything herein to the contrary not withstanding, none of the Arrangers, Bookrunners, Agents or any other person listed on the cover page hereof, shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents except in its capacity as applicable, as the Administrative Agent, Collateral Agent or a Lender hereunder.

Section 9.03                             General Immunity.

(a)                                 No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document, or for the creation, perfection or priority of any Lien, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Loan Party or to any Agent or Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or as to the value or sufficiency of any Collateral or as to the satisfaction of any condition set forth in Article III or elsewhere herein (other than confirm receipt of items expressly required to be delivered to such Agent) or to inspect the properties, books or records of any Group Member or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

(b)                                 Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders (i) for any action taken or omitted by any Agent (A) under or in connection with any of the Loan Documents or (B) with the consent or at the request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) for any failure of any Loan Party to perform its obligations under this Agreement or any other Loan Document.  No Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose or be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions and shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for a Group Member), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05).

(c)                                  Delegation of Duties.  Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by it and to grant an exemption from any restrictions to any sub-delegate.  Each of the Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory, indemnification and other provisions of this Section 9.03 and of Section 9.06 shall apply to any of the Affiliates of the Administrative Agent or the Collateral Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent or Collateral Agent, as applicable.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.03 and of Section 9.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent or the Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

(d)                                 Notice of Default or Event of Default.  No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such

Default or Event of Default is given to such Agent by a Loan Party or a Lender.  In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders, provided that failure to give such notice shall not result in any liability on the part of the Administrative Agent.

Section 9.04                             Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder in its capacity as a Lender as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.  The Lenders acknowledge that pursuant to such activities, the Agents or their Affiliates may receive information regarding any Loan Party or any Affiliate of any Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Agents and their Affiliates shall be under no obligation to provide such information to them.

Section 9.05                             Lenders’ Representations, Warranties and Acknowledgment.

(a)                                 Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Group in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Group.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)                                 Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement and funding its Tranche A Term Loan, Tranche B Term Loan and/or Revolving Loans on the Closing Date, the Closing Date or by funding any Incremental Term Loans or Incremental Revolving Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such Loans.

Section 9.06                             Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent to the extent that such Agent shall not have been reimbursed by any Loan Party (and without limiting its obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 9.07                             Successor Administrative Agent, Collateral Agent and Swing Line Lender.

(a)                                 The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Borrowers.  The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrowers and the Required Lenders and so long as such successor Administrative Agent shall be either one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, having a combined capital and surplus of at least $500,000,000, and the Administrative Agent’s resignation shall become effective on the earlier of (a) the acceptance of such successor Administrative Agent by the Borrowers and the Required Lenders or (b) the thirtieth day after such notice of resignation.  Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Required Lenders shall have the right, upon five (5) Business Days’ notice to the Borrowers, to appoint a successor Administrative Agent.  If neither Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, then the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring the Administrative Agent; provided, that until a successor Administrative Agent is so appointed by Required Lenders or the Administrative Agent, the Administrative Agent, by notice to the Borrowers and Required Lenders, may retain its role as the Collateral Agent under any Security Document.  Except as provided in the preceding sentence, any resignation of DBNY or its successor as the Administrative Agent pursuant to this Section shall also constitute the resignation of DBNY or its successor as the Collateral Agent.  After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 9.07 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (a) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (b) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Security Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  If the Administrative Agent is retaining its role as Collateral Agent, the actions enumerated in the preceding sentence will be modified to account for such retained role.  Any successor Administrative Agent appointed pursuant to this Section 9.07 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.  If DBNY or its successor as the Administrative Agent pursuant to this Section 9.07 has resigned as the Administrative Agent but retained its role as the Collateral Agent and no successor the Collateral Agent has become the Collateral Agent pursuant to the immediately preceding sentence, DBNY or its successor may resign as the Collateral Agent upon notice to the Borrowers and Required Lenders at any time.

(b)                                 In addition to the foregoing, the Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and the Loan Parties.  The Administrative Agent shall have the right to appoint a financial institution as the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrowers and the Required Lenders and the Collateral Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Collateral Agent by the Borrowers and the Required Lenders or (ii) the thirtieth day after such notice of resignation.  Upon any such notice of resignation, Required Lenders shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent.  Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, the successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Security Documents, and the retiring Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Security Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Security Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Security Documents.  After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Security Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Security Documents while it was the Collateral Agent hereunder.

(c)                                  Any resignation of DBNY or its successor as the Administrative Agent pursuant to this Section 9.07 shall also constitute the resignation of DBNY or its successor as the Swing Line Lender and Issuing Bank, and any successor Administrative Agent appointed pursuant to this Section 9.07 shall, upon its acceptance of such appointment, become the successor Swing Line Lender and Issuing Bank (in accordance with Section 2.04(h)) for all purposes hereunder.  In such event (i) the Foreign Borrower shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to the Foreign Borrower for cancellation and (iii) the Foreign Borrower shall issue, if so requested by the successor Administrative Agent and the Swing Line Lender, a new Swing Line Note to the successor Administrative Agent and the successor Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions.

Section 9.08                             Security Documents and Guaranty.

(a)                                 Agents under Security Documents and Guaranty.  Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Security Documents; provided, that except as expressly set forth herein, neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations.  Subject to Section 10.05, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable may execute any documents or instruments necessary (i) in connection with a sale or disposition of assets permitted by this Agreement, to release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented or (ii) to release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented.  Without limiting the generality of the foregoing, each Secured Party appoints the Administrative Agent and the Collateral Agent, as applicable, to act as its agent in connection with the ratification and incorporation of any Spanish Security Document into a Spanish Public Document, and hereby authorizes each of the Administrative Agent and the Collateral Agent to enter into, enforce their rights under and generally represent them in respect of the granting of Spanish Public Document. Each Secured Party appoints the Collateral Agent to act as its agent in connection with the execution of any and all documents required to perfect the security created under the Irish Security Documents.

(b)                                 Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c)                                  Rights under Hedge Agreements.  No Hedge Agreement shall create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in Sections 2.15(d) and 10.05(c)(v) of this Agreement and Section 10 of the U.S. Security Agreements.  By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d)                                 Release of Collateral and Guaranties, Termination of Loan Documents.

(i)                                     Notwithstanding anything to the contrary contained herein or any other Loan Document, upon the Discharge of Obligations and upon request of the Borrower Representative, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Lender or any Lender Counterparty) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation, examinership, receivership or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor, liquidator, examiner or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(ii)                                  Upon any disposition of property permitted by this Agreement, any security interest in such property provided for in any Security Document shall be deemed to be automatically released and such property shall automatically revert to the applicable Loan Party with no further action on the part of any Person.  The Collateral Agent shall, at the applicable Loan Party’s expense, execute and deliver or otherwise authorize the filing of such documents as such Loan Party shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including financing statement amendments to evidence such release.

(e)                                  Powers of Attorney.  At the request of the Administrative Agent and/or the Collateral Agent, which request may be made from time to time, each of the Lenders party hereto agrees to execute and grant a power of attorney in favor of (and in form and substance satisfactory to) the Collateral Agent and/or the Administrative Agent to the extent necessary under local law in order to give effect to the provisions of this Section 9.08.  To the extent a Lender notifies the Administrative Agent in writing that it is prohibited by its governing documents or by requirements of law from providing such power of attorney, and the Administrative Agent and/or Collateral Agent determines that documentation executed by such Lender is reasonably necessary to effectuate the provisions of this Section 9.08, each such Lender undertakes for so long as it is Lender to join the Administrative Agent and or Collateral Agent (as requested by such agent) in any action to give effect to the provisions of this Section 9.08 and for the avoidance of doubt, such Lender shall abide by and act, or refrain from acting, in accordance with, any decision of the Lenders made in accordance with this Agreement.

Section 9.09                             Withholding Taxes.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 9.10                             Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under the Bankruptcy Code or other applicable law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the other Secured Parties (including fees, disbursements and other expenses of counsel) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.  Any custodian, receiver, examiner, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and other Secured Party to make such payments to the Administrative Agent.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or other Secured Party to authorize the Administrative Agent to vote in respect of the claim of such Person or in any such proceeding.

Section 9.11                             Administrative Agent’s “Know Your Customer” Requirements.  Each Lender shall promptly, upon the request of the Administrative Agent, provide such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

Section 9.12                             Spanish Collateral Agent.  Notwithstanding the generality of this Article IX, each of the Secured Parties party hereto on the Closing Date shall grant a power of attorney in favor of (and in form and substance satisfactory to) the Collateral Agent to administer and enforce remedies with respect to the Spanish Security, which shall be granted in favor of each and all of the Secured Parties, that is subject to any Spanish Security Document for and on behalf of the Lenders pursuant to the provisions of this Agreement.  At the request of the Administrative Agent or the Collateral Agent, which request may be made from time to time, each Lender party hereto from time to time will sign such powers of attorney as requested by the Administrative Agent or Collateral Agent which are necessary to cause any Spanish Security Document to be elevated to the status of a Spanish Public Document.

ARTICLE X.
MISCELLANEOUS

Section 10.01                      Notices.

(a)                                 Notices Generally.  Any notice or other communication herein required or permitted to be given to a Loan Party, the Collateral Agent, the Administrative Agent, the Swing Line Lender or the Issuing Bank, shall be sent to such Person’s address as set forth on Schedule 10.01(d) or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Schedule 10.01(d) or otherwise indicated to the Administrative Agent in writing.  Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service or by ordinary or registered post and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, ordinary or registered post, or three (3) Business Days after depositing it in the ordinary or prepaid post or United States mail with postage prepaid and properly addressed; provided, that no notice to any Agent shall be effective until received by such Agent; provided, further, that any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.03(c) hereto as designated by the Administrative Agent from time to time.

(b)                                 Electronic Communications.

(i)                                     Notices and other communications to the Administrative Agent, the Collateral Agent, the Swing Line Lender, the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the

Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(ii)                                  Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)                               The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.  Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform.  In no event shall any Agent nor any of the Agent Affiliates have any liability to any Loan Party, any Lender or any other Person for damages of any kind, whether or not based on strict liability and including (A) direct damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or any Agent’s transmission of communications through the internet, except to the extent the liability of any such Person if found in a final ruling by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct or (B) indirect, special, incidental or consequential damages.

(iv)                              Each Loan Party, each Lender, the Issuing Bank and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v)                                 All uses of the Platform shall be governed by and subject to, in addition to this Section 10.01, separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform.

(vi)                              Any notice of Default or Event of Default may be provided by telephonic notice if confirmed promptly thereafter by delivery of written notice thereof.

(c)                                  Change of Address.  Any party hereto may change its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto.

(d)                                 Tax Forms.  Notwithstanding any other provision of this Section 10.01, forms required to be delivered pursuant to Section 2.20(c) shall be delivered in the manner required by law.

Section 10.02                      Expenses.  Whether or not the transactions contemplated hereby are consummated, each Borrower agrees to pay promptly (a) all the actual and reasonable and documented costs and expenses incurred in connection with the negotiation, preparation and execution of the Loan Documents (including all costs incurred in connection with the Platform) and any consents, amendments, supplements, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for any Borrower or the other Loan Parties; (c) the reasonable and documented fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto and any other documents or matters requested by any Borrower; provided, that reasonable attorney’s fees shall be limited to one primary counsel and, if reasonably required by the Administrative Agent, local or specialist counsel, provided further that no such limitation shall apply if counsel for the Administrative Agent determines in good faith that there is a conflict of interest that requires separate representation for any Agent or Lender; (d) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and Taxes, stamp or documentary Taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Security Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable documented costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto; and (h) all documented costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent or Lender in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale, lease or license of, collection from, or other realization upon any of the

Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.  All amounts due under this Section 10.02 shall be due and payable within fifteen (15) Business Days after demand therefor.

Section 10.03                      Indemnity.

(a)                                 In addition to the payment of expenses pursuant to Section 10.02, whether or not the transactions contemplated hereby are consummated, each Loan Party agrees to defend (subject to Indemnitees’ rights to selection of counsel), indemnify, pay and hold harmless, each Agent, Arranger, Bookrunner, Issuing Bank, Swing Line Lender and Lender and the officers, partners, members, directors, trustees, shareholders, advisors, employees, representatives, attorneys, controlling persons, agents, sub-agents and Affiliates of each Agent, Arranger, Bookrunner, Issuing Bank, Swing Line Lender and Lender, as well as the respective heirs, successors and assigns of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, that no Loan Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct of that Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)                                 To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against each Agent, Arranger, Bookrunner, Issuing Bank, Swing Line Lender and Lender and their respective Affiliates, officers, partners, members, directors, trustees, shareholders, advisors, employees, representatives, attorneys, controlling persons, agents and sub-agents on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of or in any way related to this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the transmission of information through the Internet, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.  No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(c)                                  All amounts due under this Section 10.03 shall be due and payable within fifteen (15) days after demand therefor.

Section 10.04                      Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Loan Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived to the fullest extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (time or demand, provisional or final, general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 10.05                      Amendments and Waivers.

(a)                                 Required Lenders’ Consent.  Subject to the additional requirements of Sections 10.05(b) and 10.05(c), and except as provided in Section 2.25 with respect to a Joinder Agreement, Section 2.26 with respect to a Refinancing Amendment and Section 2.27 with respect to an Extension Amendment, no amendment, supplement, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders (delivery of an executed counterpart of a signature page to the applicable amendment, supplement, modification, termination or waiver by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof); provided, that any Defaulting Lender shall be deemed not to be a “Lender” for purposes of calculating the Required Lenders (including the granting of any consents or waivers) with respect to any of the Loan Documents.

(b)                                 Affected Lenders’ Consent.  Without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, supplement, modification, termination, or consent shall be effective if the effect thereof would:

(i)                                     extend the scheduled final maturity of any Loan or Note;

(ii)                                  waive, reduce or postpone any scheduled repayment (but not prepayment) of principal;

(iii)                               extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv)                              reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder (it being understood that only the consent of the Required Lenders shall be necessary to amend the Default Rate in Section 2.10 or to waive any obligation of any Borrower to pay interest at the Default Rate);

(v)                                 waive or extend the time for payment of any such interest, fees or premiums;

(vi)                              reduce or forgive the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii)                           amend, modify, terminate or waive any provision of Section 2.13(b)(ii), Section 2.15 (except to the extent provided for in Section 10.05(c)(iii)), Section 2.16(c), Section 2.17, this Section 10.05(b), Section 10.05(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii)                        consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document except as expressly provided in any Loan Document;

(ix)                              amend the definition of “Required Lenders” or amend Section 10.5(a) in a manner that has the same effect as an amendment to such definition or the definition of “Pro Rata Share”; provided, that with the consent of Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(x)                                 release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents;

(xi)                              amend or modify any provision of any Loan Document relating to priority or subordination of the Loans and Commitments;

(xii)                           permit any change to the Borrowers or the Guarantors other than as expressly provided in this Agreement;

(xiii)                        amend or modify any provision of Section 10.06 in a manner that further restricts assignments thereunder; or

(xiv)                       change the stated currency in which any Borrower is required to make payments of principal, interest, fees or other amounts hereunder or under any other Loan Document;

provided, that for the avoidance of doubt, all Lenders shall be deemed directly and adversely affected thereby with respect to any amendment described in clause (vii), (viii), (ix), (x), (xi) or (xiv).

(c)                                  Other Consents.  No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i)                                     increase any Commitment of any Lender over the amount thereof then in effect or extend the outside date for such Commitment without the consent of such Lender; provided, that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall be deemed to constitute an increase in any Commitment of any Lender;

(ii)                                  amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;

(iii)                               alter the required application of any repayments or prepayments (but not, for the avoidance of doubt, any scheduled amortization payment) as between Classes pursuant to Section 2.15 without the consent of Lenders holding more than 50.0% of the aggregate Tranche A Term Loan Exposure of all Lenders, Foreign Tranche B Term Loan Exposure of all Lenders, U.S. Tranche B Term Loan Exposure of all Lenders or Revolving Exposure of all Lenders or Incremental Term Loan Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, that Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(iv)                              amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.04(e) without the written consent of the Administrative Agent and of the Issuing Bank;

(v)                                 amend, modify or waive this Agreement or any Security Document so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Hedge Agreements or the definition of “Lender Counterparty,” “Hedge Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Security Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty;

(vi)                              amend, modify, terminate or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent;

(vii)                           amend any condition for Credit Extensions set forth in Section 3.02 without the consent of Lenders holding more than 50% of the aggregate Revolving Exposure of all Lenders;

(viii)                        amend, modify, terminate or waive any provision hereof that would materially, disproportionately and adversely affect the Lenders holding Revolving Commitments or the obligation of the Foreign Borrower to make any payment of Revolving Loans without the consent of Lenders holding more than 50% of the aggregate Revolving Exposure of all Lenders (or if such amendment, modification or waiver affects only the Revolving Loans, 50% of the aggregate Revolving Exposure); or

(ix)                              except to the extent expressly addressed in another clause of this Section 10.05, amend, modify, terminate or waive any provision hereof that would materially, disproportionately and adversely affect the obligation of any Borrower to make payment of Term Loans without the consent of Lenders holding more than 50.0% of the aggregate Term Loans of all Lenders.

(d)                                 Other Amendments.  Notwithstanding anything to the contrary contained in this Section 10.05:

(i)                                     if the Administrative Agent and the Borrower Representative shall have jointly identified an obvious or manifest error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower Representative shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof;

(ii)                                  the Administrative Agent and/or the Collateral Agent may (or shall, to the extent required by any Loan Document) amend or restate any Security Document or enter into any new agreement or instrument (with the consent of the Borrower Representative, such consent not to be unreasonably withheld or delayed) to (A) make any change that would provide any additional rights, protections or benefits to the Secured Parties or that does not adversely affect the legal rights of any Secured Party hereunder or under such Security Document, (B) make, complete, enhance, confirm or reconfirm any grant of Collateral permitted or required herein or any of the Security Documents, (C) grant any Lien for the benefit of the Secured Parties otherwise permitted to be granted under any Loan Document or (D) add additional Lenders as Secured Parties, in each case, to the extent local law requires such amendments or restatements to effectuate the agreements of the parties hereunder, and any such amendments or restatements shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof; and

(iii)                               if, at any time, the Borrower Representative requests that the schedules to this Agreement be amended (or new schedules added) to reflect immaterial changes or changes of a clean-up nature, such schedules may be amended or added with the consent of the Administrative Agent (and without the consent of any other party to any Loan Document).

(e)                                  Execution of Amendments, Etc.  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, supplements, modifications, waivers or consents on behalf of such Lender; provided that, with respect to amendments, supplements, modifications, waivers or consents requiring the approval of a Lender which has notified the Administrative Agent in writing at the time of such amendment, supplement, modification, waiver or consent that it is unable to permit the Administrative Agent to execute on its behalf, the Administrative Agent shall not execute such amendment, supplement, modification, waiver or consent on behalf of such Lender; provided, further, that any such limitation with respect to such Lender shall not affect the ability of the Administrative Agent to so execute on behalf of any other Lenders or, for the avoidance of doubt, the effectiveness of any amendment, supplement, modification, waiver or consent with respect to which the applicable consents have been received.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrowers, on the Loan Parties.

Section 10.06                      Successors and Assigns; Participations.

(a)                                 Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders (and any purported assignment or delegation without such consent shall be null and void).

(b)                                 Register.  Each Borrower, each Guarantor, the Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding Tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.06(d).  Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrower Representative and a copy of such Assignment Agreement shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)                                  Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i)                                     to any Person meeting the criteria of clause (a), (b) or (c) of the definition of the term of “Eligible Assignee” upon consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed); and

(ii)                                  to any Person meeting the criteria of clause (d) or (e) of the definition of the term of “Eligible Assignee” upon consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the giving of notice to the Borrowers and, in the case of assignments of Revolving Loans or Revolving Commitments to any such Person, consented to by the Borrower Representative, the Swing Line Lender and the Issuing Bank (provided that the Borrower Representative shall be deemed to have consented to assignments (A) made during the initial syndication of the Revolving Commitments to Lenders and the Administrative Agent and (B) after five (5) Business Days following notice thereof if such consent has not been giving within such time) (each such consent not to be (x) unreasonably withheld or delayed or (y) in the case of the Borrower Representative, required at any time a Default or Event of Default has occurred and is continuing); provided, further, that each such assignment pursuant to this Section 10.06(c)(ii) shall be subject to the written confirmation from the Administrative Agent that such potential Lender is not a Disqualified Company and shall be in an aggregate amount of not less than (A) $1,000,000 (or €1,000,000 with respect to Loans denominated in Euro) (or such lesser amount as may be agreed to by the Borrower Representative and the Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $1,000,000 (or €1,000,000 with respect to Loans denominated in Euro)  (or such lesser amount as may be agreed to by the Borrower Representative and the Administrative Agent or as shall constitute the aggregate amount of the Tranche A Term Loan, Tranche B Term Loan or Incremental Term Loans of a Series of the assigning Lender) with respect to the assignment of Term Loans; provided, that the Related Funds of any individual Lender may aggregate their Loans for purposes of determining compliance with such minimum assignment amounts.

(d)                                 Mechanics.  Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (i) in connection with an assignment elected or caused by the Borrower Representative pursuant to Section 2.23, (ii) in connection with an assignment by or to DBNY or any Affiliate thereof or (iii) in the case of an Assignee which is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(e)                                  Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date, the Closing Date or as of the Assignment Effective Date, as applicable, that:  (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it shall make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.06, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f)                                   Lender Status Confirmation.  Each Lender upon succeeding to an interest in the Commitments and/or Loans to the Foreign Borrower, as the case may be, shall indicate, in the Assignment Agreement which it executes on becoming a party, and for the benefit of the Foreign Borrower, which of the following categories it falls into: (i) not a Qualifying Lender; (ii) a Qualifying Lender (other than a Treaty Lender); or (iii) a Treaty Lender.  Each such Lender shall promptly notify the Foreign Borrower if there is any change in their position as a Qualifying Lender.

(g)                                  Effect of Assignment.  Subject to the terms and conditions of this Section 10.06, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof, including under Section 10.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, that anything contained in any of the Loan Documents to the contrary notwithstanding, (A) the Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (B) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any;

and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the applicable Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply the requirements of this Section 10.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(h).  Any assignment by a Lender pursuant to this Section 10.06 shall not in any way constitute or be deemed to constitute a novation, discharge, rescission, extinguishment or substitution of the Indebtedness hereunder, and any Indebtedness so assigned shall continue to be the same obligation and not a new obligation.

(h)                                 Participations.

(i)                                     Each Lender shall have the right at any time to sell one or more participations to any Person (other than any Group Member or any of their respective Affiliates) in all or any part of its Commitments, Loans or in any other Obligation.

(ii)                                  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating or the amortization schedule therefor, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Guarantors or the Collateral under the Security Documents (except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating.

(iii)                               Each Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, that such participant agrees, for the benefit of the applicable Borrower, to comply with Section 2.20 as though it were a Lender (it being understood that the documentation required under Section 2.20 shall be delivered to the participating Lender); provided further, that a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant without the Borrower Representative’s prior written consent; provided, further, that except as specifically set forth herein, nothing herein shall require any notice to the Borrower Representative or any other Person in connection with the sale of any participation.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.04 as though it were a Lender; provided, that such participant agrees to be subject to Section 2.17 as though it were a Lender.

(iv)                              Each Lender that sells a participation shall maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Commitments, Loans and other Obligations held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Commitments, Loans and other Obligations as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.  Any such Participant Register shall be available for inspection by the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice, solely to the extent such inspection is necessary to establish that such Commitments, Loans or other obligations are in registered form for purposes of Section 5f.103-1(c) of the United States Treasury Regulations.

(v)                                 Each Lender which grants a participation to a participant in the Commitments and/or Loans to the Foreign Borrower shall confirm to the Foreign Borrower on the date it grants such participation whether or not the Participant is a Qualifying Lender.  Each such Lender shall promptly notify the Foreign Borrower if there is any change in the Participant’s status as a Qualifying Lender.

(i)                                     Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted pursuant to this Section 10.06 any Lender may pledge (without the consent of any Borrower or the Administrative Agent) all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank, any other obligations to a federal or central bank and, in the case of any Lender which is a fund, to secure obligations owed or securities issued by, such Lender as security for those obligations or security; provided, that no Lender, as between any Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

Section 10.07                      Independence of Covenants, Etc..  All covenants, conditions and other terms hereunder and under the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, conditions or other terms, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant, condition or other term shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.08                      Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.18(c), 2.19, 2.20(e), 10.02, 10.03 and 10.04 and the agreements of Lenders set forth in Sections 2.17, 9.03(b), 9.06 and 9.09 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

Section 10.09                      No Waiver; Remedies Cumulative.  No failure or delay or course of dealing on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents or any of the Hedge Agreements.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.  Without limiting the generality of the foregoing, the making of any Credit Extension shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent, Issuing Bank or Lender may have had notice or knowledge of such Default or Event of Default at the time of the making of any such Credit Extension.

Section 10.10                      Marshaling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11                      Severability.  In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby (it being understood that the invalidity, illegality or unenforceability of a particular provision in a particular jurisdiction shall not in and of itself affect the validity, legality or enforceability of such provision in any other jurisdiction).  The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as reasonably possible to that of the invalid, illegal or unenforceable provisions.

Section 10.12                      Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13                      Table of Contents and Headings.  The Table of Contents hereof and Article and Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose, modify or amend the terms or conditions hereof, be used in connection with the interpretation of any term or condition hereof or be given any substantive effect.

Section 10.14                      APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 10.15                      CONSENT TO JURISDICTION.  SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, HEREBY EXPRESSLY AND IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES (I) JURISDICTION AND VENUE OF COURTS IN ANY OTHER JURISDICTION IN WHICH IT MAY BE ENTITLED TO BRING SUIT BY REASON OF ITS PRESENT OR FUTURE DOMICILE OR OTHERWISE AND (II) ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING

SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.  In connection with any action, suit, proceeding or claim arising out of or relating to this Agreement, the Loan Documents, the Obligations or the transactions contemplated hereby or thereby, each of Parent, the Borrowers and the Loan Parties irrevocably designates and appoints Grifols, Inc., with the address 2410 Lillyvale Ave., Los Angeles, CA 90032-3514 (the “Process Agent”) as its authorized agent upon which process may be served in any action, suit, proceeding or claim arising out of or relating to this Agreement, the Loan Documents, the Obligations or the transactions contemplated hereby and thereby that may be instituted by Agent, Issuing Bank, Swing Line Lender, Arranger, Bookrunner or Lender or any other Indemnitee in any such New York State or Federal court or brought by any Agent, Issuing Bank, Swing Line Lender, Arranger, Bookrunner or Lender or any other Indemnitee under United States Federal or state laws.  Each of Parent, the Borrowers and the Loan Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to the Process Agent, with written notice of said service to each of Parent, the Borrowers and the Loan Parties at the address provided in accordance with Section 10.01, shall be effective service of process for any action, suit, proceeding or claim brought in any such New York State or Federal court.  Each of Parent, the Borrowers and the Loan Parties further agrees to take any and all action, including without limitation execution and filing of any and all such documents and instruments as may be necessary to continue the designation and appointment of the Process Agent for a period of six years from the Closing Date to the sixth anniversary of the termination of this Agreement and all Loan Documents in accordance with their terms.

Section 10.16                      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING ANY APPELLATE COURT THEREOF) AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE

MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT (INCLUDING ANY APPELLATE COURT THEREOF).

Section 10.17                      Confidentiality.  Each Agent (which term shall for the purposes of this Section 10.17 include the Arrangers) and each Lender (which term shall for the purposes of this Section 10.17 include the Issuing Bank) shall hold all non-public information regarding the Group and their businesses identified as such by the Borrower Representative and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower Representative that, in any event, the Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (a) disclosures of such information to Affiliates or Related Funds of such Lender or Agent and to their respective officers, directors, employees, representatives, agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17); provided, that such Persons are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17, (b) disclosures of such information reasonably required by (i) any pledgee referred to in Section 10.6(h), (ii) any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein, (iii) any bona fide or potential direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Borrower and its obligations or (iv) any direct or indirect investor or prospective investor in a Related Fund; provided, that such pledgees, assignees, transferees, participants, counterparties, advisors and investors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17, (c) disclosure to (i) any rating agency or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers, in each case when required by it; provided, that prior to any disclosure, such rating agency or CUSIP Service Bureau shall be instructed to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any Agent or any Lender, (d) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document, (e) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, that unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify the Borrower Representative of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information so that the Borrower Representative may seek a protective order or other appropriate remedy or waive the provisions of this Section 10.17, (f) disclosures with the consent of the Borrower Representative and (g) to the extent information (x) becomes publicly available other than as a result of a breach of this Section 10.17 or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties.  If the Borrower Representative elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy or, in the absence of the receipt of a waiver hereunder, any Lender or Agent, as applicable, is compelled to disclose any non-public information to any tribunal or else stand liable for contempt, such Lender or Agent, as applicable, may disclose the non-public information to the tribunal to the extent legally required (as determined by it); provided, that such Lender or Agent, as applicable to the extent permitted by applicable law, will use its commercially reasonable efforts to obtain, at the request of the Borrower Representative and at the Borrower Representative’s expense, an order or assurance that confidential treatment will be accorded to such portion of the non-public information required to be disclosed.  In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.  For the avoidance of doubt, nothing in this Agreement or in any other Loan Document shall permit disclosure of non-public information to any Disqualified Company.

Section 10.18                      Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, such Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and each Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the applicable Borrower.

Section 10.19                      Counterparts.  This Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof.

Section 10.20                      Executive Proceedings.  Each Spanish Security Document shall be formalized in a Spanish Public Document so that it may have the status of an executive title for all purposes contemplated in Article 517, number 4 of the Spanish Civil Procedure Law (law 1/2000 of 7 January).

Section 10.21                      Effectiveness; Entire Agreement; No Third Party Beneficiaries.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrowers and the Administrative Agent of written notification of such execution and authorization of delivery thereof.  This Agreement, the other Loan Documents, and any fee letter entered into in connection herewith represent the entire agreement of the Group, the Agents, the Issuing Bank, the Swing Line Lender, the Arrangers, the Bookrunners and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Agent, Issuing Bank, Swing Line Lender, Arranger, Bookrunner or Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, express or implied, shall be construed to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders, holders of participations in all or any part of a Lender’s Commitments, Loans or in any other Obligations, and the Indemnitees) any rights, remedies, obligations, claims or liabilities under or by reason of this Agreement or the other Loan Documents.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, that the inclusion of supplemental rights or remedies in favor of any Agent, the Issuing Bank or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.

Section 10.22                      PATRIOT Act.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that shall allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act.

Section 10.23                      Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.24                      No Fiduciary Duty.  Each Agent, each Lender, each Arranger, each Bookrunner, the Issuing Bank, the Swing Line Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of each Borrower, its stockholders and/or its Affiliates.  Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Borrower, its stockholders or its Affiliates, on the other.  The Loan Parties acknowledge and agree that (x) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrowers, on the other, and (y) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Borrower, its stockholders or its Affiliates on other matters) or any other obligation to any Borrower except the obligations expressly set forth in the Loan Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Borrower, its management, stockholders, creditors or any other Person.  Each Borrower acknowledges and agrees that such Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

Section 10.25                      Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment in given.  The obligation of any Borrower in respect of such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the applicable Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GRIFOLS WORLDWIDE OPERATIONS LIMITED

By:	/s/ Victor Grifols Roura
	Name:	Victor Grifols Roura
	Title:	Authorized Signatory

GRIFOLS, S.A.

By:	/s/ Victor Grifols Roura
	Name:	Victor Grifols Roura
	Title:	President and Chief Executive Officer

GRIFOLS INC.

By:	/s/ David Bell
	Name:	David Bell
	Title:	Corporate Vice President

GRIFOLS THERAPEUTICS INC.

By:	/s/ David Bell
	Name:	David Bell
	Title:	Corporate Vice President

[Grifols — Credit and Guaranty Agreement]

GRIFOLS BIOLOGICALS INC.

By:	/s/ David Bell
	Name:	David Bell
	Title:	Corporate Vice President

INSTITUTO GRIFOLS, S.A.

By:	/s/ Victor Grifols Roura
	Name:	Victor Grifols Roura
	Title:	President and Chief Executive Officer

BIOMAT USA, INC.

By:	/s/ David Bell
	Name:	David Bell
	Title:	Chairman

GRIFOLS-CHIRON DIAGNOSTICS CORP.

By:	/s/ David Bell
	Name:	David Bell
	Title:	Authorized Signatory

[Grifols — Credit and Guaranty Agreement]

GRIFOLS WORLDWIDE OPERATIONS USA, INC.

By:	/s/ David Bell
	Name:	David Bell
	Title:	Director

[Grifols — Credit and Guaranty Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Collateral Agent, Issuing Bank and Lender

By:	/s/ Michael Winters
	Name:	Michael Winters
	Title:	Vice President

By:	/s/ Kirk L. Tashjian
	Name:	Kirk L. Tashjian
	Title:	Vice President

[Grifols — Credit and Guaranty Agreement]

DEUTSCHE BANK SECURITIES INC. as Joint Lead Arranger

By:	/s/ William Frauen
	Name:	William Frauen
	Title:	Managing Director

By:	/s/ Christopher Blum
	Name:	Christopher Blum
	Title:	Managing Director

[Grifols — Credit and Guaranty Agreement]

NOMURA SECURITIES INTERNATIONAL, INC., as Sole Global Coordinator and Joint Lead Arranger

By:	/s/ Carl Mayer
	Name:	Carl Mayer
	Title:	Managing Director

[Grifols — Credit and Guaranty Agreement]

NOMURA CORPORATE FUNDING AMERICAS, LLC, as Lender

By:	/s/ Carl Mayer
	Name:	Carl Mayer
	Title:	Managing Director

NOMURA INTERNATIONAL PLC, as Lender

By:
Name:
Title:

[Grifols — Credit and Guaranty Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., as Lender

By:	/s/ Iñigo de Basterrechea
	Name:	Iñigo de Basterrechea / Pablo Arsuaga
	Title:	Authorized Signatories

[Grifols — Credit and Guaranty Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., as Joint Lead Arranger

By:	/s/ Iñigo de Basterrechea
	Name:	Iñigo de Basterrechea / Pablo Arsuaga
	Title:	Authorized Signatories

[Grifols — Credit and Guaranty Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Lender

By:	/s/ Christy Silvester
	Name:	Christy Silvester
	Title:	Executive Director

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Christy Silvester
	Name:	Christy Silvester
	Title:	Executive Director

[Grifols — Credit and Guaranty Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Joint Lead Arranger

By:	/s/ Christy Silvester
	Name:	Christy Silvester
	Title:	Executive Director

[Grifols — Credit and Guaranty Agreement]

HSBC BANK USA, N.A.,
as Lender

By:	/s/ Richard Jackson
	Name:	Richard Jackson
	Title:	Managing Director

HSBC BANK PLC, SUCURSAL EN ESPAÑA
as Lender

By:	/s/ Narcis Francai
	Name:	Narcis Francai
	Title:	Director, HSBC Bank Plc, Suc. en Esp.

By:	/s/ Arturo Deus
	Name:	Arturo Deus
	Title:	Director

[Grifols — Credit and Guaranty Agreement]

HSBC SECURITIES (USA) INC.,
as Joint Lead Arranger

By:	/s/ Richard Jackson
	Name:	Richard Jackson
	Title:	Managing Director

[Grifols — Credit and Guaranty Agreement]